Exhibit 10.31

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND, TO THE EXTENT SUCH INTERESTS CONSTITUTE SECURITIES UNDER SUCH ACT, MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS.  IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE LIMITED LIABILITY COMPANY INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT

OF

7900 HAMPTON BLVD, LLC

DATED SEPTEMBER 17, 2010

i

(continued)

(continued)

(continued)

		Page

ARTICLE XV	BUY-SELL PROCEDURE	61
15.1	General Provisions	61
15.2	Termination of Other Agreements	62
15.3	Power of Attorney	63
ARTICLE XVI	RIGHT OF BH TO TRIGGER SALE OF THE PROPERTY; ROFO	63
16.1	ROFO on the Sale of the Property	63
16.2	Termination of Other Agreements	65
16.3	Power of Attorney	65
ARTICLE I	DEFINITIONS	9
1.1	Account	9
1.2	Affiliate	9
1.3	Annual Business Plan	10
1.4	Approved Leasing Parameters	10
1.5	Behringer Harvard	10
1.6	Behringer Harvard REIT	10
1.7	Capital Budget	10
1.8	CGL	10
1.9	Code	10
1.10	Controlling Agreements	10
1.11	Executive Order	10
1.12	Exhibits	10
1.13	GAAP	10
1.14	Governmental Requirements	10
1.15	Gross Revenues	10
1.16	Intellectual Property Rights	10
1.17	Leases	11
1.18	Losses	11
1.19	Management Fee	11
1.20	Manager Indemnified Parties	11
1.21	Monthly Report Deadline	11
1.22	Mortgagee	11
1.23	OFAC	11
1.24	OFAC Screening	11

(continued)

v

(continued)

(continued)

Appendix A-1  FORM OF PROPERTY AMENDMENT

Appendix A-2  FORM OF PROPERTY MANAGEMENT SUBCONTRACT

Appendix B  INITIAL APPROVED BUDGET AND OPERATING PLAN

LIMITED LIABILITY COMPANY AGREEMENT OF
7900 HAMPTON BLVD, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of 7900 HAMPTON BLVD, LLC dated September 17, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made by, between and among BEHRINGER HARVARD PARROT’S LANDING, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “BH”), and HAMPTON PEAK, LLC, a Colorado limited liability company (together with its successors and permitted assigns, “HP”).

WHEREAS, the Company (as hereinafter defined) was formed pursuant to a Certificate of Formation signed by Douglas J. Becker as authorized person (the “Certificate of Formation”), filed with the Secretary of State of Delaware on July 29, 2010.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

1.1           Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Transfer Terms” has the meaning set forth in Section 9.5(a).

“Additional Capital Contribution” has the meaning set forth in Section 4.2(a).

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in that Member’s Capital Account after crediting to such Capital Account the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and (i)(5).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a)           credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)           debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjustment Date” means the close of business on the last day of any fiscal year of the Company and any other date as of which Profits and Losses are allocable under this Agreement.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and (b) for the avoidance of doubt, all HP Persons are Affiliates of HP.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Money Laundering Laws” shall mean those Laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations.  Such Laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App.  Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as Laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Approve,” “Approved,” or “Approval” means a proposed decision, action, report, budget, election or any other matter that has been proposed by a Member or the Managing Member and which has received the written approval or consent of the other Member or Managing Member, as applicable.

“Acquisition Loan” has the meaning set forth in Section 4.5.

“Asset Management Fee” has the meaning set forth in Section 7.3(b).

“Bankruptcy” the “Bankruptcy” of a Person shall be deemed to have occurred upon the happening of any of the following: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee of its assets, (ii) the filing by such Person of a voluntary petition for relief as a debtor under the United States Bankruptcy Code or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (iii) the making by such Person of a general assignment for the benefit of creditors, (iv) the filing against a Person of an involuntary petition or application for relief in bankruptcy which is not dismissed within ninety (90) days, or (v) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a receiver, liquidator, assignee, trustee, conservator, custodian, sequester or other similar official, over such Person’s assets (or consenting thereto by any member of the HP Member Group).  This definition of Bankruptcy shall apply for purposes of this Agreement instead of the definition of bankruptcy in Section 18-101 and Section 18-304 of the Delaware Act.

“Bankruptcy Event” means a Bankruptcy of HP, an HP Person, or the Submanager, application for relief or answer seeking or acquiescing in any reorganization, liquidation, dissolution or similar relief by HP, an HP Person or Submanager under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or seeking or consenting to or requesting the appointment of a receiver, liquidator, assignee, trustee, conservator, custodian, sequester or other similar official, over any of HP, an HP Person or Submanager or the making by HP, an HP Person or Submanager of any general assignment for the benefit of creditors, or the admission in writing by HP, an HP Person or Submanager of its inability to pay its debts as they become due, and the taking of any action by HP, an HP Person or Submanager in preparation of furtherance of any of the foregoing.

“BH” has the meaning set forth in the introductory paragraph hereof.

“BH Reserved Tax Elections” has the meaning set forth in Section 7.1(a)(xxxi).

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution as determined by the Managing Member, and (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for all or any part of an Interest; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (iv) in any other circumstances permitted by the Code or Treasury Regulations; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member with the Approval of BH determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.  The Book Basis of all assets of the Company shall be adjusted by the depreciation, amortization, or other cost recovery deduction allowable under federal income tax law, except that, in accordance with Section 6.9 below, if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes, the Book Basis shall be adjusted by depreciation or amortization as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), and any other adjustment to the basis of such assets other than depreciation or amortization.

“Budget” means the initial and each subsequent annual budget prepared by or on behalf of the Managing Member covering the Company’s anticipated operating costs and capital expenditures (including any construction costs), as Approved by BH and in effect from time to time pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of Texas or Florida, or any other day on which banking institutions in Texas or Florida are authorized to close.

“Buy-Sell Offer” shall have the meaning set forth in Section 15.1.

“Buy-Sell Offer Price” shall have the meaning set forth in Section 15.1(a).

“Capital Account” means the separate account maintained for each Member under Section 4.3.

“Capital Contribution” means, with respect to any Member, the aggregate amount of all Initial Capital Contributions and any Additional Capital Contributions made (or deemed made) by such Member to the Company pursuant to this Agreement, in each case as the same may be adjusted from time to time in accordance with the provisions hereof.

“Capital Transaction” means any insurance award, condemnation, sale of all or any portion of the Company Property or interest therein, sale of easements, rights of way or similar interest in the Company Property, any financing or refinancing of indebtedness secured by part or all of the Company Property, and any similar items, and any other transaction undertaken as part of or which results in the dissolution of the Company.

“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.

“Change in Control” means the occurrence of any of the following:

(i)            The failure of at least two (2) HP Persons to be a manager of HP and to actively and consistently participate in the management of HP;

(ii)           The failure at least two (2) HP Persons, together, to both own a Controlling Interest in HP and actively Control HP;

(iii)          HP is dissolved, terminated, liquidated, merged, consolidated or reorganized into or with another Person;

(iv)          More than one HP Person sells all or substantially all of its real estate related assets or investments to any Person other than as part of a permitted Transfer;

(v)           The failure of at least one HP Person to devote a substantial amount of his business time and attention to the affairs of HP, which failure is not remedied within a fifteen-day cure period after written demand from BH;

(vi)          The occurrence of a Bankruptcy Event involving HP; or

(vii)         The occurrence of a Bankruptcy Event involving an HP Person; provided, however, that a Bankruptcy Event involving an HP Person shall be deemed not to constitute a Change in Control if such Bankruptcy Event (A) involves one (and only one) HP Person, (B) does not otherwise result in a Change in Control as defined in the foregoing clauses (i)-(vi) of this definition, and (C) does not adversely affect the management or operation of HP or the Project.

“Closing Date” means the date of the “Closing” under the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company continued and governed by the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 8.4.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Company Property” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by the Company from time to time including, initially, the Property.

“Confidential Information” has the meaning set forth in Section 13.14(a).

“Contributing Party” has the meaning set forth in Section 4.2(b).

“Contribution Percentage” means, with regard to each Member at any time, the proportion which such Member’s aggregate Capital Contributions to the Company bears to the total of all Capital Contributions to the Company, as adjusted pursuant to Section 4.2(d), which shall initially be in the percentages set forth below opposite its name below:

Member	Contribution Percentage

BH	90%

HP	10%

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “Controlling,” “Controlled by” and “under common Control with” shall have the meanings correlative therewith.

“Controlling Interest” means, when used with respect to an entity (i) ownership, directly or indirectly, of fifty one percent (51%) or more of the ownership interests in such entity, or (ii) the possession, directly or indirectly, of the power to control, direct or cause the direction of the management, policies, business and affairs of such entity, including without limitation, decisions regarding the sale and financing of the assets of such entity.

“Deadlock Event” means the failure of HP and BH to reach agreement with regard to a Major Decision which continues for a period of at least thirty (30) calendar days following notice from either HP or BH to the other party.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Deposit” has the meaning set forth in Section 4.1(a).

“Election” shall have the meaning set forth in Section 15.1(c).

“Event of Default” has the meaning set forth in Section 12.1.

“Exchanging Member” has the meaning set forth in Section 13.16.

“Failed Contribution” has the meaning set forth in Section 4.1(e).

“Financial Institution” has the meaning set forth in Section 13.1(a)(vii).

“First Tier Capital Transaction Promote Percentage” means 35.0%, subject to adjustment as provided in Section 4.2(d).

“For Cause Event” has the meaning set forth in Section 7.2(e).

“GAAP” means United States generally accepted accounting principles consistently applied.

“HP” has the meaning set forth in the introductory paragraph hereof.

“HP Member Group” means the collective reference to HP and all HP Persons.

“HP Person” means Luke C. Simpson, Donald A. Simpson and Nick A. Simpson.

“Indemnitees” has the meaning set forth in Section 10.2.

“Initial Approved Budget and Operating Plan” has the meaning set forth in Section 8.6.

“Initial Capital Contribution” means, with respect to any Member, any capital contribution made by such Member pursuant to Section 4.1 hereof.

“Interest” means, with respect to any Member at any time, the limited liability company interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“IRR” means the annual percentage rate, compounded monthly, which, when utilized to calculate the present value of the distributions of Net Cash Flow and Net Capital Proceeds to a Member, causes such present value of distributions to equal the present value of total Capital Contributions (other than Priority Capital Contributions) made to the Company by such Member.  A specified IRR shall be deemed to have been attained as of any date that the sum of the present values of all amounts distributed to a Member pursuant to Sections 6.3 and 6.4 (other than Sections 6.3(a) and 6.4(a)) for all periods, as of the time of determination, when discounted to their present values as of the Closing Date by using a discount rate equal to such specified IRR and assuming that such amounts were distributed or deemed distributed as of the end of the applicable month to which such amounts relate, equals the sum of the separate present values of all amounts taken into account in determining such Member’s total Capital Contributions (other than Priority Capital Contributions) when discounted to their present values as of the Closing Date, using a discount rate equal to the specified IRR, and assuming that all such amounts were contributed or deemed contributed as of the time such amounts are received by the Company or otherwise taken into account pursuant to the definition of Capital Contributions.  For purposes of the foregoing, present value shall be determined using monthly compounding periods.

“Law” or “Laws” means any and all statutes (including provisions of state constitutions to the extent directly enforceable against non-governmental Persons), ordinances, rules, regulations, and judicial decisions, rulings, orders and decrees of general application of the United States or any state, or of any authority, agency, court or political subdivision of the United States or any state.

“Leasing Guidelines” means the leasing guidelines for the Property then in effect, as Approved by BH.

“Liquidating Member” means the Member designated as such by the Managing Member but subject to the Approval of BH; provided, however, that any Member that is then in default hereunder or that causes the dissolution of the Company under Section 11.1(a)(iii) shall not serve as the Liquidating Member (in which event the Liquidating Member shall be the non-defaulting Member), and provided further that in the event of a dissolution under Section 11.1(a)(iii), the Liquidating Member shall be the bankruptcy trustee or debtor-in-possession of the bankruptcy estate of such last Member.

“Loan Documents” means the documents from time to time evidencing, securing or otherwise entered into by the Company in connection with a loan or financing extended by a third party lender.

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)           loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)           with respect to an asset in which the Book Basis of such asset differs from its adjusted basis for federal income tax purposes, in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d)           any items of deduction and loss specially allocated pursuant to Section 6.2 shall not be considered in determining Loss; and

(e)           any decrease to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) shall constitute an item of Loss.

“Major Decision” has the meaning set forth in Section 7.1(a).

“Majority-In-Interest” means, as to the class or group of Members referred to, required or to be determined, such of those Members of that class or group having more than 50% of the Contribution Percentages of the Members in such class or group.

“Management Agreements” means the collective reference to the Primary Management Agreement and the Property Management Subcontract.

“Managing Member” means HP, and its successors and permitted assigns.

“Material Damage or Loss” is a violation, breach or default which causes losses or damages in excess of $200,000.00.

“Member” means one or more of BH, HP or any other Person who is admitted as a member of the Company in accordance with this Agreement and applicable Law.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Non-recourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2).

“Missed Contribution” has the meaning set forth in Section 4.2(d).

“Necessary Expense” has the meaning set forth in Section 7.2(b)(iii).

“Net Cash Flow” means, for any period, the excess of (i) Operating Revenues for such period, over (ii) Operating Expenses for such period.

“Net Capital Proceeds” means, for any period of determination, the excess of (a) the sum of the net gross proceeds received by the Company during such period from Capital Transactions, including all receipts or net proceeds of the Company from or related to (i) any the sale or other disposition of all or any portion of the Company Property, (ii) any condemnation of or casualty loss with regard to all or any portion of the Company Property (including any and all insurance awards with regard thereto), (iii) any financing, refinancing, monetization or securitization of the Company Property or any interest therein, and (iv) any and all other Capital Transactions, including, without limitation, (A) distributions and other amounts received directly or indirectly from any entity in which the Company owns an interest which is attributable to a Capital Transaction, and (B) net proceeds or receipts received by the Company incident to the dissolution and liquidation of the Company, but specifically excluding revenues from operations; over (b) the sum of the total cash expenditures of the Company during such period attributable to Capital Transactions, including without limitation, (i) fees and commissions paid with regard thereto, (ii) all costs and expenses incurred as a result of the applicable Capital Transaction, (iii) all costs, expenses and payments to discharge part or all of any loan or other financing required to be made as a result of the applicable Capital Transaction, (iv) all costs and expenses relating to any sale, disposition, financing, refinancing, monetization or securitization of the Property, and (v) all other closing costs attributable or related to the applicable Capital Transaction.

“Net Loss” means, for any period, the excess of (i) Losses for such period, over (ii) Profits, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.2.

“Net Profit” means, for any period, the excess of (i) Profits for such period, over (ii) Losses, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.2.

“Non-Contributing Party” has the meaning set forth in Section 4.2(b).

“Non-recourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Non-Withdrawing Member” has the meaning set forth in Section 4.1(e).

“Notices” has the meaning set forth in Section 13.3.

“OFAC” means the United States Office of Foreign Assets Control, Department of the Treasury, any successor governmental or similar authority thereto.

“Offeree” shall have the meaning set forth in Section 15.1.

“Offeree Value” shall have the meaning set forth in Section 15.1(b).

“Offeror” shall have the meaning set forth in Section 15.1.

“Offeror Value” shall have the meaning set forth in Section 15.1(b).

“Operating Expenses” means, for any period, the sum of the total gross cash expenditures of the Company attributable to operations during such period, including without limitation (a) all cash operating expenses (including, without limitation, all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Member or any of its Affiliates pursuant to any agreement or contract (including the Management Agreements) or otherwise, as permitted hereunder), (b) all debt service payments including debt service on loans made to the Company by the Members or any of their Affiliates, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions), (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits to the Company’s reserve accounts, and (f) all costs and expenditures related to any acquisition of the Property; provided, however, that Operating Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Operating Revenues or (B) such payment or expenditure is paid out of any reserve account of the Company, (ii) any expenditure properly attributable to any Capital Transaction, including the dissolution and liquidation of the Company, or (iii) non-cash expenses such as depreciation or amortization.

“Operating Plan” means the initial and each subsequent annual strategic and comprehensive operating plan prepared by or on behalf of the Managing Member covering the Company’s anticipated operations and including (to the extent applicable) any capital expenditures for the benefit of the Property, as Approved by BH and in effect from time to time pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Operating Revenues” means, for any period, the sum of the total gross cash revenues received by the Company during such period from operations, including all receipts of the Company from (a) proceeds from Capital Contributions , (b) rent (including additional rent and percentage rent) paid to the Company (including for parking facilities), (c) concessions, (d) expense reimbursements, (e) proceeds from rent or business interruption insurance, if any, (g) funds made available to the extent such funds are withdrawn from the Company’s reserve accounts and deposited into the Company’s operating accounts, and (h) all other operating revenues and receipts realized by the Company, including, without limitation, distributions and other payments and amounts received directly or indirectly from any entity in which the Company owns an interest (and attributable to operations) and interest accrued on any funds held by the Company; provided, however, that Operating Revenues shall not include any revenues or receipts realized by the Company incident to or from a Capital Transaction, including the dissolution and liquidation of the Company.

“Operations Promote Percentage” means fifteen percent (15%), subject to adjustment as provided in Section 4.2(d).

“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions made or deemed made to or by such Member during such year or period and all special allocations to such Member pursuant to Section 6.2 with respect to such year or period, but before giving effect to any allocations of Net Profit or Net Loss to such Member pursuant to Section 6.1 with respect to such year or period.

“Permitted Exceptions” has the meaning set forth in Section 16.1(a).

“Permitted Transferee” has the meaning set forth in Section 9.2(c).

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Primary Management Agreement” means (i) that certain Amended and Restated Property Management Agreement dated as of August 13, 2008, by and among Behringer Harvard Opportunity REIT II, Inc. (“BHOP REIT II”), Behringer Harvard Opportunity OP II LP (“BHOP II”) and Behringer Harvard Opportunity II Management Services, LLC, its successors and permitted assigns (“Manager”) to the extent applicable to the Property as a result of a Property Amendment to be entered into on or before the Closing by the Company, BHOP REIT II, BHOP II, and Manager on the form attached hereto as Appendix A-1.

“Priority Capital Contribution” has the meaning set forth in Section 4.2(b).

“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)            any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

(ii)           any gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(iii)          any items specially allocated pursuant to Section 6.2 shall not be considered in determining Profit; and

(iv)          any increase to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) shall constitute an item of Profit.

“Prohibited Person” means a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement or any other Transaction Document, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise.

“Promote-Loss For Cause Event” shall mean a For Cause Event described in Section 7.2(e)(iii) pursuant to which HP is removed as Managing Member and which results from the failure of the Managing Member to obtain the consent or Approval of BH with respect to a Major Decision described in Sections 7.1(a)(i)-(iv), 7.1(a)(ix), 7.1(a)(xi)-(xiii), 7.1(a)(xvii)-(xviii), 7.1(a)(xxi)-(xxii), 7.1(a)(xxiii)-(xxvii), 7.1(a)(xxix), 7.1(a)(xxxi)-(xxxiv), 7.1(a)(xxxv)-(xxxvii), 7.1(a)(xxxix)-(xli), 7.1(a)(xliii-xliv), and 7.1(a)(xlvii).

“Promote Percentages” means the collective reference to the Operations Promote Percentage, First Tier Capital Transaction Promote Percentage and Second Tier Capital Transaction Promote Percentage.

“Property” shall have the meaning set forth in the Purchase Agreement.

“Property Management Subcontract” means that certain Property Management Subcontract entered into on or before the Closing Date between the Manager and Grand Peaks Property Management, LLC, its successors and permitted assigns (“Submanager”) in the form attached hereto as Appendix A-2.

“Purchase Agreement” means that certain Purchase and Sale Agreement and Agreement to Enter into Ground Lease, effective May 27, 2010 as amended, between Seller, as seller, and Purchaser, to which the Company shall take an assignment of Purchaser’s interest to purchase the Property as provided herein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Purchaser” means Grand Peaks Properties, LLC and its assigns.

“Pursuit Costs” has the meaning set forth in Section 4.1(b)(i).

“Reasonable Period” means, with respect to any defaulting Member, a period of thirty (30) days after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such thirty-day period, the period shall continue, if such defaulting Member commences to cure the breach within such thirty-day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of the lesser of (i) an additional sixty (60) days following the expiration of such thirty-day period, or (ii) the period of time allowed for such performance under any applicable Loan Documents.

“Recipient Party” has the meaning set forth in Section 9.5(a).

“ROFO Election” has the meaning set forth in Section 16.1(b).

“ROFO Escrow Agent” has the meaning set forth in Section 16.1(c).

“ROFO Escrow Deposit” has the meaning set forth in Section 16.1(c).

“ROFO Notice” has the meaning set forth in Section 16.1(a).

“ROFO Response Period” has the meaning set forth in Section 16.1(b).

“Second Tier Capital Transaction Promote Percentage” means 50.0%, subject to adjustment as provided in Section 4.2(d).

“Seller” means the collective reference to Parrot’s Landing Florida Phase I LLC, a Delaware limited liability company, and Parrot’s Landing Florida Phase II LLC, a Delaware limited liability company.

“Shortfall” has the meaning set forth in Section 4.2(a).

“Substitute Contribution” has the meaning set forth in Section 4.2(b).

“Submanager” has the meaning set forth in the definition of “Property Management Subcontract.”

“Target Account” means, with respect to any Member for any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period but not adjustments caused by any such hypothetical distributions pursuant to this clause (a)), all liabilities allocable to such assets were then due and were satisfied according to their terms (limited, with respect to each non-recourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section  6.4, over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 immediately prior to such sale.

“Target Interest” has the meaning set forth in Section 9.5(a).

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Management Agreements, and any Loan Documents, together with any other agreement, document or instrument executed and/or delivered pursuant to the provisions of any of the foregoing or in connection with the transactions contemplated thereby, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Transfer” has the meaning set forth in Section 9.1.

“Transfer Election” has the meaning set forth in Section 9.5(a).

“Transfer Escrow Agent” has the meaning set forth in Section 9.5(b).

“Transfer Escrow Deposit” has the meaning set forth in Section 9.5(b).

“Transfer ROFO Notice” has the meaning set forth in Section 9.5(a).

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“Triggering Party” has the meaning set forth in Section 9.5(a).

“U.S. Person” means a United States citizen, a permanent resident of the United States, an entity organized under the Laws of the United States or any of its territories or having its principal place of business within the United States or any of its territories, or any other Person that is a “United States person” as described in, or for the purposes of, Executive Order 13224 of September 23, 2001 or any amendment, replacement or other modification thereto.

“Unreturned Capital Contributions” means, as to each Member and any time, the excess, if any, of (i) such Member’s aggregate Capital Contributions made or deemed made prior to such time, over (ii) all distributions made to such Member pursuant to Section 6.4(b).

“Venture Coordinator” shall have the meaning set forth in Section 7.6.

“Winding Up Profit and Loss” means items of Net Profit or Net Loss in the Winding Up Year.

“Winding Up Year” means the taxable year of the Company in which all of its assets are disposed of, or the Company liquidates.

“Withdrawing Member” shall have the meaning set forth in Section 4.1(e).

1.2           Other References.  As used in this Agreement, unless otherwise specified, all references to Sections, Articles or Appendices are to Sections, Articles or Appendices of this Agreement.

ARTICLE II
ORGANIZATION

2.1           Formation.  The Members hereby agree to form the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement.  The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the Laws of any other jurisdiction in which the Company may conduct business or own property.

2.2           Name and Principal Place of Business.

(a)           The name of the Company is set forth on the cover page to this Agreement.  Subject to the Approval of BH, the Managing Member may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Managing

Member may from time to time determine.  All business of the Company shall be conducted under such name, and title to all Company Property shall be held in such name.

(b)           The principal place of business and office of the Company shall be located at 4582 South Ulster Street Parkway, Suite 1200, Denver, Colorado 80237.

2.3           Term.  The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue until terminated pursuant to the provisions of this Agreement.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

2.4           Registered Agent and Registered Office.  The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808.  Subject to the Approval of BH, such agent and such office may be changed from time to time by the Managing Member with written notice to all Members.

2.5           Purpose.

(a)           The purpose of the Company shall be to:

(i)            perform its obligations and exercise its rights and remedies under the Transaction Documents and any other agreements or contracts contemplated by the foregoing, and to carry out the terms of and engage in the transactions contemplated by the Transaction Documents;

(ii)           directly or indirectly acquire, own, manage, service, operate, improve, finance, refinance, develop, redevelop, construct, renovate, market, lease, sell and otherwise deal with and dispose of the Company Property; and

(iii)          conduct all other activities reasonably necessary or desirable to accomplish the foregoing purposes.

(b)           The Company shall not engage in other businesses and activities except with the prior approval of all Members.

ARTICLE III
MEMBERS

3.1           Admission of Members.  Effective as of the date of this Agreement, BH and HP are admitted as Members of the Company and HP shall be the sole Managing Member of the Company.  No other Person shall be admitted as a member of the Company and no additional Interest shall be issued, without the Approval of all of the Members, except as expressly permitted by this Agreement.

3.2           Limitation on Liability.  Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.  Except as otherwise expressly provided herein as to certain recourse obligations of the Members and as may be otherwise provided in the Delaware Act, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.  Further, except as otherwise expressly provided herein to the contrary, no general or limited partner of any Member, shareholder, member, partner or other holder of an equity interest in any Member or Managing Member, or any officer, director or employee of any of the foregoing or any of their Affiliates is obligated personally for any debt, obligation or other liability of the Company solely by reason of their being a general or limited partner of any Member, shareholder, member, partner or other holder of an equity interest in any Member and/or Managing Member, or officer, director or employee of any of the foregoing or any of their Affiliates.  Further, failure of the Company to observe any corporate or company governance or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Delaware Act will not be grounds for any Member, general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company.

ARTICLE IV

CAPITAL

4.1           Initial Capital Contributions.

(a)           Deposits Under the Purchase Agreement.  It is acknowledged that, on or prior to the date hereof, one or more of the Members (or their Affiliates) has paid all or a portion of the deposits required under the Purchase Agreement (the “Deposit”) and interest rate lock fees with respect to the Acquisition Loan (the “Rate Lock Fees”) On the date BH elects in a written notice from BH to HP, HP or an Affiliate will cause the Purchase Agreement to be assigned by Purchaser to and assumed by the Company in consideration of a credit by the Company to the Capital Account of the applicable Member equal to the portion of the Deposit and Rate Lock Fees paid by such Member.

(b)           Pursuit Costs.  (i) Prior to the date hereof, the HP Member Group and BH and their respective Affiliates, have incurred, and may hereafter incur prior to the Closing Date third party out-of-pocket costs and expenses in connection with the negotiation and closing of the Purchase Agreement and their respective due diligence analyses and other evaluations of the Property (including, without limitation, costs of environmental and engineering and other feasibility reports and studies, costs related to analyzing the Property (including, without limitation, travel costs) and costs (including, without limitation, attorneys’ fees) incurred by the Members in reviewing and analyzing work conducted by Grand Peaks Properties, LLC or its agents) and costs to complete an audit of the financial statements in respect of the Property in compliance with certain Laws and regulations applicable to BH and/or its Affiliates (collectively, the “Pursuit Costs”).

(ii)           Provided that the Company acquires the Property pursuant to the Purchase Agreement, the Company shall pay or reimburse each Member for the portion of any Deposit and Rate Lock Fees it made after the date the Purchase Agreement is assigned to the Company and all Pursuit Costs actually incurred by such Member in good faith pursuant to the terms hereof to the extent set forth in a budget approved by all Members, or shall credit such amounts against such Member’s Initial Capital Contribution as provided in Section 4.1(d) below, so that each Member’s share of such costs shall be in proportion to their respective Contribution Percentages.  If BH elects not to cause the Company to acquire the Property or the Company fails to acquire the Property for any reason, then, each Member shall be responsible for and pay all Pursuit Costs incurred by such Member.

(iii)          Fees of legal counsel for the Members incurred in connection with or related to the negotiation of this Agreement shall be borne by each Member and shall not be reimbursed by the Company.

(iv)          Notwithstanding anything to the contrary in this Agreement, the Company shall pay any brokerage fee or commission payable to NorthMarq and AmeriSphere in connection with the acquisition of the Property and the Loan. HP and the HP Persons represent and warrant that the amount of the fee or commission payable to NorthMarq in connection with the equity being contributed to the Company by BH shall not exceed $135,000 and the maximum amount of loan or commitment fees payable to the lender under the Loan will not exceed $156,763.40 and that no portion of any such fees are or will be payable or paid to HP, any Affiliate of HP, or any HP Person.

(c)           Failure to Close Purchase.  Whether the Company shall proceed with the transactions contemplated by the Purchase Agreement, including (without limitation) whether it shall close the purchase of the Property, shall be determined by BH in its sole discretion, and neither the HP Member Group nor any Affiliate of the HP Member Group shall have any claim against the Company or BH or any of its Affiliates by reason of such determination; provided that if BH unilaterally determines not to close the acquisition of the Property, it shall use reasonable efforts to keep the HP Member Group updated as to its decision making process, and it shall provide notice of such final decision to the HP Member Group as soon as possible.

(d)           Closing Contributions.  In the event that BH decides to cause the Company to close the purchase of the Property pursuant to the Purchase Agreement, then on or before the Closing Date, the Members shall contribute in cash (or be credited to the extent as provided in Sections 4.1(a) and 4.1(b)(ii) with making cash contributions) to the capital of the Company their pro rata share (based upon their relative Contribution Percentages) of the sum of (x) the amount reasonably necessary to close the acquisition of the Property, closing costs, Pursuit Costs, other amounts payable or reimbursable by the Company under Section 4.1(b) and (y) a reasonable amount of initial working capital and reserves (which shall include anticipated capital expenditures to be made in the period following acquisition of the Property as set forth in the Initial Approved Budget and Operating Plan as well as any and all anticipated third party loan commitment fees and closing costs which may be incurred in connection with any permanent financing to be obtained by the Company) for the Company, as Approved by the Members.  HP will deliver to the Members for Approval a statement of sources and uses for the closing and a detailed estimate of the Initial Capital Contributions.  Amounts payable to the Company by a Member on the Closing Date may be set off from amounts the Company owes to a Member and each Member shall receive credits for payments made prior to the Closing Date for amounts paid to a third party as set forth in such Approved closing statement.

(e)           Withdrawing Members.  Subject to the provisions of Section 4.1(d) and this Section 4.1(e), if any Member (a “Withdrawing Member”) fails to timely make all or any portion of its Initial Capital Contributions pursuant to this Section 4.1 (a “Failed Contribution”), then one or more of the other Members that is not an Affiliate of the Withdrawing Member (the “Non-Withdrawing Member”) may either pursue all of its rights and remedies at law and in equity, or elect to make such Failed Contribution, in which case, as such Non-Withdrawing Member’s sole and exclusive remedy with respect thereto (i) the Withdrawing Member shall be automatically terminated as a Member for all purposes hereunder and (ii) the Interest of the Withdrawing Member (and its share of the Deposit and Rate Lock Fees) shall be deemed forfeited in its entirety and such Withdrawing Member shall cease to have any Interest in the Company or any rights under this Agreement with respect thereto.  Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Initial Capital Contributions provided for in this Section 4.1, and (ii) the remedy provisions set forth above in this Section 4.1(e).  Each Member acknowledges and agrees that in the event any Member fails to make its Initial Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

4.2           Additional Capital Contributions.

(a)           If at any time or from time to time after all of the Initial Capital Contributions have been contributed, the Managing Member determines that additional funds (a “Shortfall”) are reasonably required (i) for development and tenant improvement costs and other capital expenditures contemplated by the Approved Budget and Operating Plan, (ii) to meet the ongoing obligations, liabilities, Operating Expenses or reasonable business needs of the Company in accordance with the then applicable Approved Budget or Operating Plan, or to pay Necessary Expenses or other costs which are not provided for in the Approved Budget and Operating Plan, but which are Approved by BH to the extent not covered by the Initial Capital Contributions, or (iii) for any other purpose Approved by BH, the Managing Member may (but shall not be obligated to), require that each of the Members contribute its pro rata share (based upon the Contribution Percentages of the Members at the time of such request) of such Shortfall (any such contribution, an “Additional Capital Contribution”).  If so requested by the Managing Member or a Member pursuant to the foregoing provisions, such contributions shall be due within five (5) Business Days thereafter (or by the 1st calendar day of the next month, whichever is later).

(b)           Notwithstanding anything to the contrary contained herein, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member and the sole consequences of such failure shall be as set forth in this Section 4.2.  If BH or HP (the “Non-Contributing Party”) fails to timely make all or any portion of any Additional Capital Contribution as required pursuant to Section 4.2(a) above and the other party (the “Contributing Party”) makes all of its share of any Additional Capital Contribution as required pursuant to Section 4.2(a) above, then the Contributing Party may make the full amount of such Additional Capital Contribution on behalf of the Non-Contributing Party (any such Capital Contribution by a Contributing Party, a “Substitute Contribution”).  In such an event, the Contributing Party may elect by written notice given within five (5) Business Days of making the Substitute Contribution either (i) to treat the entire amount contributed by the Contributing Party (including both the Contributing Party’s and the Non-Contributing Party’s pro rata portion thereof) as a Priority Capital Contribution (a “Priority Capital Contribution”) by such Contributing Party in accordance with Section 4.2(c) below, or (ii) to treat the Substitute Contribution as a regular Capital Contribution in accordance with Section 4.2(d) below.

(c)           To the extent any Contributing Party elects to treat its own Additional Capital Contribution and such Substitute Contribution as a Priority Capital Contribution, such Priority Capital Contribution shall be returned on a priority basis together with an eighteen percent (18%) per annum cumulative annual preferred return thereon as provided in Section 6.3(a) and/or Section 6.4(a), as applicable.

(d)           If a Contributing Party elects to treat a Substitute Contribution as a regular Capital Contribution, then the Contribution Percentage of the Contributing Party shall be adjusted to equal the percentage equivalent of the quotient determined by dividing:

(i)            the positive difference, if any, between:

(A)          the sum of (I) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substitute Contributions) then or theretofore made by such Member to the Company, plus (II) two hundred percent (200%) of the Substitute Contributions then or theretofore made by such Member to the Company (the excess of 200% of such Member’s Substitute Contributions over the actual amount of such Member’s Substituted Contributions is referred to herein as the “Excess Amounts”); minus

(B)           the Substitute Contributions then or theretofore made by the other Member to the Company; by

(ii)           one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substitute Contributions) then or theretofore made by all of the Members to the Company.

and the Contribution Percentage of the Non-Contributing Party shall be reduced by the percentage necessary to insure that the Contribution Percentages add up to 100%.  At the same time, the Promote Percentages of each Member shall be adjusted (increased or decreased in the same proportions as the Contribution Percentages were adjusted pursuant to the foregoing provisions (e.g., if a Member’s Contribution Percentage is reduced by half or 50%, then the Promote Percentages of such Member will also be reduced by half or 50%).  In addition, an amount of Unreturned Capital Contributions equal to such Excess Amount shall be treated as having been transferred from the Non-Contributing Party to the Contributing Party but such transfer shall be solely for the purpose of computing preferred return pursuant to Sections 6.3(b) and 6.4(b) and Unreturned Capital Contributions pursuant to Section 6.4(c) with the result that each Member will have Unreturned Capital Contributions in proportion to its adjusted Contribution Percentage after giving effect to such transfer.  The Capital Accounts shall be adjusted accordingly.

Any Non-Contributing Party shall have until seventy-five (75) days after the date on which its missed Additional Capital Contribution (the “Missed Contribution”) was due in order to cure its failure to make such Missed Contribution by depositing into an account designated by the Contributing Party an amount equal to the amount of the Missed Contribution together with interest thereon at a eighteen percent (18%) per annum rate from the due date established by the Managing Member until such amount has been so deposited in full into such account, at which point such amount shall promptly be distributed to the Contributing Party if and to the extent the Contributing Party made a Substitute Contribution on account of the Missed Contribution.  If the Non-Contributing Party makes such deposits as aforesaid, any adjustment to Contribution Percentages, dilution to Promote Percentages (and the distributions affected thereby) and transfers of Unreturned Capital Contributions caused by its failure to make the applicable Additional Capital Contribution shall be unwound, and the payment, dilution and transfers described above shall not be reflected in the Members’ Capital Accounts.

(e)           Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in this Section 4.2, and (ii) the remedy provisions set forth above in this Section 4.2.  Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

(f)            All Capital Contributions shall be made by wire transfer of funds to accounts designated by the Managing Member from time to time.

4.3           Capital Accounts.  A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).  Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)           Each Member’s Capital Account will be credited with:

(i)            any contributions of cash made by such Member to the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)           the Member’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.2; and

(iii)          any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(b)           Each Member’s Capital Account will be debited with:

(i)            any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)           the Member’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 6.2; and

(iii)          any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(c)           The provisions of this Section 4.3 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

4.4           No Further Capital Contributions.  Except as expressly provided in this Agreement or with the prior written consent of all of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company.  No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.

4.5           Acquisition Loan.

(a)           It is acknowledged that both BH and the Managing Member on behalf of the Company shall use good faith efforts to secure a permanent loan secured by all or a portion of the Company Property (the “Acquisition Loan”) in the minimum amount of $29,578,000 on terms which are acceptable to both BH and the Managing Member, the proceeds of which will be applied on the Closing Date to pay a portion of the purchase price for the Property under the Purchase Agreement.

(b)           If either BH or the Managing Member does not Approve a financing proposal for an Acquisition Loan presented by the other party (the “Presenting Member”), the party who fails to Approve such proposal (the “Rejecting Member”) must identify to the Presenting Member the basis for such disapproval in writing, and provided that the Seller under the Purchase Agreement agrees to extend the Closing Date, and the Rejecting Member will thereafter have a period of sixty (60) calendar days in which to obtain an alternative financing commitment including terms not materially worse (taken as a whole) than the financing terms originally proposed by the Presenting Member and including improved or different terms with respect to the item(s) the Rejecting Member originally identified as the reason for its disapproval.  If the Rejecting Member has not delivered to the Presenting Member a financing commitment on such revised terms by the end of such sixty-day period, the Presenting Member shall be empowered to alone cause the Company to Approve the original financing proposal by such Member (notwithstanding the provisions of Section 7.1(a)(ii)).  Each Member agrees to act in a commercially reasonable manner in proposing, voting to Approve or dis-Approve or otherwise acting in connection with a financing proposal under Section 7.1(a)(ii) or under this Section 4.5.

(c)           The HP Persons will be the Key Principal (as such term is defined in the Loan Documents) and shall be responsible for the recourse carve-outs under the Loan Documents.  Except in the case of an acquisition of HP’s interest by BH as provided in this Agreement, neither BH nor any of its affiliates shall be designated as the Key Principal or liable under any recourse carve-outs under the Loan Documents, provided that the Loan Documents may provide for the substitution of BH or an Affiliate of BH acceptable to BH and the lender as Key Principal.

ARTICLE V

INTERESTS IN THE COMPANY

5.1           Contribution and Promote Percentage Adjustments.  The Promote Percentages and Contribution Percentages of the Members may be adjusted only as set forth in this Agreement.

5.2           Return of Capital.  No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company.  No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement.  No Member shall have any obligation to restore any negative or deficit balance in its Capital Account at any time including upon liquidation and dissolution of the Company.

5.3           Ownership.  All Company Property shall be owned by the Company, subject to the terms and provisions of this Agreement.

5.4           Waiver of Partition; Nature of Interests in the Company.  Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to:

(a)           cause the Company or any of its assets to be partitioned;

(b)           cause the appointment of a receiver for all or any portion of the assets of the Company;

(c)           compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

(d)           file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.4, and without such waivers no Member would have entered into this Agreement.  No Member shall have any interest in any specific Company Property.  The Interests of all Members in this Company are personal property.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1           Allocations.  After application of Section 6.2, Profits and Losses for each fiscal year or the applicable portion thereof shall be allocated among the Members as of each Adjustment Date so as to reduce, proportionally, in the case of Profits, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts as of each Adjustment Date and in the case of Losses, the differences between their respective Partially Adjusted Capital Accounts and Target Accounts as of each Adjustment Date. To the extent, that in the fiscal year in which all or substantially all of the Company’s assets are disposed of, or in the fiscal year in which the Company is liquidated, the allocation of Profit or Loss set forth in the preceding sentence does not cause each Member’s Partially Adjusted Capital Account to equal such Member’s Target Account, items of income or gain will be reallocated to any Member with a Partially Adjusted Capital Account which is less than its Target Account, and items of loss, deduction or expense will be reallocated to any Member with a Partially Adjusted Capital Account that is greater than its Target Account, in such manner as to reduce, to the greatest extent possible, the difference between each Member’s respective Target Account and its Partially Adjusted Capital Account.

6.2           Allocations and Compliance with Section 704(b).  The following special allocations shall, except as otherwise provided, be made in the following order:

(a)           Notwithstanding anything to the contrary contained in this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4).  The items of Profit to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

(b)           Non-recourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Contribution Percentages.

(c)           Any Member Non-recourse Deductions for any taxable year or other period shall be allocated to the Member that made or guarantied or is otherwise liable with respect to the loan to which such Member Non-recourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(d)           Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of

Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(e)           No allocation of an item of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit.  Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Contribution Percentages.

(f)            For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess non-recourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Contribution Percentages.

6.3           Distributions from Operations.  Except as provided in Sections 6.5 and 6.6, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of Net Cash Flow to the Members in the following manner and order of priority:

(a)           First, an amount of such Net Cash Flow will be distributed (in the order and priority set forth below) to the Members until each of the Members has received aggregate distributions pursuant to this Section 6.3(a) and Section 6.4(a) for the current period and all previous periods, equal to the sum of (i) the aggregate amount of its Priority Capital Contributions made pursuant to this Agreement, and (ii) an eighteen percent (18%) per annum (using a 360 day year) cumulative preferred returned thereon (amounts distributed under this Section 6.3(a) will be distributed in the reverse order in which such Priority Capital Contributions were made — that is, the most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid first to the Member having made such Priority Capital Contribution, and then the next most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid to the Member having made such Priority Capital Contribution, etc.).

(b)           Second, remaining Net Cash Flow shall be distributed pari passu to each Member until each Member has received an amount equal to its Unreturned Capital Contributions, with such distributions being made pro rata to each Member in accordance with their respective Contribution Percentages.

(c)           Third, remaining Net Cash Flow shall be distributed pari passu to the Members in accordance with their respective Contribution Percentages until the Members have received aggregate distributions sufficient to generate a 14% IRR in respect to such Members’ respective Capital Contributions.

(d)           Fourth, remaining Net Cash Flow shall be distributed pari passu as follows:

(i)            In amount equal to the Operations Promote Percentage to be distributed to HP as an incentive distribution, and

(ii)           With the remaining balance of Net Cash Flow being distributed to the Members pro rata based on their Contribution Percentages.

6.4           Distributions from Capital Transactions.  Except as provided in Sections 6.5 and 6.6, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of Net Capital Proceeds (after establishment of appropriate and reasonable reserves, as determined by the Managing Member or to the extent set forth in an Approved Budget) to the Members in the following manner and order of priority:

(a)           first, an amount of such Net Capital Proceeds will be distributed (in the order and priority set forth below) to the Members until each of the Members has received aggregate distributions pursuant to this Section 6.4(a) and Section 6.3(a) for the current period and all previous periods, equal to the sum of (i) the aggregate amount of its Priority Capital Contributions made pursuant to this Agreement, and (ii) an eighteen percent (18%) per annum (using a 360 day year) cumulative preferred returned thereon (amounts distributed under this Section 6.4(a) will be distributed in the reverse order in which such Priority Capital Contributions were made — that is, the most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid first to the Member having made such Priority Capital Contribution, and then the next most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid to the Member having made such Priority Capital Contribution, etc.);

(b)           second, remaining Net Capital Proceeds shall be distributed pari passu to each Member until each Member has received an amount equal to its Unreturned Capital Contributions, with such distributions being made pro rata to each Member in accordance with their respective Contribution Percentages;

(c)           third, remaining Net Capital Proceeds shall be distributed pari passu to the Members in accordance with their respective Capital Contributions until the Members have received aggregate distributions sufficient to generate a 14% IRR in respect to such Members’ respective Capital Contributions;

(d)           fourth, a percentage of the remaining Net Capital Proceeds, if any, equal to the Operations Promote Percentage to HP and the balance to the Members (pro rata in accordance with the Contribution Percentages) until aggregate distributions have been made to the Members in an amount necessary to provide an 18% IRR to all Members with respect to their respective total Capital Contributions to the Company;

(e)           fifth, a percentage of the remaining Net Capital Proceeds, if any, equal to the First Tier Capital Transaction Promote Percentage to HP and the balance to the Members (pro rata in accordance with the Contribution Percentages) until aggregate distributions have been made to the Members in an amount necessary to provide a 22% IRR to all Members with respect to their respective total Capital Contributions to the Company; and

(f)            sixth, a percentage of the remaining Net Capital Proceeds, if any, equal to the Second Tier Capital Transaction Promote Percentage to HP and the balance to the Members (pro rata in accordance with the Contribution Percentages).

6.5           Special Distributions.  From and after the time HP shall have been terminated as the Managing Member due to a Promote-Loss For Cause Event or an Event of Default, Net Cash Flow otherwise distributable under Section 6.3 and Net Capital Proceeds otherwise distributable under Section 6.4(d) shall not be distributed as provided in such Sections but rather shall be distributed as provided pursuant to this Section 6.5, and, except as provided in Section 6.6, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of such Net Cash Flow of Net Capital Proceeds (i) first, as provided in Section 6.3(a), and (ii) second, to the Members in proportion to their respective Contribution Percentages.

6.6           Distributions in Liquidation.

(a)           Upon the dissolution and winding-up of the Company, the proceeds of the sale of the Property and other assets of the Company distributable to the Members under Section 11.2(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members as provided in Section 6.4 above as if such distributions are additional Net Capital Proceeds.

(b)           With the Approval of each Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding provisions of this Section 6.6 may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  The assets of any trust established under this Section 6.6 will be distributed to the Members from time to time by the trustee of the trust in the same proportions as the amount would otherwise have been distributed by the Company to the Members under this Agreement.

6.7           Tax Matters.  The Members intend for the Company to be treated as a partnership for federal income tax purposes.  BH shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations to the extent not provided for herein, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally.  The HP Member Group shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by BH.  The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company after same are Approved by BH and shall, after receiving BH’s Approval of such returns, be authorized to execute such returns (provided that the Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of BH or reputable accountants or auditors retained by the Managing Member or at the request of BH on behalf of the Company).

6.8                                 Tax Matters Partner.  BH shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.6, shall exercise all rights, obligations and duties of a tax matters partner under the Code; and the HP Member Group shall be kept informed of, and be given an opportunity to participate in a non-binding manner in, all such matters which the tax matters partner deems to be material.

6.9                                 Section 704(c).  In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property.  Any elections, accounting conventions or other decisions relating to such allocations shall be made by BH in a manner that (i) reasonably reflects the purposes and intention of this Agreement, (ii) complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, and (iii) with respect to reverse Section 704(c) allocations, treat HP and BH on a pari passu basis.

6.10                           Withholding.  All amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law shall be withheld and shall be treated as amounts actually distributed to the Members for all purposes under this Agreement.  If the Managing Member determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall pay cash to the Company (which in no event shall constitute a Capital Contribution) within 5 days of a demand therefor in an amount sufficient to satisfy such withholding obligation.  Any failure to timely make such payment shall result in a fully recourse loan bearing interest at 20% per annum (or the maximum amount permitted by applicable Law, if less) until paid.

ARTICLE VII

MANAGEMENT

7.1                                 Managing Member and Major Decisions.  Except as otherwise expressly provided in this Agreement (including as otherwise provided in Section 4.5 with regard to Acquisition Loans), the business and affairs of the Company shall be vested in and controlled by the Managing Member as provided below.

(a)                                  The Managing Member shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform.  Subject to the remaining provisions of this Article VII, all decisions made with respect to the management and control of the Company and Approved by the Managing Member shall be binding on the Company and all Members.  The Managing Member may elect officers of the Company to implement the decisions (including without limitation executing documents) of the Managing Member from time to time.  The Managing Member shall be responsible for performing, or for causing to be performed, and shall have the authority to perform (subject to the requirement of receiving BH’s Approval, as applicable, if and when required by the terms hereof), the duties described in Section 7.2.  Except as otherwise expressly provided in this Agreement or as otherwise previously Approved by BH, or provided for in any Approved Budget or Operating

Plan, the Managing Member shall not cause the Company to undertake any of the following matters without the prior Approval of BH (a “Major Decision”):

(i)                                     the execution and delivery of any agreement or instrument with respect to the purchase of the Property and the taking of any action required or permitted to be taken under the Purchase Agreement (including without limitation, all action necessary to close the purchase of the Property under the Purchase Agreement or otherwise and any election thereunder as to whether or not to purchase the Property) or any waiver under, amendment of or assignment (in whole or in part) of any Transaction Document (including, without limitation, the Purchase Agreement), the execution and delivery of any agreements with any governmental agency, any neighboring or adjacent property owner, any community organizations or any other third parties, or sending any correspondence to or having any other material communications with, any governmental agency which directly binds the Company or advocates a position on behalf of the Company with respect to the foregoing, any election under the Purchase Agreement or other Transaction Documents which the Company may exercise under same and exercise by the Company of rights and remedies thereunder;

(ii)                                  any financing, refinancing or securitization of any Company Property and the use of any proceeds thereof, including, without limitation, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided, however, that no guaranties or credit enhancements can be required from any Member or its Affiliates without such party’s consent;

(iii)                               the Approval of any Budget and Operating Plan, and any amendments or modifications thereto (which shall only be permitted in accordance with this Agreement) and the approval of any supplemental budget, operating plan or other proposal relating to any development and/or renovation of any portion of the Company Property and any amendment or modifications thereto and the making or incurring of any expenditure which is not included or contemplated thereby;

(iv)                              establishing sales parameters for the Property and any sale, assignment, transfer or other disposition of a Property or all or any material portion of the Company Property or any merger, consolidation or other business combination transaction involving the Company entirely for cash consideration;

(v)                                 any improvement, renovation, development, rehabilitation, alteration, repair, or completion of construction of any Company Property, or taking any action relating thereto which burdens or encumbers the Company Property, which is not otherwise subject to any Approved Budget and Operating Plan;

(vi)                              any activity which generates revenues, or which is otherwise on terms that vary materially from the ranges and guidelines in the Approved Budget or Operating Plan; provided that, for purposes of this Section 7.1(a)(vi), such a material variance shall include (I) an amount that is not within the ranges established in the

Approved Operating Plan or is in excess of the amount set forth in the Approved Budget for such revenues, expenditure or line item by more than five percent (5.0%) of the line item or five percent (5.0%) of the total Budget, whichever is less (in addition to individual expenditures and obligations, such test shall be applied to aggregate expenditures and obligations made on a quarterly basis as well), and (II) terms that materially conflict with any other guidelines in the Operating Plan regarding such transactions or any other requirements of BH;

(vii)                           any lease with regard to space in a Property which is not in accord with the Leasing Guidelines;

(viii)                        the making of any recurring operating expenditure or incurring of any recurring operating obligation by or on behalf of the Company that varies materially from the Approved Budget or entering into (or amending or modifying) of any agreement which was not specifically included or contemplated in the Approved Budget or Approved Operating Plan, or otherwise Approved by BH; provided that, for purposes of this Section 7.1(a)(viii), such a material variance shall include (A) expenditures or obligations involving an amount that is in excess of the amount set forth on a quarterly basis or on an annual basis in the Approved Budget or Approved Operating Plan for such expenditure on a line item basis by more than five percent (5.0%) of the line item or five percent (5.0%) of the total Budget, whichever is less, for such period, (B) expenditures or obligations involving the incurrence of an expenditure or obligation for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular quarter or fiscal year related thereto exceeds the maximum expenditure amount provided in the Approved Budget or the Approved Operating Plan for such particular transaction or series of transactions for such period by the lesser of five percent (5.0%)  of such maximum expenditure amount for such particular transaction or series of transactions for such period or five percent (5.0%) of the total Budget for such period, or (C) in the case of any material service, maintenance or similar agreement proposed to be entered into, such agreement is not terminable (without penalty) by the Company on thirty (30) days or less written notice to the other party; provided, however, that expenditures made or obligations incurred or agreements entered into pursuant to, or which are specifically included in or contemplated under, the Approved Budget or the Approved Operating Plan shall not be Major Decisions to the extent they do not vary from amounts, provisions and requirements set forth in the Approved Budget and the Approved Operating Plan and provided, however, with respect to any expenditures in excess of $25,000 which are not included in an Approved Project Budget, the making of which do not constitute a Major Decision, prior to making such expenditure, Manager shall provide notice to BH of the amount of such expenditure and the underlying reason for making the same;

(ix)                                except with regard to the Management Agreements to be executed on the Closing Date, entering into or consummating any transaction or arrangement by and between the Company and the Managing Member or any Affiliate of the Managing Member, or any other transaction involving an actual or potential conflict of interest;

(x)                                   the establishment of reasonable reserves, determination of the amount of available Net Cash Flow and Net Capital Proceeds, and making of distributions to Members (subject to the requirements of Sections 6.3, 6.4, 6.5 and 6.6);

(xi)                                the institution of any legal proceedings in the name of the Company, settlement of any legal proceedings against the Company and confession of any judgment against the Company or any property of the Company other than the institution of any eviction, suits for breach of tenant leases or proceedings involving amounts in dispute of less than $5,000, or proceedings contemplated or provided for in the Approved Operating Plan;

(xii)                             the possession or pledge of any Company Property for other than Company purposes (which shall require the Approval of all Members) resulting in a loss to the Company in excess of $500;

(xiii)                          (A) the filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of the Company’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company in furtherance of any such action;

(xiv)                         except with regard to the Management Agreements to be executed on or before the Closing Date, entering into any asset or property management or leasing or development agreement, or other third party contract with respect to which funds are not explicitly provided for, or the existence of which is not contemplated, in the Approved Budget and/or Approved Operating Plan, as applicable, with regard to the Company or any Company Property;

(xv)                            the engagement of any servicer, manager, contractor, or sales or placement agent or broker not expressly permitted hereunder for the management, leasing, servicing, disposition, financing or refinancing of any Company Property;

(xvi)                         exercising any right, and the making of any material claim, demand or application, the conduct of any material proceedings, the approval, consent or determination of any material matter and/or the taking of any other material action by or on behalf of the Company under any material agreement or contract to which the Company is a party (including any Transaction Document);

(xvii)                      the execution and delivery, amendment, restatement, replacement, supplement or other modification of any of the Transaction Documents and any approval, consent or other determination with respect to the foregoing;

(xviii)                   determining the types and amounts of insurance coverage for the Company and the Company Property, and the deductibles and underwriters with regard thereto;

(xix)                           the removal, dismissal, termination, replacement or employment of the on-site manager of a Property or any other individual acting in a similar capacity with respect to the Property;

(xx)                              the approval, determination or any other action expressly reserved to BH under this Agreement, including, without limitation, any modification, amendment, or renewal of any matter previously requiring the Approval of BH;

(xxi)                           except as otherwise provided in this Agreement, extension of any loans to any Member or its Affiliates;

(xxii)                        acquisition of or lease of any additional real property by the Company other than the Property;

(xxiii)                     any act in contravention of this Agreement which would make it impossible to carry out the business of the Company;

(xxiv)                    admission of any additional Member into the Company or otherwise issuing any equity interest in the Company or creating any subsidiaries of the Company;

(xxv)                       causing the Company to make any distribution of Company Property in kind to any Member;

(xxvi)                    changing the nature of the business conducted by the Company or its purposes as described in Section 2.5 hereof;

(xxvii)                 any merger, consolidation or other business combination transaction involving the Company;

(xxviii)              with regard to any other Person in which the Company holds a direct or indirect equity interest, the making of any decision, taking any action or providing any consent or approval with regard to any matter which if made or taken by the Company would have been a Major Decision as set forth in this Agreement or which requires the consent of approval of the shareholders, board of directors, executive committee, managing members, general partners or similar management body or persons of any other Person in which the Company holds an equity interest pursuant to any agreement, contract, document or law;

(xxix)                      taking any action, entering into any agreement, or approving any action or agreement by the Company (i) which would impair either Member’s ability to invoke the procedures set forth in Article XV or Article XVI or their respective rights thereunder, (ii) that will have the effect of subordinating the rights of the Members to exercise their respective rights under Section Article XV or Article XVI, or (iii) that will require any pre-payment of indebtedness owed by the Company as a result of the exercise of the Members’ rights pursuant to Section Article XV or Article XVI;

(xxx)                         selection of a general contractor to renovate the Property or to restore the Property following a casualty or condemnation;

(xxxi)                      making any tax elections that may affect the REIT status of Behringer Harvard Opportunity REIT II, Inc. or any of its affiliates or the acceleration or deferral of deductions or any other tax election that BH has specified in writing to the Managing Member, including any elections noted as part of review and Approval any tax return (collectively “BH Reserved Tax Elections”) required by any federal, state or local Laws for the Company;

(xxxii)                   changing the BH Reserved Tax Elections or methods of reporting income or loss for federal or state income tax purposes provided for in this Agreement unless required under applicable Law;

(xxxiii)                Approval or replacement of the tax matters partner;

(xxxiv)               Approval of any federal, state or local tax return to be filed on behalf of the Company, which Approval may not be unreasonably withheld, delayed or conditioned;

(xxxv)                  any release, compromise, assignment or transfer of any material claims of or any material rights or benefits of the Company;

(xxxvi)               in the event of fire, other casualty or partial condemnation of the Property where the cost of repair or restoration exceeds 10% of the value of the Property immediately prior to such casualty or condemnation, to determine whether to construct or reconstruct improvements unless such construction or reconstruction is required under the terms and provisions of any lease, mortgage or security deed affecting the damaged or condemned portion of the Property;

(xxxvii)            settlement of any insurance claims by the Company where the amount in controversy is greater than $25,000;

(xxxviii)         any decision regarding any environmental matter relating to the Property, including, without limitation, the adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials or relating to the introduction or allowance of any substance regulated of as a hazardous substance under applicable Law (other than (1) supplies for cleaning, maintenance and operations in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Property and are used, stored and disposed of in compliance with all applicable Requirements of Environmental Laws, and (2) gas, oil and other ordinary automotive fluids contained in an ordinary manner in motor vehicles visiting the Property in the ordinary course of business); provided, however, with respect to any environmental matter that, if not timely resolved, would result in a violation of any environmental indemnity or covenant provided by an indemnitor under the Loan Documents or the Company to any lender, tenant or insurance company, or would otherwise result in a violation of law, BH hereby agrees to reply promptly (in no less than ten (10) days) to requests regarding such environmental matters, provided that Managing Member indicates the urgency of such request when providing notice of the Major Decision;

(xxxix)                 requiring Additional Capital Contributions in accordance with Section 4.2(a);

(xl)                                making any allocations or distributions other than as provided in Article VI of this Agreement;

(xli)                             establishing of or additions to a pre-approved list of signatories on bank accounts (the initial list of pre-approved signatories is attached hereto as Appendix C); provided, however, either Member shall have the unilateral right to remove any Person from such pre-approved list of signatories, and upon any such Person’s removal, such Person shall immediately cease to have rights as a signatory on bank accounts;

(xlii)                          selecting title insurance underwriters which the Company may use for any future loans on or sales of the Property;

(xliii)                       any reciprocal easement agreement or similar agreement to be entered into on behalf of the Company;

(xliv)                      selecting outside Company auditors or any appraiser or evaluation expert retained by the Company;

(xlv)                         [intentionally omitted];

(xlvi)                      approving the interim closing of the Company’s books on the permitted Transfer of a Member’s Interest; and

(xlvii)                   winding up the affairs of the Company after a voluntary or involuntary dissolution.

(b)                                 The Managing Member shall have all of the same powers and duties as a general partner of a limited partnership under the Laws of the State of Delaware, including, without limitation (but subject to the other provisions of this Agreement), the full power and authority to cause the Company to:

(i)                                     acquire, hold, operate, manage, sell, transfer, assign, convey, exchange, lease, sublease, mortgage or otherwise dispose of or deal with all or any part of the Company Property;

(ii)                                  in furtherance of the Company’s purposes and business, borrow money, whether on a secured or unsecured basis, refinance, recast, modify, amend, extend, compromise or otherwise deal with any such loan, and in connection therewith, issue evidences of indebtedness and secure the same by mortgages, deeds of trust, security agreements or other similar documents affecting the assets of the Company;

(iii)                               authorize other persons to execute and deliver such documents on behalf of the Company as the Managing Member may deem necessary or desirable for the Company’s business, including, without limitation, guaranties and indemnities;

(iv)                              perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company is a party;

(v)                                 enter into contracts on behalf of the Company and make expenditures as are required to operate and manage the Company and the Company Properties; and

(vi)                              do, or cause to be done, any act which is necessary or desirable to carry out any of the purposes of the Company.

(c)                                  Only the Managing Member shall have the right or power to make decisions on behalf of and exercise control over the Company business, affairs or operations; provided, however, that the Managing Member may elect to implement those decisions through any Member it selects in writing, pursuant to the terms hereof, and/or through one or more officers it elects in writing; and provided further that the Managing Member may not, without the Approval of BH, take any action which specifically requires the Approval of BH pursuant to the terms hereof.  Except as otherwise provided in this Agreement, BH shall not have the right, absent prior authorization from the Managing Member, to bind the Company by reason of Section 18-402 of the Delaware Act.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the Managing Member shall have no authority to perform any act for, on behalf of or with respect to the Company in violation of any provision of any Management Agreement or other property management or material agreement or loan agreement (or Loan Document) to which the Company is a party, the Transaction Documents and any and all applicable Laws, rules or regulations.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, all Net Cash Flow and Net Capital Proceeds of the Company shall be deposited into an account in the name of the Company, as set forth in Section 7.2(c)(vi), prior to distribution of all or any portion thereof pursuant to Article VI.  The designation of such account pursuant to this Section 7.1(e) shall have no effect on the distributions to be made pursuant to Article VI.

7.2                                 Duties of Managing Member.

(a)                                  The Managing Member shall use commercially reasonable efforts to implement the Approved Budget and Approved Operating Plan (including the Initial Approved Budget and Approved Operating Plan) and shall otherwise perform those duties set forth below, and shall have the authority to perform the duties described in this Section 7.2 or as otherwise specifically set forth herein, in each instance subject to the requirement of receiving the prior

Approval of BH, if and when required by the terms hereof.  Specifically, the Managing Member shall:

(i)                                     conduct the business of the Company on a day-to-day basis, and use diligent efforts to cause such operations to be conducted in accordance with the Approved Budget and the Approved Operating Plan, which duties may be discharged by delegating the same to a property and/or development manager pursuant to the Management Agreements;

(ii)                                  subject to the limitations set forth in this Agreement, enter into contracts and leases for the Company Property on behalf of the Company in accordance with the current Approved Budget and Approved Operating Plan, and make expenditures as are required to implement such Approved Budget and Approved Operating Plan, but only to the extent that any such expenditures and amounts required to be paid by the Company under such contracts, leases and other instruments and documents are consistent with the parameters set forth in the Approved Budget and Approved Operating Plan or otherwise authorized by the terms of this Agreement; and

(iii)                               perform such other duties and obligations as BH and HP shall agree from time to time.

Subject to any right provided to the Managing Member to be reimbursed for Company Expenses pursuant to Section 7.5, and subject further to the fees authorized pursuant to the provisions of Section 7.3, the Managing Member shall not otherwise be entitled to receive any fees or other compensation in respect of any duties or services, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to such duties and services.

(b)                                 Notwithstanding anything to the contrary contained in Section 7.1(a)(iii), if at the beginning of any calendar year the Budget and Operating Plan or any item or portion thereof shall not have been Approved by BH, then:

(i)                                     any items or portions of the Budget and Operating Plan and amounts of expenses provided therein which have been so Approved shall become operative immediately and the Managing Member shall be entitled to expend funds in accordance with those operative portions;

(ii)                                  with respect to the Budget, the Managing Member shall be entitled to, and shall, expend, in respect of non-capital, recurring expenses in any month of the then-current calendar year, an amount equal to the budgeted amount for the corresponding month of the immediately preceding calendar year, as set forth on the immediately preceding calendar year Approved Budget after giving effect to any dispositions or other material changes to the Company Property during the prior or current year; provided, however, that if any contract Approved by BH or entered into pursuant to the provisions hereof provides for an automatic increase in costs thereunder after the beginning of the then current calendar year, then the Managing Member shall be entitled to expend the amount of such increase; and

(iii)                               the Managing Member shall be entitled to, and shall, expend funds in respect of debt service on the Company’s financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, insurance and emergency repairs, any annual or other periodic fees, or other expenditures which the Managing Member determines are necessary for the continued ordinary operation of the Company Property, including without limitation uninsured losses or deductibles, operating shortfalls, repairs, additions or modifications to comply with applicable Laws or insurance requirements, insurance premiums for insurance policies Approved by BH, and any final orders, judgments, or other proceedings and all costs and expenses related thereto, regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Budget (all of the foregoing described in this clause (iii), collectively, “Necessary Expenses”).

(c)                                  Subject to the availability of adequate funds therefor in the Approved Budget and from Operating Revenues, Capital Contributions or other sources, and subject further, in any event, to the provisions of Section 7.1 and any other relevant provisions hereof, in addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall:

(i)                                     oversee, coordinate and process the operations of the Company on a day-to-day basis, including without limitation, the management, servicing, leasing, development, renovation and sale of any and all of the assets which comprise any portion of the Company Property, and prepare all communications with any property manager, any tenant, lender and any other relevant third parties;

(ii)                                  take all proper and necessary actions reasonably required to cause the Company and all third parties at all times to perform and comply with the terms and provisions (including without limitation, any provisions requiring the expenditure of funds by the Company) of the Management Agreements, any Loan Documents, the Transaction Documents and any other agreement, mortgage, lease, or other contract, instrument or agreement to which the Company is a party or is bound, or which affects all or any portion of the Company Property or the operation thereof;

(iii)                               pay in a timely manner all non-disputed operating expenses of the Company in accordance with the terms of the Approved Budget and the Approved Operating Plan or as otherwise provided herein;

(iv)                              to the extent available, obtain and maintain insurance coverage on the Company Property as Approved by BH and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Company Property;

(v)                                 deliver to the other Members promptly upon the receipt or sending thereof, copies of all material notices, reports and communications (other than routine, usual and customary notices and other standard communications) between the Company and any lender, manager, governmental agencies, neighboring property owners, community groups and other relevant third parties affecting all or any portion of any

Company Property, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person;

(vi)                              deposit all receipts from operations of the Company Property to a separate account established and maintained by the Managing Member in the name of the Company, and not commingle those receipts with any other funds or accounts of the Managing Member;

(vii)                           assist in the management and administration of the process of selling and financing all or any portion of the Company Property;

(viii)                        if and to the extent the Managing Member delegates to any loan servicer or property manager (previously Approved by BH) or subcontracts with any third party or Affiliate for the performance of any of the services to be performed by the Managing Member, supervise and oversee the performance of the services performed by such third parties or Affiliates and cause the same to be performed in the manner required hereunder; and

(ix)                                execute and deliver agreements, certificates and similar documents (in the name or on behalf of the Company) which are necessary to obtain and/or maintain any third party loan pursuant to Loan Documents Approved by BH, as well as manage any approved financing or refinancing, on terms Approved by BH.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, BH shall have the absolute right, power and authority at any time upon and after (i) the occurrence of any For Cause Event (as set forth in Section 7.2(e) below) or (ii) the occurrence of any Event of Default (as set forth in Article XII) to remove HP as the Managing Member and appoint or designate BH or an Affiliate of BH as a replacement Managing Member.

(e)                                  Upon and after the occurrence of any For Cause Event as described in this Section 7.2(e), or any Event of Default with respect to any member of the HP Member Group, in each case subject to any applicable cure rights, BH shall have the right in its sole and absolute discretion to terminate HP as the Managing Member by the delivery of written notice and, upon any such termination (1) BH may cause the Company to terminate any Management Agreement with an Affiliate of HP immediately and without payment of a termination fee, (2) BH may designate a successor Managing Member (which may be itself or an Affiliate of BH), (3) any distributions to the Members under Sections 6.3 and 6.4 shall no longer be made under Sections 6.3 and 6.4 hereof and from that time forward shall be made instead under Section 6.5 hereof; provided, however, that this clause (3) shall only apply in the event of a termination of HP as the Managing Member as a result of a Promote-Loss For Cause Event or an Event of Default, and (4) BH may make a Buy-Sell Offer under Section 15.1 and, notwithstanding anything to the contrary contained in this Agreement, BH shall have the unilateral right and authority to make all decisions on behalf of the Company and cause the Company to take any and all actions which BH, in its sole discretion, may determine.  For the purposes of this Agreement, a “For Cause Event” shall mean any of the following:

(i)                                     any actions or omissions on the part of (i) any on-site personnel that are not cured as provided below or (ii) the HP Member Group or any of its representatives (including, without limitation any HP Person), or by any other Person at the explicit direction of any manager of HP or any HP Person which amounts to fraud, willful misconduct or gross negligence; provided, however, that with respect to any fraud, willful misconduct or gross negligence by any on-site personnel not acting at the explicit direction of an HP Person (or at the explicit direction of another Person acting at the explicit direction of an HP Person), HP shall have the right to cure any damage or loss to the Company resulting from an above-described action or omission within a Reasonable Period, which cure may include, but is not limited to, payment by HP to the Company of the amount of any such damage or loss, and upon completion of such cure within a Reasonable Period, it shall be deemed that no For Cause Event has occurred as a result of any such act or omission by any on-site personnel; or

(ii)                                  any Change in Control occurs; or

(iii)                               the Managing Member takes any action which, under this Agreement, requires the consent or Approval of BH, without obtaining such consent or Approval (except where BH is required not to withhold such consent or Approval unreasonably, such consent or Approval has been duly requested and BH has either unreasonably withheld it or has failed, within thirty (30) days after such request, to state a reasonable objection to such action in a written notice to the Managing Member); provided, however, that in the event HP has inadvertently neglected to obtain the consent or Approval of BH, HP shall have the right to cure any such action (if such action is susceptible of cure) within a Reasonable Period by (A) reversing such action (to the extent such action can be reversed without the Company or BH suffering any damage or liability), or (B) taking such other steps as may be necessary to cure any damage or loss to the Company or BH to the satisfaction of BH in its sole discretion resulting from such unauthorized action or omission within a Reasonable Period, which cure may include, but is not limited to, payment by HP to the Company or BH of the amount of any damage or loss to the Company or BH resulting from such unauthorized action, and upon completion of such cure within a Reasonable Period, it shall be deemed that no For Cause Event has occurred.  For purposes of the preceding sentence, the inadvertent failure to HP to obtain the consent of BH to the following actions shall be deemed susceptible of cure and, accordingly, HP shall be afforded a Reasonable Period to cure same: the Major Decisions described in Sections 7.1(a)(i)-(viii), 7.1(a)(xiv)-(xxi), 7.1(a)(xxviii), 7.1(a)(xxx), 7.1(a)(xxxviii), 7.1(a)(xlii), and 7.1(a)(xlv)-(xlvii).

(f)                                    Notwithstanding anything to the contrary elsewhere in this Agreement, including Sections 6.5 and 7.2(e), HP may not be removed as the Managing Member and Section 6.5 shall not become applicable until such time as HP and its Affiliates are released from liability and indemnified for events or matters occurring or relating to the period after the date of removal of HP as the Managing Member and which do not relate to acts or omissions of any of the HP Member Group or any Person Affiliated with the HP Member Group consistent with the provisions of Section 15.2 as if HP were the selling Member under such Section 15.2 (including the limitation thereof relating to environmental hazards).

(g)                                 HP’s appointment as the Managing Member shall automatically terminate if it (or a Permitted Transferee thereof) is no longer a Member of the Company.

7.3                                 Management of the Property; Fees.

(a)                                  On the Closing Date, the Managing Member shall cause the Company to enter into the Property Amendment to add the Property to the Primary Management Agreement in the form attached hereto as Appendix A-1 and the Property Management Subcontract in the form attached hereto as Appendix A-2 which shall provide for the payment of (i) market standard leasing commissions and (ii) management fees in the aggregate amount of 3.75%, under the Primary Management Agreement and 3.25% under the Property Management Subcontract of the Gross Revenues (as defined therein) and subject to the terms set forth therein.

(b)                                 Provided that the Property is purchased by the Company on the Closing Date, beginning on October 1, 2010, and continuing on the first day of each calendar month thereafter, until termination of this Agreement, the Company will pay HP an asset management fee (the “Asset Management Fee”) equal to Three Thousand Five Hundred Dollars ($3,500).

(c)                                  Provided that the Property is purchased by the Company on the Closing Date, the Company will pay Purchaser an acquisition fee in the amount of Three Hundred Fifteen Thousand dollars ($315,000) and will pay Behringer Harvard Opportunity Advisors II LP, a Texas limited partnership (or its designee), an acquisition fee in the amount of Three Hundred Fifteen Thousand dollars ($315,000).

7.4                                 Duties and Conflicts.

(a)                                  The Members and their respective officers, employees, and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.  Except as provided hereunder or as otherwise agreed to in writing by the Members, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b)                                 Each of the Members recognizes, acknowledges and agrees as follows:

(i)                                     each of the Members and their respective Affiliates, employees, agents, and representatives have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and are entitled to carry on such other business interests, activities and investments;

(ii)                                  each of the Members and their respective Affiliates, employees, agents, and representatives may engage, invest in and/or possess an interest in, independently, with one another, or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the business of the Company and that might be in direct or indirect competition with the Company, and including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and loans on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise;

(iii)                               each of the Members and their respective Affiliates, employees, agents, and representatives may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members;

(iv)                              neither the Company nor any Member shall have any right, by virtue of this Agreement, in or to such ventures or activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper; and

(v)                                 the obligations and duties of the Members to each other and to the Company shall be limited solely to those arising under the Transaction Documents, and neither the Members nor their respective Affiliates shall be obligated to present any investment opportunity or prospective economic advantage to the Company or the Members, even if the opportunity is of the character that, if presented to the Company or the Members, could be taken by any of them.

(c)                                  Until such time as the Company has been dissolved in accordance with Section 11.1, the HP Member Group and its respective Affiliates shall not own or manage or participate in the ownership or management of any competing multifamily apartment project of the same general class and with similar rent parameters as the Property within a three-mile radius of the Property that may compete with or be detrimental to the Property, unless such ownership or management has been Approved by BH in its sole discretion. Such Approval rights shall (i) cease to be applicable at such time as either (A) the Company no longer has any ownership interest in the Property, or (B) neither BH nor any Affiliate has any interest in the Company; and (ii) not apply to the existing projects of the HP Member Group and its Affiliates owned or managed on the date of this Agreement

(d)                                 Notwithstanding the preceding provisions of this Section 7.4, no member of the HP Member Group or their Affiliates shall initiate the solicitation of tenants in any building that comprises any part of the Property to move to other buildings owned or managed by any member of the HP Member Group or their Affiliates outside of the Company without the prior written consent of BH.  As used herein the term “initiate the solicitation of” shall mean the initiation of contact directly between the HP Member Group or its Affiliates and a tenant regarding a move by such tenant to a property which is not the Property; provided, however, that such term shall in no event apply to (i) responses to requests for proposals submitted by tenants or their brokers, agents or representatives or (ii) new or additional requirements of such tenants or (iii) general advertising.  Furthermore, no member of the HP Member Group nor their Affiliates shall actively discourage prospective tenants from leasing available space in a building that comprises all or part of the Property and shall not discriminate against a building that comprises any part of the Property in favor of other properties owned outside the Company in its presentations and communications with potential tenants.

7.5                                 Company Expenses.  The Company shall be responsible for paying, and shall pay, all costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, leasing, servicing, collecting upon and operating the Company Property, except for (i) costs of preparing the reports to Members specifically called for by the terms hereof and the Approved Budget and Operating Plan, which shall be the cost of the Managing Member (provided that reasonable third party costs (including audit and legal) incurred in connection with the same shall be at the Company’s expense), (ii) costs to be borne by any third party under any agreement with the Company, and (iii) costs to be borne by any Member or its Affiliates as specifically provided in this Agreement or the Management Agreements.  Subject to the preceding sentence and the other provisions of this Agreement, all management fees and expenses payable under Section 7.3, costs of financing and financing fees, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company.  In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been Approved by the other Member or is expressly authorized in this Agreement or the appropriate Approved Budget or Approved Operating Plan (including any permitted variance hereunder).  Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member or any of their respective Affiliates for any general overhead or similar costs and expenses of such Member or Affiliate.

7.6                                 Venture Coordinator.  BH will designate an asset manager for its investment in the Company (the “Venture Coordinator”) who will have primary responsibility for fulfilling BH’s obligations under this Agreement and will be empowered to Approve matters for and on behalf of BH, including with respect to Major Decisions.  Such Venture Coordinator shall be designated in writing and may be changed by BH by Notice to HP.

7.7                                 Enforcement of Affiliate Agreements.  Notwithstanding anything herein or in any other agreement to the contrary, in the event the Company has the right to terminate, amend, modify, extend, renew, waive, consent to or approve any material right or exercise any remedy with regard to any Management Agreement or other agreement between the Managing Member or any Affiliate of the Managing Member, on the one hand, and the Company, on the other hand, then the exercise of any such right on behalf of the Company, including the giving of any notice or approval with regard thereto, will be controlled solely by BH which shall have the right to cause the Company to exercise any rights to vote or influence the actions of the Company in connection therewith, and the Managing Member shall not have the right to exercise any control over the Company’s actions in respect thereof.  Any decision made by BH in accordance with the preceding sentence shall be implemented solely by BH.

ARTICLE VIII

BOOKS, RECORDS, REPORTS AND PROPERTY PLAN

8.1                                 Books and Records.  The Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the

Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Property.  Bills, receipts and vouchers shall be maintained on file by the Managing Member.  The Managing Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any Company Property.  At the cost and expense of the Company, the Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.3.  Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Managing Member.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.  Additionally, upon request of a Member, all professionals given access to any such books or records shall be directed to provide such books or records to such Member.

8.2                                 Accounting and Fiscal Year.  The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method.  The fiscal year and federal income tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

8.3                                 Reports.

(a)                                  The Managing Member will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member the following within the periods set forth below (provided that for so long as it diligently performs its obligations hereunder, the Managing Member shall not be responsible for the delays of any Person that is not an Affiliate of Managing Member or reputable accountants or auditors retained by the Managing Member on behalf of the Company), all of which shall be certified by the Managing Member as being true and correct:

(i)                                     within twelve (12) days after the end of each calendar month of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, (B) an unaudited related income statement of the Company for such fiscal quarter, (C) an unaudited statement of each Member’s Capital Account for such fiscal quarter, (D) an unaudited statement of cash flows of the Company for such fiscal quarter, and (E) a reconciliation of actual Operating Expenses and Operating Revenues during such period compared with the Budget amounts for such items, and (F) a quarterly explanation of the discrepancies; and

(ii)                                  within twelve (12) days after the end of each calendar month, a status report of the Company’s activities during such calendar month, including summary descriptions of additions to, dispositions of and leasing and occupancy of Company Property and any material legal issues such as claims filed or threatened against the Company, material claims of the Company against other parties and developments in any then pending legal actions affecting the Company during such month.

(b)                                 The Managing Member will prepare, or cause to be prepared, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member no later than January 15 after the end of each fiscal year of the Company the following, all of which shall be certified by the Managing Member as being true and correct:

(i)                                     an unaudited balance sheet of the Company dated as of the end of such fiscal year;

(ii)                                  an unaudited related income statement of the Company for such fiscal year;

(iii)                               an unaudited statement of each Member’s Capital Account for such fiscal year;

(iv)                              an unaudited statement of cash flows of the Company as of the end of the fiscal year; and

(v)                                 such other supporting schedules, reports and backup information as are reasonably requested by BH; provided that any such supporting schedules, reports, and backup information shall not be required to be provided on less than fifteen days notice.

(c)                                  In addition, if requested by BH, the Managing Member will prepare, at the expense of the Company, and furnish to each Member within forty-five (45) calendar days after the end of each fiscal year of the Company, the final audited amount of net income of the Company for such fiscal year and, within sixty (60) calendar days after the end of such taxable year, each of the following, all of which shall be certified by the Managing Member as being true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof) (i) an audited balance sheet of the Company dated as of the end of such taxable year; (ii) an audited related income statement of the Company for such taxable year; (iii) an audited statement of cash flows for such taxable year; and (iv) an audited statement of each Member’s Capital Account for such taxable year.

(d)                                 All schedules of book income shall be prepared on a GAAP basis.  Promptly after the end of each fiscal year, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable Laws, rules and regulations.  The Managing Member will use its diligent commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than March 1st of the year following such fiscal year and will file the tax returns after they have been Approved by BH and the Managing Member.

(e)                                  The Managing Member shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as BH may determine are appropriate.  The Managing Member will furnish to each Member upon request, at the expense of the Company, copies of all reports, statements, notices and other material written information received by the Company or the Managing Member from, or delivered by or on behalf of the Company to, any third party lender.  Subject to the provisions of Section 13.14, each Member shall be permitted to deliver to any of its Affiliates, and BH shall be permitted to deliver to any of its direct or indirect members, partners or investors, a copy of any of the reports and statements provided to such Member pursuant to this Section 8.3.

(f)                                    All decisions as to accounting principles shall be made by the Managing Member with the Approval of BH, subject to the provisions of this Agreement.

8.4                                 The Company Accountant.  The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally-recognized accounting firm designated by the Managing Member and Approved by BH from time to time or any other accountant and auditor Approved by BH.  The reasonable fees and expenses of the Company Accountant shall be a Company expense.

8.5                                 Reserves.  The Managing Member may, in its discretion and subject to the Approval of BH and such conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate.

8.6                                 The Budget and Operating Plan.  No later than the Closing Date, the Managing Member shall have prepared and submitted to BH for Approval (and BH shall have Approved) a preliminary estimated Budget for the period through December 31, 2010 and Operating Plan for the Company for the period from the Closing Date through December 31, 2010, which shall include projected costs to operate the Company and make tenant improvements, leasing conversions and capital expenditures to be set forth therein to be made in the budget period following acquisition of the Property and shall be in the form attached as Appendix B hereto (the “Initial Approved Budget and Operating Plan”).  Thereafter, commencing for the 2011 fiscal year, the Budget and Operating Plan shall be prepared in proposed form and submitted annually by the Managing Member to BH for Approval at least sixty (60) calendar days prior to the end of the current fiscal year (so that the Managing Member will submit a Budget and Operating Plan for the 2011 fiscal year no later than November 1, 2010 to BH for its Approval) with respect to the following fiscal year, together with five (5) year forward projections (provided if the Managing Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, BH shall be authorized to prepare such Budget and Operating Plan).  In formulating the comprehensive Budget and Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Managing Member will develop (for Approval by BH) proposed strategies regarding (i) plans for renovation, leasing, financing, sale and rehabilitation of the Property and any other real property and proposed reductions to Operating Expenses and other Company costs and expenses and increases in revenues, (ii) preparation and release of all promotional and advertising material relating to, and a marketing plan for, the Company Property or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Property, or acquisition of additional Company Property, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Approved Budget and Operating Plan.  The Managing Member will also consider and make recommendations to the extent it deems the same appropriate regarding the financing, amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company and any other matters affecting the Company’s business.  BH and the Managing Member may from time to time review the Approved Budget and Operating Plan and make such amendments or modifications thereto as they shall jointly determine to be appropriate or necessary.

8.7                                 Accounts.  All short term or liquid funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the name of the Company or shall otherwise be invested in the name of the Company, in such manner as shall be jointly Approved by the Managing Member and BH.  Company funds shall not be commingled with those of any other person or entity.  Company funds shall be used only for the business of the Company.

8.8                                 REIT Matters.  Within fifteen (15) days following the end of each calendar quarter, the Company shall provide to BH all tax information requested by BH and necessary for BH (or its REIT affiliates) to comply with the REIT requirements under Sections 856 and 857 of the Code (provided that BH has advised HP of what tax information is necessary to accomplish such compliance). Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Member (acting on the Company’s behalf) shall take any action which would cause BH (or its REIT affiliates) to (a) fail to qualify as a “real estate investment trust” (as defined under Sections 856 & 857 of the Code) or (b) incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions).  In particular, the Company shall conduct its business affairs in a manner so as to avoid incurring income that would not qualify under Sections 856(c)(2) and 856(c)(3) of the Code and will not acquire assets that are not described in Section 856(c)(4) of the Code unless approved by BH.  The Members shall periodically consult with each other (or their designee) to ensure that any prospective transaction undertaken by the Company, or a Member acting on behalf of the Company, shall not cause BH (or its REIT affiliates) to fail to qualify as a REIT.  If the Members disagree as to whether any transaction will cause BH (or its REIT affiliates) to fail to qualify as a REIT (as defined under Sections 856 and 857 of the Code) or incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), the reasonable determination of BH shall be final.

ARTICLE IX

TRANSFER OF INTERESTS

9.1                                 No Transfer.  Except as expressly permitted or contemplated by this Agreement (including pursuant to Sections 9.2 and 9.5 below, and pursuant to Article XV), no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the Approval of the other Members.  Any Transfer in contravention of this Article IX shall be null and void.  In no event shall any Member transfer all or any part of its Interest to any Person if, as a result of such Transfer, a Prohibited Person would be the direct, indirect, or beneficial owner of all or a portion of such Interest.  No Member, without the prior Approval of the other Members, shall resign from the Company except as permitted by this Article IX.  Nothing in this Article IX is meant to or will be interpreted to restrict in any way the ability of any equityholder in Behringer Harvard

Opportunity REIT II, Inc.  BHO II, Inc., BHO Business Trust II or Behringer Harvard Opportunity OP II, LP and/or their constituent owners from transferring securities issued by such entities.

9.2                                 Permitted Transfers.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, BH and the HP Member Group may from time to time without the consent or Approval of BH or the HP Member Group, as applicable, Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Affiliate other than a Prohibited Person; provided, however, that any such Transfer (either individually or when aggregated with any other prior Transfer by such Member or HP Member Group under this Section 9.2(a)) shall not result in a Change in Control.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, any Member, its constituents and/or the direct or indirect individual holders of any interest in the Company may Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Person (other than a Prohibited Person) for estate planning purposes or to a trust for the benefit of the immediate family members of the ultimate direct or indirect individual holders of an interest in such Member on the date of this Agreement; provided, however, that, any such Transfer (either individually or when aggregated with any other prior Transfers by such Member or HP Member Group under this Section 9.2(b)) shall not result in a Change in Control.

(c)                                  A transferee under Sections 9.2(a) or Section 9.2(b) in which the Transfer otherwise complies with all of the requirements of this Article IX is a “Permitted Transferee”. Any permitted Transfer under Sections 9.2(a) and 9.2(b) above shall not relieve the transferor of any of its obligations prior to such Transfer.  The parties hereto agree to amend the transfer provisions of Article IX if any Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for federal and state income tax purposes.  Nothing contained in this Article IX shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.2.  Subject to Section 9.3, any Permitted Transferee pursuant to this Section 9.2 shall become a Member of the Company.  The provisions of this Section 9.2 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s Interest in the Company, or in Company Property (which transfer or grant shall be subject to the other provisions of this Agreement).

(d)                                 Notwithstanding the foregoing, if the Company is required by applicable Law to recognize a Transfer that is not a permitted Transfer (an “Unapproved Transfer”) (or if the Managing Member and the non-transferring Member(s), in its (or their) sole discretion, shall elect to recognize but not Approve a Transfer that is not a permitted Transfer), the Interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company or any other Member prior to any other allocations or distributions relating to the Unapproved Transfer.  In the case of a Transfer or attempted Transfer of an Interest that is not a permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.  A Person who acquires an Interest in an Unapproved Transfer as provided in this Section 9.2(d) but who is not admitted as a substituted Member shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement, including any voting rights; provided, however, that no rights, including but not limited to rights to distributions, shall be transferred or permitted with respect to any Interest if a Prohibited Person would be the direct, indirect or beneficial owner of all or any portion of such rights.

9.3                                 Transferees.  Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.2 reasonably satisfactory to a Majority-In-Interest of the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments as a Majority-In-Interest of the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest.  At the request of a Majority-In-Interest of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Property or any Loan Document, and (iii) such Transfer does not violate any federal or state securities Laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended.  As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission.  All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.4                                 Section 754 Election.  In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if required by the Code, or if otherwise in the best interests of the Company (as determined by a Majority-In-Interest of the Members), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

9.5                                 Other Transfers.

(a)                                  On or after the second annual anniversary of this Agreement, in the event BH or the HP Member Group desires to Transfer its Interest in a manner which is not a permitted Transfer under Section 9.2(a) or (b), BH or the HP Member Group, as applicable, may otherwise Transfer all of its Interest to a bona fide third party transferee provided that as a condition to completing such Transfer, the transferring Member or the HP Member Group (“Triggering Party”) shall first deliver to the other Member or HP Member Group (“Recipient Party”) written notice of its intention to sell all of its Interest (“Target Interest”) setting forth the proposed purchase price and such other terms and conditions of the proposed sale (“Transfer ROFO Notice”).  At any time within thirty (30) calendar days after the date the Recipient Party receives the Transfer ROFO Notice (the “Transfer Response Period”), the Recipient Party shall have the right, exercisable by delivery of notice in writing (the “Transfer Election”) to the Triggering Member, to either:

(i)                                     Approve the sale of the Target Interests and authorize the Triggering Party to attempt to sell or dispose of the Target Interests on the terms and conditions set forth in the Transfer ROFO Notice; or

(ii)                                  offer to purchase all of the Target Interests for a cash purchase price and on the terms set forth in the Transfer ROFO Notice and subject to no other terms and conditions (the “Acceptable Transfer Terms”).

(b)                                 Any election pursuant to Section 9.5(a)(ii) above shall be made by (x) delivering to the Triggering Party the Transfer Election, which shall affirmatively state that the Recipient Party is exercising such option, and (y) depositing in an escrow account at a bank or other financial institution selected by the Triggering Party (the “Transfer Escrow Agent”), a deposit equal to 5% of the purchase price (the “Transfer Escrow Deposit”) (as set forth in the applicable Acceptable Transfer Terms) within five calendar days of such election.  In the event of an election to purchase pursuant to Section 9.5(a)(ii) above, within 60 calendar days of the date of the Recipient Party’s Transfer Election to purchase, the Recipient Party and the Triggering Party shall close the purchase of the Target Interests and the Triggering Party shall assign the Target Interest to the Recipient Party or to a designee of the Recipient Party, upon receipt of payment of the purchase price.  All closings of any purchase and sale under this Section 9.5 will be held at the Company’s principal office and will take place no later than the closing date set forth in the applicable Acceptable Transfer Terms.

(c)                                  If during the Transfer Response Period the Recipient Party neither (x) authorizes the Triggering Party to attempt to sell the applicable Target Interests as provided in Section 9.5(a)(i) nor (y) elects to purchase the Target Interests of the Triggering Party’s provided in Section 9.5(a)(ii), then the Recipient Party shall be deemed to have authorized and have Approved a Transfer of the Target Interests pursuant to Section 9.5(a)(i) to a bona fide third party transferee, for a purchase price not less than 95.0% of the purchase price set forth in the Acceptable Transfer Terms, and otherwise pursuant to such other terms, conditions and provisions as are determined appropriate in the reasonable discretion of the Triggering Party.  In the event the Recipient Party authorized or is deemed to have authorized the Transfer of the applicable Target Interests pursuant to the terms described above, and the Triggering Party thereafter receives a bona fide offer for the purchase of the Target Interests from any party for a purchase price which is at least equal to 95.0% of the purchase price set forth in the Acceptable Transfer Terms, the Triggering Party may consummate the sale of the Target Interest on such terms, without the requirement of any Approval of the Recipient Party; provided, the Triggering Party shall have entered into a binding contract for the transfer of the applicable Target Interests within 180 calendar days after the date on which the Recipient Party authorized or was deemed to have authorized such transfer, and such Transfer must be consummated within the same 180-day-calendar-day period.  The failure of the Triggering Party to enter into such binding contract within the 180-day period referred to in the immediately preceding sentence, shall require the Triggering Party to again deliver to the Recipient Party a Transfer ROFO Notice and to again follow the procedures set forth in this Section 9.5.

(d)           In the event the Recipient Party should default in its obligation to purchase a Target Interest pursuant to the terms of this Section 9.5, the following shall be the sole remedies for such default:

(i)            The Recipient Party will immediately and without any further action cease to have any rights of first offer pursuant to the provisions of this Section 9.5, including with regard to any future or subsequent Transfers of any Interest by the Triggering Party;

(ii)           The Recipient Party will immediately and without any further action cease to have any right to make a Buy-Sell Offer or otherwise trigger or initiate the provisions set forth in Article XV;

(iii)          The Transfer Escrow Agent shall immediately deliver to the Triggering Party the Transfer Escrow Deposit as liquidated damages to retain for its own account (such amount shall not be deemed to be a contribution or distribution of capital, or effect in any way the Capital Account of any Member or the allocation provisions or any other provisions of this Agreement); and

(iv)          Thereafter, the Triggering Party may at any time Transfer all or any portion of its Interests in the Company, without the prior Approval of the Recipient Party and without having to comply with the provisions of this Section 9.5.

(e)           Notwithstanding the foregoing, if the provisions of Article XV have been initiated by any Member, then no Member may initiate the provisions of this Section 9.5 until the procedures set forth in Article XV have been completed or terminated pursuant to the provisions of such Article.

(f)            Notwithstanding the foregoing provisions of this Article IX, to the extent any transfer is prohibited or requires the lender’s consent under the Loan Documents, no transfer shall be permitted until such lender’s consent is obtained and any transfer must be done in accordance with any applicable lender’s consent or approval and the requirements of the Loan Documents.  Any transfer prohibited under the Loan Documents which is not consented to as provided above shall be null and void.  To the extent that any fees or expenses are incurred in connection with a lender’s consent or approval, including a transfer fee and lender’s legal fees, the Triggering Party shall be responsible for payment of all such fees and expenses, the payment thereof being a condition precedent to any such transfer.

ARTICLE X
EXCULPATION AND INDEMNIFICATION

10.1         Exculpation.  No Member, Managing Member, general or limited partner of any Member, shareholder, partner, or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any breach of fiduciary duty or act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs, provided that any such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and it was within the scope of authority granted to such Person, and in the case of a Member, Managing Member or related Person, was not attributable to such Member’s, Managing Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence.  No general or limited partner of any Member, Managing Member, shareholder, partner, member or other holder of an equity interest in such Member, Managing Member or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s or Managing Member’s obligations under this Agreement, but the foregoing shall not relieve any such partner, shareholder or member of any Member or Managing Member from its obligations to such Member or Managing Member.

10.2         Indemnification.

(a)           The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, the Managing Member and each general or limited partner of any Member or such Member’s Affiliates, shareholders, members, partners or other holders of any equity interest in such Member or its Affiliates, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable fees and expenses of outside counsel) and causes of action imposed on, incurred by, asserted against or to which such Indemnitee may otherwise become subject by reason of or in connection with any breach of fiduciary duty or matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, that any such act or omission was taken in good faith, was reasonably believed by the applicable Indemnitee to be in the best interest of the Company and was within the scope of authority granted to such Member or applicable Indemnitee, and in the case of a Member or related Indemnitee, was not attributable to such Indemnitee’s fraud, bad faith, willful misconduct or gross negligence.  Any indemnity under this Section 10.2 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the Approval of all of the Members, to contribute additional capital under Section 4.2 to enable the Company to satisfy any obligation under this Section 10.2.  All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company assets.

(b)           The Company and each Member shall be indemnified and held harmless by the other Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of such Member (including acts performed as the Managing Member) which is not performed in good faith or is not reasonably believed by such Member to be in the best interest of the Company and within the scope of authority conferred upon such Member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Member, (iii) the breach by the Company of any of its representations and warranties made under any Transaction Document, which breach was the result of information or matters relating to such Member, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Member.

(c)           The provisions of this Section 10.2 shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.2 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.2 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, partners, shareholders, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

(e)           Notwithstanding any of the preceding provisions of this Section 10.2, in no event shall the Company have any obligation under this Section 10.2 that is prohibited by the charter of Behringer Harvard Opportunity REIT II, Inc., as same may exist as of the date of this Agreement or after any amendment hereafter made in order to comply with laws and regulations applicable to real estate investment trusts.  BH represents and warrants to HP that there is no Company obligation under this Section 10.2 that is prohibited by the charter of Behringer Harvard Opportunity REIT II, Inc., as such charter exists as of the date of this Agreement.

ARTICLE XI
DISSOLUTION AND TERMINATION

11.1         Dissolution.

(a)           The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

(i)            the sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor;

(ii)           the unanimous agreement of the Members to dissolve the Company; or

(iii)          the bankruptcy or dissolution of the last remaining Member (which shall not include the occurrence of such an event with respect to any Member’s constituent equity owners which does not cause such an event to occur with respect to the Member itself) or the occurrence of any other event that terminates the continued membership of all Members in the Company.

(b)           Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company.  Except as otherwise specifically provided in this Agreement, each Member agrees that, without the Approval of the other Members, a Member may not withdraw from or cause a voluntary dissolution of the Company.  In the event a Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability hereunder.

11.2         Termination.  In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan Approved by BH.  The Liquidating Member may distribute Company Property in kind only with the Approval of all Members.

(c)           The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)            first, to the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation;

(ii)           second, subject to the Approval of BH, to the setting up of any reserves which the Liquidating Member and the Managing Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company.  Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.2(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.2(c)(i) and, by reason thereof, a distribution under Section 11.2(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.2(c)(i);

(iii)          thereafter, the balance, if any, to the Members in accordance with Section 6.6.

11.3         Liquidating Member.  The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XI.  Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Managing Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Managing Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

11.4         Claims of the Members.  Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII
DEFAULT BY MEMBER

12.1         Events of Default.  For the purposes of this Agreement, an “Event of Default” shall exist with respect to a Member if and so long as any of the following shall occur and be continuing:

(a)           A voluntary Transfer of any Member’s Interest, other than a permitted Transfer made in accordance with Sections 9.2 and 9.5 or Article XV.

(b)           A Member’s voluntary withdrawal as a Member for any reason other than a permitted Transfer of its Interest and the admission of the transferee as a Member in its stead (in accordance with the applicable provisions of Sections 9.2 or 9.5).

(c)           Any representation or warranty of such Member contained in Sections 13.1, 14.1, or 14.2 is inaccurate or untrue in any material respect.

(d)           Such Member or its Affiliates shall violate any other material term, breach any material provision or default in the performance of any of its duties or material covenant applicable to such Member as set forth in this Agreement (excluding a failure to make Additional Capital Contributions, the exclusive remedy for which is set forth in Section 4.2) and (i) such violation, breach or default causes Material Damage or Loss to the Company, or any of its Members or their respective Affiliates, and (ii) such violation, breach or default is not cured (including without limitation, by the breaching Member reimbursing the Company or the affected Member for the resulting material damage or loss) within a Reasonable Period.

(e)           Solely with respect to HP, an “event of default” shall occur and be continuing under any Management Agreement or other material agreement that the Company enters into with the HP Member Group or any of its Affiliates, and (i) such violation, breach or default causes Material Damage or Loss to the Company, or any of its Members or their respective Affiliates, and (ii) such violation, breach or default is not cured (including without limitation, by the HP Member Group reimbursing the Company or the affected Member for the resulting Material Damage or Loss) within a Reasonable Period.

Notwithstanding the foregoing provisions of this Section 12.1, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member.

12.2         Effect of Event of Default.  Subject to the provisions hereof, upon the occurrence of an Event of Default by BH or the HP Member Group, then the non-defaulting party (BH or the HP Member Group) shall have the right, at any time within one year from the date of such Event of Default and upon giving the defaulting party at least ten (10) days prior written notice of such election to pursue any right or remedy available to it at law or in equity against the defaulting party (which shall represent a recourse obligation of such party).  In addition, BH shall have the remedies set forth in Section 7.2(e) if the defaulting party is any member of the HP Member Group.

ARTICLE XIII
MISCELLANEOUS

13.1         Representations and Warranties of the Members.

(a)           Each Member represents and warrants to the other Members as follows:

(i)            It is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii)           This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

(iii)          No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company.  All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)          The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v)           The Member has not retained any broker, finder or other commission or fee agent other than NorthMarq or AmeriSphere and no such person has acted on its behalf in connection with the acquisition of the Company Property or the execution and delivery of this Agreement.

(vi)          It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky Laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.  It has acquired its Interest solely for investment purposes only and not for the purpose of resale.

(vii)         Neither such Member, nor, to such Member’s knowledge, any Person who holds any interest in such Member and with respect only to HP, nor any HP Person is a Prohibited Person nor a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement or any Transaction Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(viii)        Such Member has taken, and shall continue to take, such measures as are required by applicable law to assure that the funds used to pay sellers and lessors under the Transaction Agreements are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the Laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the Laws of the jurisdiction in which they originated.

(ix)           Such Member is in compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56.

(b)           In addition, HP represents and warrants to BH that it and the Submanager are Controlled by the HP Persons.

(c)           Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties or those set forth in Article XIV made by such Member and all such representations and warranties shall represent recourse obligations of the Members and will survive the execution and delivery of this Agreement and the termination and dissolution of the Company or any Member.  In addition, BH agrees to indemnify HP, the HP Persons and their respective Affiliates for any losses or liabilities incurred by them under any nonrecourse carveouts under the Loan which directly result from any unauthorized transfers of the Property by BH or its Affiliates, from any transfers of direct or indirect interests in BH, or from the fraud, willful misconduct or gross negligence of BH.

13.2         Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

13.3         Notices.  All notices, demands, consents, requests for Approvals, or other requests or communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission with confirmed receipt or (iii) a reputable overnight courier service, fees prepaid, addressed as follows:

If to BH to:	Behringer Harvard Parrot’s Landing, LLC 15601 Dallas Parkway, Suite 600 Addison, TX 75001 Attn: Executive Vice President of Real Estate Fax: (214) 655-1610

With a copy to:	Behringer Harvard Opportunity REIT II, Inc. 15601 Dallas Parkway, Suite 600 Addison, TX 75001 Attn: Chief Legal Officer Fax: (214) 655-1610

If to HP and HP Persons to:	Hampton Peak, LLC 4582 South Ulster Street Parkway, Suite 1200 Denver, Colorado 80237 Attn: Luke C. Simpson Fax: (303) 991-3143

With a copy to (which shall not constitute notice):	Otten, Johnson, Robinson, Neff & Ragonetti, P.C. 950 Seventeenth Street, Suite 1600 Denver, Colorado 80202 Attn: Michael Westover, Esq. Fax: (303) 825-6525

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.3.  A Notice sent in compliance with the provisions of this Section 13.3 shall be deemed given on the date of receipt.

13.4         Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.5         Captions.  All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.6         Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.7         Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

13.8         Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.9         Creditors Not Benefited.  Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any creditor of any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any guaranty.

13.10       Recalculation of Interest.  If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder.  All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.11       Severability.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.12       Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.13       Publicity.  The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Company Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law, rule, or regulation.

13.14       Confidentiality.

(a)           The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial, or other information relating directly to the conduct of the business and affairs of the Company, the Company Property or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, members, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by all of the Members; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder or in any property management agreement to which it is a party covering any Company Property, or to market the Company Property or any Interests as permitted by the terms of this Agreement, and to its attorneys and advisors who agree to maintain a similar confidence; provided, however, that the Company, HP and the HP Persons, BH and its Affiliates may disclose the content of this Agreement to any of their partners, members, lenders, or other actual or prospective investor in or Purchaser of the Company Property in accordance with the terms of this Agreement.  Without limitation of the foregoing, it is understood and agreed that BH is an indirect subsidiary of Behringer Harvard Opportunity REIT II, Inc., a company that is required to make public disclosures of material facts and events under U.S. federal securities law, and that in respect of item (b) in the preceding sentence, Behringer Harvard Opportunity REIT II, Inc. shall determine, in its sole and absolute discretion, whether any such disclosure is required by applicable law or regulations.  Nothing contained in the foregoing provisions shall be construed to prohibit the recordation in the appropriate real estate records of any document that, when executed, is necessary to effectuate the intent of this Agreement or will evidence or convey an interest in real property or debt secured by real property and that is customarily recorded.

(b)           Subject to the provisions of Section 13.14(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including without limitation, responses to discovery requests) containing any Confidential Information.  Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.14, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates.  The cost (including without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)           The covenants contained in this Section 13.14 will survive the Transfer of the Interest of any Member and the termination of the Company.

13.15       Venue.  Each of the Members consents to the jurisdiction of any court in Wilmington, Delaware, Denver, Colorado, or Dallas, Texas for any action arising out of matters related to this Agreement.  Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware, Denver, Colorado, or Dallas, Texas.

WAIVER OF JURY TRIAL.  EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.16       Cooperation.  In connection with the sale of the Company Property or any portion thereof, each Member agrees to reasonably cooperate with each other Member (the “Exchanging Member”), which seeks to structure the disposition of its Interest in a manner that will afford the Exchanging Member an opportunity to take advantage of provisions of the Code governing tax free exchanges or reorganizations; provided that such structuring does not have an adverse effect on any such sale (including without limitation, with respect to timing), and provided that the Exchanging Member shall bear all costs and expenses associated with such structuring, the other Members shall not be required to take title to any property or interest or assume or be subject to any obligations, and the Exchanging Member shall indemnify, defend and hold the other Member(s) and the Company harmless from and against any and all liabilities that they may incur by reason of their participation or cooperation in such exchange or reorganization transaction, and such structuring shall not delay any such transaction, and shall be subject to any reasonable restrictions proposed by the Members that are not Exchanging Members.

13.17       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

13.18       Attorneys’ Fees.  If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, it is the intent of the parties that reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

ARTICLE XIV

PATRIOT ACT

14.1         Compliance with International Trade Control Laws and OFAC Regulations.  Each Member represents, warrants and covenants to the other that:

(a)           It is not now nor shall it be at any time during the term of this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S.  law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)           Such Member, no HP Person, and no Person who owns a direct interest in such Member is not now nor shall be at any time during the term of this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

14.2         Member’s Funds.

(a)           Each Member represents, warrants and covenants to the other Member that it has taken, and shall continue to take during the term of this Agreement, such measures as are required by law to assure that the funds invested in the Company and/or used to make payments in connection therewith are derived (i) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the Laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law or to the extent such funds originate outside the United States, under the Laws of the jurisdiction in which they originated.

(b)           Each Member further represents, warrants and covenants to the other Member that, to the best of its knowledge after making due inquiry, neither the Member, nor any Affiliate, nor any holder of a direct interest in such Member, no any HP Person, nor any Person providing funds to such Member (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has been convicted of any crimes involving moral turpitude or tax fraud; and (iv) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

14.3         Member Compliance with Patriot Act.  Each Member represents and warrants that it is in material compliance with any and all applicable provisions of the Patriot Act.

14.4         Cooperation with Other Members.  Each Member agrees to cooperate with the other Member, in providing such additional information and documentation on such Member’s legal or beneficial ownership, policies, procedures and sources of funds as any Member deems necessary or prudent to enable such Member to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.  From time to time upon the written request of any Member, each Member shall deliver to the other Member a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for such Member and each holder of a legal interest in such Member.

14.5         Actions Taken Pursuant to Anti-Money Laundering Laws.  If any Member reasonably believes that a Member may have breached any of the representations, warranties or covenants set forth in this Article XIV, each such Member has the right (and may have the obligation under applicable law), with or without notice to such other Member, to (a) notify the appropriate governmental authority (or authorities) and to take such action as such governmental authority (or authorities) may direct; and/or (b) withhold distributions and segregate the assets constituting the Capital Contribution by such Member or any of such Member’s funds or assets deposited with or otherwise controlled by the Company pursuant to this Agreement or otherwise.  Each Member agrees that it shall not assert any claim (and hereby waives any claim that it may now or hereafter have) against any other Member, or agents of such member for any form or type of damages as a result of any of the foregoing actions, regardless of whether such other Member’s reasonable belief is ultimately demonstrated to be accurate.

ARTICLE XV

BUY-SELL PROCEDURE

15.1         General Provisions.  Either BH or HP (the “Offeror”) may, upon the occurrence of a Deadlock Event, or if earlier, at any time following an Event of Default or a For Cause Event with respect to BH or the HP Member Group, in which event the non-breaching party (BH or HP) may be the Offeror, make an offer as described below (the “Buy-Sell Offer”) to the other (the “Offeree”), as set forth below.

(a)           The Buy-Sell Offer must (i) be in writing and be signed by the Offeror, (ii) specify the Offeror’s good faith estimate of the fair market value of the Company Property (the “Buy-Sell Offer Price”) at which the Offeror would purchase all of the assets of the Company, as if such assets were free and clear of all liens, claims and encumbrances (that can be discharged or removed with the payment of money), (iii) disclose all liabilities and potential liabilities of the Company known to the Offeror and a good faith estimate of the monetary amount of such liabilities, and (iv) disclose the terms and details of any financing, refinancing, proposed sale, or other monetization event that the Offeror has initiated, negotiated or discussed during the prior one hundred eighty (180) calendar days with a third party for all or any portion of the Company Property.

(b)           A copy of the Buy-Sell Offer must be delivered to the Offeree and to the Company Accountant who shall, within ten (10) Business Days of the Buy-Sell Offer, determine and notify the Members of the amount the Offeree would receive (the “Offeree Value”) and the amount the Offeror would receive (the “Offeror Value”) on account of its or their respective Interest(s) and any Priority Capital Contributions if all Company Property were sold for the aggregate Buy-Sell Offer Price, all liabilities of the Company were paid in full, and the remaining proceeds were distributed to the Members in accordance with Section 6.4.

(c)           The Offeree will have the right, exercisable by delivery of notice in writing (the “Election”) to the Offeror within forty five (45) calendar days after its receipt of the Buy-Sell Offer, to elect to either:

(i)            sell to the Offeror all of the Offeree’s rights, title and interests in and to its or their Interest(s) in the Company (and in any Priority Capital Contributions) for a cash purchase price equal to the Offeree Value; or

(ii)           purchase all of the Offeror’s rights, title and interests in and to its or their Interest(s) in the Company (and in any Priority Capital Contributions) for a cash purchase price equal to the Offeror Value.

Failure of the Offeree to timely give the Offeror notice of the Offeree’s Election will be deemed, upon the expiration of such forty five (45) day period, to be an Election to sell under Section 15.1(c)(i).

(d)           Contemporaneously with the Offeree’s Election or deemed Election, the purchasing party under this Section 15.1 shall deposit in escrow with a national title company or bank or other financial institution selected by the selling party as escrowee an earnest money deposit in cash in an amount equal to 5% multiplied by the purchase price to be paid in connection with such purchase, and, if for any reason such purchasing party fails to close such purchase as provided in this Section 15.1, then the selling party may retain such deposit as liquidated damages for its own account or elect to purchase all of the rights, title and interests of the purchasing party in and to its or their Interest(s) (and in any Priority Capital Contributions) for a cash purchase price equal to 95% of the Offeree Value or Offeror Value, as applicable and apply such deposit toward the purchase price.  All closings of any purchase and sale under this Section 15.1 will be held at the principal office of the Company and shall take place no later than that date which is 90 calendar days after the later of the Offeree’s Election or deemed Election.

(e)           Each of BH and HP will be entitled to enforce its rights under this Section 15.1 by specific performance.  If the purchasing party defaults under this Section 15.1, it will have no right to make any future Buy-Sell Offer hereunder.

(f)            Any party may freely assign its rights and obligations pursuant to this Section 15.1 by delivering notice of such assignment to BH or HP (as applicable), provided that the assigning party will remain liable for any and all obligations of its assignee, as if such party had not assigned its rights pursuant to this Section 15.1.

(g)           Notwithstanding the foregoing, if the provisions of Section 9.5 of this Agreement have been initiated by a Member, then no Member may initiate the provisions of this Section 15.1 until the procedures set forth in Section 9.5 have been completed or terminated pursuant to the provisions thereof.  No Buy-Sell Offer may be made until all periods for making elections and performing obligations under any previous Buy-Sell Offer pursuant to this Section 15.1 have terminated.

15.2         Termination of Other Agreements.  If a purchase and sale of Interests under this Article XV is completed, all agreements between the Company and a selling Member or its Affiliates related to the Company Property (including the Management Agreements) will (at the election of the purchasing party) be terminated on the date such Interest is purchased without payment of any penalty or termination fee.  In addition, at the closing of such purchase made in accordance with Section 15.1, the purchaser shall, at its option, either (i) obtain a release of the selling Member and its Affiliates from all liability, direct or contingent, by all holders of all Company debts, obligations or claims for which the selling Member or its Affiliates may be personally liable (including any guaranties of the non-recourse carve-outs) occurring or relating to the period on and after the date of the approval by the lender under the Loan of the same and provided that such release shall not be required to extend to any liability relating to environmental hazards under the Loan Documents arising out of conditions existing on or before the date of the of purchase of such Interests, or (ii) deliver to the selling Member an agreement in form and substance reasonably satisfactory to the selling Member from a creditworthy Affiliate to assume the debts, obligations or claims of the selling Member and its Affiliates with respect to, and to defend, indemnify and save the selling Member and its Affiliates harmless from, any liability to the holders of such Company debts, obligations or claims; provided, however, that such assumption and indemnification shall not extend to those claims arising from the fraud, bad faith, willful misconduct or gross negligence of the selling Member or any of its Affiliates.  Unless such agreement and the indemnity from such credit worthy party have been Approved by the selling Member in its reasonable discretion by the closing, then the purchaser shall obtain the release provided for above in clause (i).

15.3         Power of Attorney.  In the event that the Offeror or Offeree shall have failed or refused, within five calendar days after receipt of a notice from the other requesting such party to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Section 15.1 hereof, then the non-defaulting party may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the defaulting party or on behalf of and in the name of the Company, as applicable, and such execution, acknowledgment and delivery by the non-defaulting party shall be for all purposes effective against and binding upon the defaulting party or the Company, as applicable, as though such execution, acknowledgment and delivery had been by the defaulting party or the Company, as applicable.  Each of the Members does hereby irrevocably constitute and appoint the other Members as the true and lawful attorney in fact of such appointing Member, in the name, place and stead of such appointing Member, as the case may be, to execute, acknowledge and deliver such documents under the circumstances contemplated by this Section 15.3.  It is expressly understood, intended and agreed by each Member, that the grant of the power of attorney to the other Members pursuant to this Section 15.3 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency of such appointing Member, as the case may be, or the assignment of the interest of such appointing Member in the Company, or the dissolution of the Company.

ARTICLE XVI

RIGHT OF BH TO TRIGGER SALE OF THE PROPERTY; ROFO

16.1         ROFO on the Sale of the Property.

(a)           If on or after the second anniversary of this Agreement and subject to the terms of any applicable Loan Documents, BH desires to sell the Property to any third party, BH shall first deliver to HP written notice of its intention to offer to sell the Property setting forth the proposed cash purchase price which BH is willing to accept and all other material terms and conditions of the proposed sale (“ROFO Notice”).  BH need not have located a prospective purchaser or have in its possession an actual offer to purchase in order to exercise its rights pursuant to this Section 16.1(a).  The ROFO Notice shall include a statement by BH setting forth the financing and encumbrances, if any, to which the Property will remain subject to upon conveyance (the “Permitted Exceptions”) and shall be at a price stated in U.S.  dollars only.

(b)           At any time within forty-five (45) calendar days after the date HP receives the ROFO Notice (the “ROFO Response Period”), HP shall have the right, exercisable by delivery of notice in writing (the “ROFO Election”) to BH to either:

(i)            approve the terms of the proposed sale of the Property and authorize BH to cause the Company to sell or dispose of the Property on the terms and conditions set forth in the ROFO Notice; or

(ii)           purchase the Property for a purchase price equal to the cash purchaser price stated in the ROFO Notice, less the sum of any debt or other obligations to be assumed by the purchaser and on the other terms and conditions set forth in the ROFO Notice and subject to no other terms and conditions.

(c)           Any election pursuant to subparagraph (ii) of Section 16.1(b) above shall be made by (i) delivering to BH the ROFO Election, which shall affirmatively state that HP is exercising such option, and (ii) depositing in escrow with a national title company or a bank or other financial institution selected by BH (the “ROFO Escrow Agent”), as escrowee, a non-refundable earnest money deposit in cash equal to five percent (5%) of the purchase price (the “ROFO Escrow Deposit”) (as set forth in the ROFO Notice) within five (5) calendar days of such election.  BH and the HP Member Group shall close the purchase of the Property within 45 calendar days of the date of HP’s ROFO Election to purchase pursuant to subparagraph (ii) above and the Company shall convey the entire fee simple title to the Property by special warranty deed to HP or its designee, against receipt of payment of the cash portion of the purchase price and assumption of any debt as aforesaid, subject to no title exceptions or other encumbrances other than the Permitted Exceptions (and such other title exceptions as do not materially affect the operations of the Property).

(d)           If during the ROFO Response Period, HP does not (i) authorize BH to attempt to sell the Property as provided in Section 16.1(b)(i) above, or (ii) timely elect to purchase the Property by following the procedures in Section 16.1(b)(ii) above, then HP shall be deemed to have authorized and approved the sale of the Property pursuant to Section 16.1(b)(i), for a purchase price not less than ninety-five (95%) of the purchase price set forth in the ROFO Notice and otherwise pursuant to such other terms, conditions and provisions as are determined appropriate in the reasonable discretion of BH.  If HP authorizes or is deemed to have authorized the sale of the Property pursuant to the terms described above, and the Company thereafter receives a bona fide offer for the purchase of the Property from any third party for a purchase price payable at closing which is at least equal to ninety-five percent (95%) of the purchase price set forth in the ROFO Notice, BH may consummate the sale of the Property on such terms set forth in the ROFO Notice, without the requirement of any consent or Approval of any other Member; provided, however, such sale must be consummated within 360 calendar days after the date on which HP authorized or was deemed to have authorized such sale.  The failure of the Company to close such sale within the 360-day period referred to in the immediately preceding sentence requires BH to again deliver to HP an additional ROFO Notice and to again follow the procedures set forth in this Section 16.1.

(e)           All closings of any purchase and sale under this Section 16.1 will be held at the principal office of BH and all transfer, stamp and recording taxes imposed on the transfer, and all prepayment fees, exit fees or other fees or penalties payable to any lender in connection with any prepayment of any financing incident to any purchase and sale under this Section 16.1 and all other closing costs shall be allocated as set forth in the ROFO Notice (and in the absence of such specific allocation, in accordance with local custom), and each of the Company and HP shall each pay its own attorney’s fees.  Upon the closing of the purchase and sale under this Section 16.1, the HP Member Group shall execute and deliver to the Company an agreement in mutually acceptable form providing in effect that the HP Member Group shall indemnify and hold harmless the Company from and after the closing date for all costs, expenses, liabilities and obligations of and regarding the Property arising after the closing date.

(f)            If HP shall default in its obligations to purchase the Property pursuant to the terms of this Section 16.1, the following shall be the sole and exclusive remedies for such default:

(i)            HP will immediately and without any further action cease to have any right to make a Buy-Sell Offer or otherwise trigger or initiate the provisions of Article XV;

(ii)           the ROFO Escrow Agent shall immediately deliver to BH the ROFO Escrow Deposit as liquidated damages;

(iii)          thereafter, BH may cause the Company to sell at any time the Property to any Person, without the prior written consent of HP and without having to comply with the provisions of this Section 16.1.

If BH shall default in its obligations to cause the Company to sell the Property pursuant to the terms of this Section 16.1, then HP shall have the right to pursue specific performance of such sale.

(g)           Notwithstanding the foregoing, if the provisions of Section 9.5 or Article XV of this Agreement have been initiated by a Member or HP, then BH may not initiate the provisions of this Section 16.1 until the procedures set forth in Section 9.5 or Article XV have been completed or terminated pursuant to the provisions thereof.  No ROFO Notice may be delivered until all periods for making elections and performing obligations under any previous ROFO Notice pursuant to this Section 16.1 have terminated.

(h)           Subject to compliance with any applicable terms of the Loan Documents, HP may freely assign its rights and obligations pursuant to this Section 16.1 to an Affiliate by delivery of notice of such assignment to BH and the Company, provided that HP will remain liable for any and all obligations of its assignee, as if HP had not assigned its rights pursuant to this Section 16.1(h).

16.2         Termination of Other Agreements.  If the Property is sold under this Article XVI, all other agreements between the Company and HP or its Affiliates applicable to the Property will be terminated on the date the Property is purchased (without payment of any termination fee or penalty).

16.3         Power of Attorney.  If any Member shall have failed or refused, within five (5) calendar days after receipt of a notice from the other Member requesting such Member to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Section 16.1, as applicable, then the other Member may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the other Member or on behalf of and in the name of the Company, as applicable, and such execution, acknowledgment and delivery by that Member shall be for all purposes effective against and binding upon the other Member and the Company, as applicable, as though such execution, acknowledgment and delivery had been by the refusing Member or the Company as applicable.  Each Member does hereby irrevocably constitute and appoint each other Member as the true and lawful attorney-in-fact of such appointing Member and the successors and assigns thereof, in the name, place and stead of such appointing Member or the successors or assigns thereof, as the case may be, to execute, acknowledge and deliver such documents under the circumstances contemplated by Section 16.1.  It is expressly understood, intended and agreed by each Member, for such Member and its successors and assigns, that the grant of the power of attorney to any other Member pursuant to this Section 16.3 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency, as applicable, of such appointing Member, or the assignment of the Interest of such appointing Member, or the dissolution of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

BH:

BEHRINGER HARVARD PARROT’S LANDING, LLC,
a Delaware limited liability company

By:	/s/ Gerald J. Reishen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate
Development & Legal

HP:

HAMPTON PEAK, LLC,
a Colorado limited liability company

By:	/s/ Luke C. Simpson
Luke C. Simpson, Manager

Appendix A-1

FORM OF PROPERTY AMENDMENT

Property Description: See Exhibit A attached

Legal Name of Owner:  7900 Hampton Road, LLC

Jurisdiction of Organization/Incorporation:  Delaware

Services to be provided (if other than in Management Agreement):

Per Management Agreement

Alterations to basic terms and conditions of Management Agreement (if any):

N/A

Manager:	BEHRINGER HARVARD OPPORTUNITY II MANAGEMENT SERVICES, LLC

By:
Gerald J. Reihsen, III
Executive Vice President — Corporate
Development & Legal

Owner:	7900 HAMPTON BLVD, LLC
a Delaware limited liability company

	By:	Hampton Peak, LLC
a Colorado limited liability company
Managing Member

By:
Name:
Title:

Appendix A-2

FORM OF PROPERTY MANAGEMENT SUBCONTRACT

PROPERTY MANAGEMENT SUBCONTRACT

by and between

BEHRINGER HARVARD OPPORTUNITY II MANAGEMENT SERVICES, LLC,
a Texas limited liability company

as Manager

and

GRAND PEAKS PROPERTY MANAGEMENT, INC.,
a Colorado corporation

as Subcontractor

September 17, 2010

1

ARTICLE I	DEFINED TERMS	1
1.1	Defined Terms	1
1.2	Other References	13
ARTICLE II	ORGANIZATION	13
2.1	Formation	13
2.2	Name and Principal Place of Business	13
2.3	Term	14
2.4	Registered Agent and Registered Office	14
2.5	Purpose	14
ARTICLE III	MEMBERS	14
3.1	Admission of Members	14
3.2	Limitation on Liability	15
ARTICLE IV	CAPITAL	15
4.1	Initial Capital Contributions	15
4.2	Additional Capital Contributions	17
4.3	Capital Accounts	19
4.4	No Further Capital Contributions	20
4.5	Acquisition Loan	20
ARTICLE V	INTERESTS IN THE COMPANY	21
5.1	Contribution and Promote Percentage Adjustments	21
5.2	Return of Capital	21
5.3	Ownership	21
5.4	Waiver of Partition; Nature of Interests in the Company	21
ARTICLE VI	ALLOCATIONS AND DISTRIBUTIONS	22
6.1	Allocations	22
6.2	Allocations and Compliance with Section 704(b)	22
6.3	Distributions from Operations	23
6.4	Distributions from Capital Transactions	24
6.5	Special Distributions	25
6.6	Distributions in Liquidation	25
6.7	Tax Matters	25

2

6.8	Tax Matters Partner	26
6.9	Section 704(c)	26
6.10	Withholding	26
ARTICLE VII	MANAGEMENT	26
7.1	Managing Member and Major Decisions	26
7.2	Duties of Managing Member	33
7.3	Management of the Property; Fees	38
7.4	Duties and Conflicts	38
7.5	Company Expenses	40
7.6	Venture Coordinator	40
7.7	Enforcement of Affiliate Agreements	40
ARTICLE VIII	BOOKS, RECORDS, REPORTS AND PROPERTY PLAN	40
8.1	Books and Records	40
8.2	Accounting and Fiscal Year	41
8.3	Reports	41
8.4	The Company Accountant	43
8.5	Reserves	43
8.6	The Budget and Operating Plan	43
8.7	Accounts	44
8.8	REIT Matters	44
ARTICLE IX	TRANSFER OF INTERESTS	44
9.1	No Transfer	44
9.2	Permitted Transfers	45
9.3	Transferees	46
9.4	Section 754 Election	46
9.5	Other Transfers	47
ARTICLE X	EXCULPATION AND INDEMNIFICATION	49
10.1	Exculpation	49
10.2	Indemnification	49
ARTICLE XI	DISSOLUTION AND TERMINATION	50
11.1	Dissolution	50
11.2	Termination	51
11.3	Liquidating Member	52

3

11.4	Claims of the Members	52
ARTICLE XII	DEFAULT BY MEMBER	52
12.1	Events of Default	52
12.2	Effect of Event of Default	53
ARTICLE XIII	MISCELLANEOUS	53
13.1	Representations and Warranties of the Members	53
13.2	Further Assurances	55
13.3	Notices	55
13.4	Governing Law	56
13.5	Captions	56
13.6	Pronouns	56
13.7	Successors and Assigns	56
13.8	Extension Not a Waiver	56
13.9	Creditors Not Benefited	56
13.10	Recalculation of Interest	56
13.11	Severability	57
13.12	Entire Agreement	57
13.13	Publicity	57
13.14	Confidentiality	57
13.15	Venue	58
13.16	Waiver of Jury Trial	59
13.16	Cooperation	59
13.17	Counterparts	59
13.18	Attorneys’ Fees	59
ARTICLE XIV	PATRIOT ACT	59
14.1	Compliance with International Trade Control Laws and OFAC Regulations	59
14.2	Member’s Funds	60
14.3	Member Compliance with Patriot Act	60
14.4	Cooperation with Other Members	60
14.5	Actions Taken Pursuant to Anti-Money Laundering Laws	60
ARTICLE XV	BUY-SELL PROCEDURE	61
15.1	General Provisions	61

4

15.2	Termination of Other Agreements	62
15.3	Power of Attorney	63
ARTICLE XVI	RIGHT OF BH TO TRIGGER SALE OF THE PROPERTY; ROFO	63
16.1	ROFO on the Sale of the Property	63
16.2	Termination of Other Agreements	65
16.3	Power of Attorney	65
ARTICLE I	DEFINITIONS	9
1.1	Account	9
1.2	Affiliate	9
1.3	Annual Business Plan	10
1.4	Approved Leasing Parameters	10
1.5	Behringer Harvard	10
1.6	Behringer Harvard REIT	10
1.7	Capital Budget	10
1.8	CGL	10
1.9	Code	10
1.10	Controlling Agreements	10
1.11	Executive Order	10
1.12	Exhibits	10
1.13	GAAP	10
1.14	Governmental Requirements	10
1.15	Gross Revenues	10
1.16	Intellectual Property Rights	10
1.17	Leases	11
1.18	Losses	11
1.19	Management Fee	11
1.20	Manager Indemnified Parties	11
1.21	Monthly Report Deadline	11
1.22	Mortgagee	11
1.23	OFAC	11
1.24	OFAC Screening	11
1.25	On-Site Manager	11
1.26	Operating Budget	11

5

1.27	Owner	11
1.28	Person	11
1.29	Prohibited Person	11
1.30	Property Data	11
1.31	Proprietary Property	11
1.32	Qualifying Income	11
1.33	REIT	11
1.34	Subcontractor Employees	11
1.35	Subcontractor Indemnified Parties	11
1.36	Texas Tax Code	12
1.37	Unauthorized Acts	12
ARTICLE II	ENGAGEMENT OF SUBCONTRACTOR; SUBCONTRACTOR’S DUTIES AND AUTHORITY	12
2.1	Engagement	12
2.2	Master Agreement	12
2.3	Status of Subcontractor; Limitation on Authority	12
2.4	Subcontractor’s Standard of Care	12
2.5	On-Site Manager	13
2.6	Employment of Personnel	13
2.7	Information	14
2.8	Emergency Contact	14
2.9	Treatment Under Texas Margin Tax	14
2.10	Controlling Agreements	14
ARTICLE III	SERVICES TO BE PERFORMED BY SUBCONTRACTOR	14
3.1	Subcontractor’s Expenses	14
3.2	Covenants Concerning Payment of Operating Expenses	15
3.3	Leasing of Premises	15
3.4	Utility and Service Contracts	16
3.5	Maintenance and Repair of the Project	17
3.6	Supervision of Capital Improvements or Major Repairs	17
3.7	Collection of Monies	18
3.8	Subcontractor Disbursements	18
3.9	Use and Maintenance of Premises	19

6

3.10	Insurance and Indemnification	19
3.11	Annual Business Plan	22
3.12	Records	23
3.13	Monthly Reports	23
3.14	Compliance with Legal Requirements	24
3.15	Performance of Accounting Function	25
ARTICLE IV	SUBCONTRACTOR’S COMPENSATION, TERM	27
4.1	Management Fee	27
4.2	Term	27
4.3	Subcontractor’s Obligations Upon Termination	27
4.4	Manager’s Obligations Upon Termination	28
ARTICLE V	PROCEDURES FOR HANDLING RECEIPTS AND OPERATING CAPITAL	28
5.1	Security Deposits	28
5.2	Banking Accommodations	28
5.3	Depository Accounts	29
5.4	Working Capital	29
5.5	Authorized Signatures	29
ARTICLE VI	MISCELLANEOUS	30
6.1	Assignment	30
6.2	Notices	30
6.3	Entire Agreement	30
6.4	No Waiver	30
6.5	No Partnership	30
6.6	Severability	30
6.7	No Third Party Beneficiary	30
6.8	Captions, Plural Terms	31
6.9	Activities of Subcontractor	31
6.10	Attorneys’ Fees	31
6.11	Signs	31
6.12	Documents Required by Lender	31
6.13	Survival of Indemnities	31
6.14	Publicity	31

7

6.15	Specific Performance	31
6.16	Compliance with Laws	32
6.17	Ownership of Proprietary Property	32
6.18	Governing Law, Venue	32
6.19	Counterparts	32
6.20	Savings Clause	32
6.21	Compliance Amendments	32
6.22	REIT Compliance	32
6.23	Sarbanes-Oxley	33
6.24	Prohibited Persons and Transactions	33

8

PROPERTY MANAGEMENT SUBCONTRACT

THIS PROPERTY MANAGEMENT SUBCONTRACT (this “Agreement”) is made as of (although not necessarily on) the 17th day of September 2010 (the “Effective Date”), between BEHRINGER HARVARD OPPORTUNITY II MANAGEMENT SERVICES, LLC, a Texas limited liability company (“Manager”), and GRAND PEAKS PROPERTY MANAGEMENT, INC., a Colorado corporation (“Subcontractor”).

Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation (“BH OP REIT II”), Behringer Harvard Opportunity OP II LP, a Texas limited partnership (“BHOP II”), and Manager entered into that certain Property Management and Leasing Agreement dated January 4, 2008 (the “Original OP REIT II Master Agreement”), pursuant to which BH OP REIT II and BHOP II retained Manager to manage and lease certain properties acquired by BH OP REIT II, BHOP II or their Affiliates (hereinafter defined).

BH OP REIT II, BHOP II, and Manager entered into that certain Amended and Restated Property Management and Leasing Agreement dated August 13, 2008 (the “Master Agreement”), pursuant to which BH OP REIT II, BHOP II and Manager amended and restated the Original OP REIT II Master Agreement in its entirety.

Pursuant to a Property Amendment (as defined in the Master Agreement) dated on or about the date hereof, the Project (as hereinafter defined) has become one of the properties that is subject to the Master Agreement.

Manager wishes to subcontract certain of its property management and leasing duties under the Master Agreement with respect to the management, operation and leasing of the property known as Parrot’s Landing Apartments and located at 7900 Hampton Boulevard, North Lauderdale, Florida (the “Project”), as more fully described on Exhibit A attached hereto, to Subcontractor, and Subcontractor agrees to perform such duties and receive the fees and other consideration provided for herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I

DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definition of such terms are equally applicable both to the singular and plural forms thereof. Capitalized terms not defined herein shall have the meanings attributed to such terms in the Master Agreement:

1.1           “Account” has the meaning set forth in Section 5.2 hereof.

1.2           “Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

9

1.3           “Annual Business Plan” has the meaning set forth in Section 3.11(a) hereof.

1.4           “Approved Leasing Parameters” means parameters established by or otherwise approved in writing by Manager specifying the manner of Subcontractor’s performance of promotional, leasing and management activities required to lease apartment units in the Project.

1.5           “Behringer Harvard” has the meaning set forth in Paragraph b of Exhibit D attached hereto and made a part hereof.

1.6           “Behringer Harvard REIT” has the meaning set forth in Section 6.22 hereof.

1.7           “Capital Budget” has the meaning set forth in Section 3.11(a) hereof.

1.8           “CGL” has the meaning set forth in Section 3.10(c) hereof.

1.9           “Code” has the meaning set forth in Section 6.22 hereof and Exhibit D attached hereto and made a part hereof.

1.10         “Controlling Agreements” means the certificate of formation and limited liability company agreement of the Owner and the mortgage loan documents relating to the Project (as same may be amended from time to time).

1.11         “Executive Order” has the meaning set forth in Section 6.24(a) hereof.

1.12         “Exhibits” means, collectively, the following exhibits, and all exhibits and appendices attached to such exhibits, all of which are incorporated in and made a part of this Agreement, plus all Exhibits prepared after the Effective Date and executed by Manager and Subcontractor, which also shall be incorporated in and made a part of this Agreement:

EXHIBIT A           PROJECT LEGAL DESCRIPTION

EXHIBIT B            FORM OF ANNUAL BUSINESS PLAN

EXHIBIT C            MONTHLY REPORTS

EXHIBIT D            REIT COMPLIANCE GUIDELINES

1.13         “GAAP” has the meaning set forth in Section 3.12 hereof.

1.14         “Governmental Requirements” means applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over the Project or the requirements of the board of fire underwriters or other similar bodies.

1.15         “Gross Revenues” means all amounts actually collected, in cash, as rents or other charges for use and occupancy of apartment units and from users of garage spaces (if any), leases of other non-dwelling facilities in the Project and concessionaires (if any) in respect of the Project, including furniture rental, parking fees, forfeited security deposits, application fees, late charges, income from coin operated machines, proceeds from rental interruption insurance, and other miscellaneous income collected at the Project; but shall exclude all other receipts, including but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruption insurance), abatement of taxes, and awards arising out of eminent domain proceedings, discounts and dividends on insurance policies.

1.16         “Intellectual Property Rights” means all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all

10

applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

1.17                           “Leases” has the meaning set forth in Section 3.3(a) hereof.

1.18                           “Losses” means any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever.

1.19                           “Management Fee” has the meaning set forth in Section 4.1 hereof.

1.20                           “Manager Indemnified Parties” has the meaning set forth in Section 3.10(m)(i) hereof.

1.21                           “Monthly Report Deadline” has the meaning set forth in Section 3.13 hereof.

1.22                           “Mortgagee” has the meaning set forth in Section 6.12 hereof.

1.23                           “OFAC” has the meaning set forth in Section 6.24(a) hereof.

1.24                           “OFAC Screening” has the meaning set forth in Section 6.24(b) hereof.

1.25                           “On-Site Manager” has the meaning set forth in Section 2.5 hereof.

1.26                           “Operating Budget” has the meaning set forth in Section 3.11(a) hereof.

1.27                           “Owner” means 7900 Hampton Blvd., LLC, which is the owner of the Project.

1.28                           “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.29                           “Prohibited Person” has the meaning set forth in Section 6.24(b) hereof.

1.30                           “Property Data” has the meaning set forth in Section 3.15(a) hereof.

1.31                           “Proprietary Property” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used by Subcontractor in performing its duties set forth in this Agreement that relate to management advice, services and techniques regarding the Project, and all modifications, enhancements and derivative works of the foregoing.

1.32                           “Qualifying Income” has the meaning set forth in Exhibit D attached hereto and made a part hereof.

1.33                           “REIT” has the meaning set forth in Section 6.22 hereof.

1.34                           “Subcontractor Employees” has the meaning set forth in Section 2.6(a) hereof.

1.35                           “Subcontractor Indemnified Parties” has the meaning set forth in Section 3.10(m) hereof.

11

1.36                           Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

1.37                           “Unauthorized Acts” has the meaning set forth in Section 3.10(m)(i) hereof.

ARTICLE II

ENGAGEMENT OF SUBCONTRACTOR; SUBCONTRACTOR’S DUTIES AND AUTHORITY

2.1                                 Engagement. Manager hereby engages and retains Subcontractor to manage and lease the Project as provided herein, and Subcontractor hereby accepts such engagement on the terms and conditions hereinafter set forth. Subcontractor hereby represents and warrants to Manager that Subcontractor is properly licensed to perform such property management and leasing services in the state in which the Project is located.

2.2                                 Master Agreement. This Agreement is subject and subordinate in all respects to the Master Agreement. Subcontractor has received a copy of the Master Agreement and is familiar with the terms thereof. Subcontractor shall use its best efforts to perform its duties under this Agreement in accordance with the Master Agreement and will not, by its act or omission to act, knowingly, willfully or through its gross negligence or Unauthorized Acts cause a default under the Master Agreement unless Subcontractor’s act or omission is pursuant to express, written instructions by Manager. Manager agrees, on its behalf and on behalf of the Owner, that the Master Agreement will not be modified or amended in any way that adversely affects the rights or obligations of Subcontractor hereunder. Except for termination of the Master Agreement by the owner of the Project upon default thereunder or upon the sale of the Project (either directly or indirectly through the sale of the fund in which the Project is a part) to an unaffiliated entity, neither the owner of the Project nor Manager shall voluntarily terminate the Master Agreement prior to its stated expiration without the prior written consent of Subcontractor. If the Master Agreement is terminated by the owner of the Project due to a default by Manager, Manager shall indemnify, defend, exculpate and hold Subcontractor harmless from and against all Losses incurred or suffered by Subcontractor as a result of such early termination; provided, however, that if Subcontractor’s willful misconduct, gross negligence, breach of this Agreement, or Unauthorized Acts causes such default, the foregoing indemnity and exculpation shall not apply.

2.3                                 Status of Subcontractor; Limitation on Authority. Manager hereby delegates to Subcontractor such authority as is necessary for Subcontractor to perform its obligations under this Agreement. The foregoing notwithstanding, Subcontractor shall have no authority to enter into on Manager’s behalf, and shall not bind Manager or the Owner with respect to, any transfer or disposition of the Project, debt for borrowed money or other obligation or agreement not expressly authorized hereunder. This Agreement is not one of agency, partnership, master-servant, or “joint employer,” but one with Subcontractor engaged in the business of providing property management and leasing services hereunder on its own behalf as an independent contractor. Subcontractor shall not have the right, power or authority to enter into agreements or incur liability on behalf of Manager except as expressly set forth herein. Any personnel hired by Subcontractor to maintain, operate and/or lease the Project shall be the employees or independent contractors of Subcontractor and not of Manager. Any action taken by Subcontractor which is not expressly permitted by this Agreement shall not bind Manager.

2.4                                 Subcontractor’s Standard of Care. Unless expressly directed otherwise by Manager, Subcontractor shall devote best efforts in performing its duties hereunder in a diligent, careful and vigilant manner. In performing Subcontractor’s duties under this Agreement, Subcontractor shall exercise the same degree of care, prudence, and skill as other professional property managers and leasing agents of

12

similar properties in the area. Subcontractor shall make available to Manager the full benefit of the judgment, experience and advice of the members of Subcontractor’s organization and staff with respect to the policies and procedures to be implemented in managing, operating and leasing the Project.

2.5                                 On-Site Manager. Within thirty (30) days following the date of this Agreement, Subcontractor shall designate a person approved by Manager as the on-site manager for the Project (the “On-Site Manager”). Thereafter, Subcontractor shall not transfer or terminate the On-Site Manager without Manager’s consent, which shall not be unreasonably withheld. If the On-Site Manager must be replaced, Subcontractor shall notify Manager in writing regarding such replacement and shall replace such person with an individual with equal (or better) experience and expertise, or with an individual otherwise approved by Manager in its reasonable discretion.. Subcontractor acknowledges and agrees that the experience and expertise of the On-Site Manager is of material consideration to Manager.

2.6                                 Employment of Personnel.

(a)                                  Subject to reimbursement as may be provided in the Operating Budget unless otherwise previously approved in writing by Manager, Subcontractor shall hire, supervise, discharge, and pay all labor required for the operation and maintenance of the Project, including, but not limited to, on-site and certain off-site (only those off-site individuals directly involved with and actively managing the Project) personnel, managers, leasing consultants, assistant managers, engineers, janitors, maintenance supervisors and other employees (the “Subcontractor Employees”) required for the operation and maintenance of the Project (provided, however, that Manager shall not be responsible for the salary, bonus, expense or other cost of any regional level supervisor or manager, or for any administrative overhead, except as otherwise expressly agreed to in writing), including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Project. All actual expenses of such employment shall be deemed operational expenses of the Project to the extent set forth in the approved Operating Budget or otherwise authorized by this Agreement and shall be proportionate to the amount of time the Project is owned by the Owner and the amount of time during such ownership such employee(s) work at or for the Project. Subject to the foregoing, Manager shall pay or reimburse, or cause the Owner to pay or reimburse, Subcontractor for all salaries, bonuses, employer taxes, applicable overtime, and employee-related benefits (e.g., workers’ compensation insurance, health insurance and other benefit programs) of all employees of Subcontractor dedicated to the Project, the aggregate amounts of which shall be part of the approved Operating Budget.

(b)                                 As part of the standard services provided hereunder, Subcontractor shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each of Subcontractor’s employees. Subcontractor shall fully comply with all applicable laws and regulations pertaining to workers’ compensation, social security, unemployment insurance, non-discrimination, disabilities, legal immigration status, hours of labor, right-to-work and union shop laws, wages and hours, safety, OSHA and working conditions, and other employer-employee laws and regulations; shall file all required reports and forms relating thereto; and shall keep all appropriate documentation, books and records pertaining thereto.

(c)                                  All employment related claims involving Subcontractor Employees are Subcontractor’s sole responsibility, and neither Manager nor the Owner shall have any liability with respect thereto. Subcontractor shall furnish such fidelity bond/insurance policy at Subcontractor’s sole expense and shall provide Manager One Million Dollars ($1,000,000.00) per occurrence coverage with no more than a Fifty Thousand Dollar ($50,000.00) deductible.

13

2.7                                 Information. Subcontractor agrees to keep Manager informed with respect to all material occurrences and facts which arise during the performance of Subcontractor’s duties and to meet and confer with Manager on matters of an emergency nature at any reasonable time or times requested by Manager.

2.8                                 Emergency Contact. Subcontractor will be available on a 24-hour basis, 7 days per week, with respect to emergencies, and will establish emergency procedures that shall assure, at a minimum, that telephone contact with a designated employee or representative of Subcontractor may be made by Manager, provide that a responsible representative of Subcontractor will respond within a reasonable period of time after being notified of the emergency, and contain written procedures which shall include listing of names and telephone numbers of designated persons capable of dealing with emergencies.

2.9                                 Treatment Under Texas Margin Tax. Pursuant to the Master Agreement, Manager is a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code in connection with the ownership and operation of the Project. All amounts paid from Manager to Subcontractor pursuant to this Agreement as expenses under Section 3.1 or Subcontractor’s Management Fee under Section 4.1 are specified costs incurred by Manager in its conduct of the active trade or business of the Owner and are reimbursed by the Owner within the meaning of Section 171.1011(m-1) of the Texas Tax Code. In addition, certain amounts paid from Manager to Subcontractor under this Agreement are (i) “flow-though funds” that Manager is mandated by law or fiduciary duty to distribute to other entities, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” in the form of “sales commissions” and “subcontracting payments” that Manager is mandated by contract to distribute to other entities, within the meaning of Section 171.1011(g) of the Texas Tax Code. The terms of this Agreement shall be interpreted in a manner consistent with the characterization of Manager as a “management company” with respect to the Owner as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

2.10                           Controlling Agreements. Subcontractor has received copies of (and will be provided with copies of future) Controlling Agreements and is and will be familiar with the terms thereof. Subcontractor shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Controlling Agreements.

ARTICLE III

SERVICES TO BE PERFORMED BY SUBCONTRACTOR

3.1                                 Subcontractor’s Expenses. All acts performed by Subcontractor in the performance of its obligations under this Agreement shall be performed on behalf of Manager, and all obligations or expenses incurred thereby, if included in the Annual Business Plan or otherwise approved in writing by Manager, shall be for the account of, on behalf of, and at the expense of Manager, except as otherwise specifically provided in this Article III. Manager shall not be obligated to reimburse Subcontractor for any expense allocable to (i) time spent on projects other than the Project, or (ii) any personnel other than personnel located at the Project site and personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Project site or in specifically performing Subcontractor’s obligations hereunder, whether on or off the Project site. All reimbursable payments made by Subcontractor hereunder shall be reimbursed by Manager from funds deposited in an account established pursuant to Section 5.2 of this Agreement. Subcontractor shall not be obligated to make any advance to or for the account of Manager or to pay any sums, except out of funds held in an account maintained under Section 5.2, nor shall Subcontractor be obligated to incur any liability or obligation for the account of Manager without assurance that the necessary funds for the discharge thereof will be provided by

14

Manager. All debts and liabilities to third persons incurred by Subcontractor in the course of its leasing, operation and management of the Project shall be the debts and liabilities of Manager only, and Subcontractor shall not be liable for any such debt or liabilities, except to the extent Subcontractor has exceeded its authority hereunder.

3.2                                 Covenants Concerning Payment of Operating Expenses. Manager covenants to pay, or to cause the Owner to pay, all sums for operating expenses in excess of gross receipts required to operate the Project in accordance with the Annual Business Plan upon written notice and demand from Subcontractor within thirty (30) days after receipt of such written notice. Manager further recognizes that the Project may be operated in conjunction with other properties, and costs may be allocated or shared between such other properties on a more efficient or less expensive basis. In such regard, Manager consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs or operate the Project in a more efficient manner so long as such allocation is done on an equitable basis and so long as the computations of such allocations are provided to Manager for its approval pursuant to Section 3.11 hereof.

3.3                                 Leasing of Premises.

(a)                                  Subcontractor shall perform promotional, leasing and management activities required to lease, manage, maintain and operate the apartment units in the Project in accordance with the Approved Leasing Parameters. Throughout the term of this Agreement, Subcontractor shall use its diligent efforts to lease apartment units in the Project. Subject to reimbursement by Manager, Subcontractor shall advertise the Project, or portions thereof, prepare and secure advertising signs, space plans, circular matter, marketing brochures and other forms of advertising. Subcontractor is authorized to advertise the Project in conjunction with general advertising campaigns and to allocate the cost of such campaigns on a pro rata basis among the projects being advertised (to the extent authorized by the Annual Business Plan). All inquiries for any Leases or renewals or agreements for the rental of the Project or portions thereof shall be referred to Subcontractor, and all negotiations connected therewith shall be conducted solely by or under the direction of Subcontractor in accordance with the parameters established by or otherwise approved in writing by Manager. Subcontractor is hereby authorized to execute, deliver and renew leases on behalf of Manager including, but not limited to tenant and commercial leases (such as laundry room leases) in accordance with the Approved Leasing Parameters (“Leases”). Subcontractor is authorized to utilize the services of apartment locator services and pay compensation (which shall be at prevailing market rates in the vicinity of the Project) of duly qualified and licensed leasing personnel responsible for the leasing of the Project; the fees for such services shall be operating expenses of the Project and, to the extent paid by Subcontractor, reimbursable to Subcontractor by Manager to the extent set forth in the applicable Annual Business Plan.

(b)                                 Subcontractor shall obtain credit reports on and perform, or cause to be performed, lawful screening of, prospective tenants. Further, Subcontractor shall:

(i)                                     charge tenants all or any of the following to the extent required by the terms of the applicable Lease: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing or assignment administrative charge and/or broker’s commission; and Subcontractor shall account for such charges and/or commissions to Manager;

(ii)                                  following defaults by tenants and in accordance with the applicable Leases, and, if appropriate, with the assistance of third-party legal counsel selected by Subcontractor unless otherwise directed by Manager (provided, however, that

15

Subcontractor shall cause such legal counsel to run appropriate conflicts checks to verify that the legal counsel is not representing a party adverse to Manager or its affiliates, or obtain the written consent to any conflict from Manager or the appropriate affiliate, which consent may be withheld in the sole and absolute discretion of Manager or its affiliate, and shall notify Manager of the name of the legal counsel to be engaged), and paid for as operational expenses as provided in the Master Agreement, in Manager’s sole discretion, terminate tenancies at the Project and sign and serve in the name of the Owner such notices as are deemed necessary by Subcontractor;

(iii)                               following defaults by tenants and in accordance with the applicable Leases, and, if appropriate, with the assistance of third-party legal counsel selected by Subcontractor unless otherwise directed by Manager (provided, however, that Subcontractor shall cause such legal counsel to run appropriate conflicts checks to verify that the legal counsel is not representing a party adverse to Manager or its affiliates, or obtain the written consent to any conflict from Manager or the appropriate affiliate, which consent may be withheld in the sole and absolute discretion of Manager or its affiliate, and shall notify Manager of the name of the legal counsel to be engaged) and paid for as operational expenses as provided in the Master Agreement, institute and prosecute actions to evict tenants and to recover possession of the Project or portions thereof;

(iv)                              in accordance with any policies and procedures manual, if any, adopted by Manager and delivered to Subcontractor after the date of this Agreement or other written direction of Manager (it being agreed that any such manual or other direction may be revised by Manager from time to time), or at the election of Manager, in accordance with Subcontractor’s policies and procedures, sue, with the assistance of third-party legal counsel selected by and Subcontractor unless otherwise directed by Manager (provided, however, that Subcontractor shall cause such legal counsel to run appropriate conflicts checks to verify that the legal counsel is not representing a party adverse to Manager or its affiliates, or obtain the written consent to any conflict from Manager or the appropriate affiliate, which consent may be withheld in the sole and absolute discretion of Manager or its affiliate, and shall notify Manager of the name of the legal counsel to be engaged) and paid for as operational expenses as provided in the Master Agreement, for and in the name of the Owner and recover rent and other sums due, and settle, compromise, and release such actions or suits, or reinstate such tenancies. All expenses of litigation, including, but not limited to, attorneys’ fees, filing fees and court costs that Subcontractor shall incur in connection with the collecting of rent and other sums, or to recover possession of the Project or any portion thereof, shall be deemed to be an operational expense of the Project.

(c)                                  Subcontractor shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant.

3.4                                 Utility and Service Contracts. To the extent Manager has not already entered into such contracts, Subcontractor shall negotiate and enter into, at Manager’s expense and in Manager’s name or in Subcontractor’s name, as an authorized representative for Manager, contracts for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection and other services deemed by Subcontractor to be necessary or advisable for the operation of the Project, if included in the Annual Business Plan or otherwise approved in writing by Manager; and contracts for any emergency services or repairs for items not exceeding Five Thousand and No/100 Dollars ($5,000.00). All such contracts shall have terms not to exceed twelve (12) months (unless otherwise approved in writing

16

by Manager) and be transferable upon a sale or other conveyance of the Project and contain a thirty (30) day termination option without any penalty therefor (unless such agreements pertain to elevator or utility services or other services as may be approved by Manager, in which event the term may vary with Manager’s prior written approval). Subcontractor may, with Manager’s consent (not to be unreasonably withheld), enter into a contract with a third-party utility billing service to allocate and bill utility charges to tenants of the Project, or may implement an “in-house” billing system to provide such services, in which case Subcontractor shall be paid a market rate for providing such services (in addition to amounts otherwise payable to Subcontractor under this Agreement); provided, however, that (a) Manager shall have the right to require that Subcontractor obtain competitive bids for such utility billing services prior to selecting a provider (including Subcontractor) for such services, and (b) (i) if Subcontractor is the provider of such services, Manager shall have the right at any time to terminate the contract or other arrangement whereby Subcontractor provides such services, and (ii) if an unaffiliated third party is the provider of such services, Manager shall have the right to terminate the contract whereby the third party provides such services in accordance with the terms of such contract. To the extent Manager has not already entered into such orders, Subcontractor shall also place orders in the name of Manager for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Project, if included in the Annual Business Plan or otherwise approved in writing by Manager. Subcontractor may make such contracts and place such orders in Manager’s name or in its own name, as a Manager authorized representative. In addition, Manager agrees to specifically assume in writing all obligations under all such contracts so entered into by Subcontractor, on behalf of Manager, upon the termination of this Agreement, and Manager shall indemnify, defend and hold harmless Subcontractor and the other Subcontractor Indemnified Parties from and against any and all Losses resulting from, arising out of or in any way related to such contracts and that relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of the misconduct and/or negligence of Subcontractor, its agents, servants, or employees. Manager agrees to pay or reimburse Subcontractor for all expenses and liabilities incurred in accordance with this Section 3.4.

3.5                                 Maintenance and Repair of the Project. Subcontractor shall use its diligent efforts to maintain, at Manager’s expense, the buildings, appurtenances and grounds of the Project in good condition and repair and in accordance with standards established by Manager in writing from time to time, including interior and exterior cleaning, painting and decorating, plumbing, carpentry and such other normal maintenance and repair work as may be reasonably desirable taking into consideration the amount allocated therefor in the Annual Business Plan. With respect to any expenditure not contemplated by the Annual Business Plan, Subcontractor shall not incur any individual item for repair or replacement in excess of Five Thousand Dollars ($5,000.00) unless authorized in writing by Manager, excepting, however, that emergency repairs immediately necessary for the preservation and safety of the Project or to avoid the suspension of any service to the Project or danger of injury to persons or damage to property may be made by Subcontractor upon written notice to Manager, but without the approval of Manager. Subcontractor shall not be obligated by this Section to perform any major capital improvements.

3.6                                 Supervision of Capital Improvements or Major Repairs. When requested by Manager or set forth in the Annual Business Plan, Subcontractor, at Manager’s expense and in Manager’s name, shall supervise the installation and construction of all capital improvements or major repairs to the Project where such work constitutes other than normal maintenance and repair, for additional compensation as set forth in a separate agreement between Manager and Subcontractor. In such events, Subcontractor may negotiate contracts with all contractors, subcontractors, materialmen, suppliers, architects, and engineers approved by Manager, on behalf of, and in the name of, Manager, and may compromise and settle any dispute or claim arising therefrom on behalf of and in the name of Manager; provided only that Subcontractor shall act in good faith and in the best interest of Manager at all times. Subcontractor will furnish all personnel necessary for proper supervision of the work and may assign personnel located at the

17

Project to such supervisory work (and such assignment shall not reduce or abate any other fees or compensation owed to Subcontractor under this Agreement).

3.7                                 Collection of Monies. Subcontractor shall, in accordance with all applicable laws and with any policies and procedures manual, if any, adopted by Manager and delivered to Subcontractor after the date of this Agreement or other written direction of Manager (it being agreed that any such manual or other direction may be revised by Manager from time to time), or at the election of Manager, in accordance with Subcontractor’s policies and procedures regarding the collection of rent and other monies, use diligent efforts to collect all rents and other charges due from tenants, users of garage spaces (if any), storage spaces, commercial lessees (if any) and concessionaires (if any) in respect of the Project and otherwise due the Owner or Manager with respect to the Project in the ordinary course of business, provided that Subcontractor does not guarantee the creditworthiness of any tenants, users, lessees, concessionaires or collectability of accounts receivable from any of the foregoing. Manager authorizes Subcontractor to request, demand, collect, receive and provide a receipt for all such rent and other charges and to institute legal proceedings in the name of Manager, and at Manager’s expense, for the collection thereof, and for the dispossession of tenants and other persons from the Project or to cancel or terminate any lease, license or concession agreement for breach or default thereunder, and such expense may include the engaging of legal counsel approved by Manager in writing for any such matter. All monies collected by Subcontractor shall be deposited in the Account referred to in Section 5.2 herein.

3.8                                 Subcontractor Disbursements.

(a)                                  All costs, expenses, debts and liabilities owed to third persons that are incurred by Subcontractor pursuant to the terms of this Agreement and in the course of managing, leasing and operating the Project shall be the responsibility of Manager and not Subcontractor. Manager agrees to provide sufficient working capital funds to Subcontractor so that all amounts due and owing may be promptly paid by Subcontractor. Subcontractor is not obligated to advance any funds. As of the first day of each month of this Agreement, Subcontractor will project the cash requirements for such month and (if it shall reasonably determine that collections will be insufficient to meet such cash requirements) request the necessary additional funds from Manager, which funds will be deposited with Subcontractor in the Account referred to in Section 5.2 on or before ten (10) days following the receipt of such request. If at any month end, the Account balance exceeds the projected cash requirements, such excess shall be returned to Manager within five (5) days. If at any time there is not sufficient cash in the Account with which to promptly pay the bills due and owing, Subcontractor will request that the necessary additional funds be deposited in an amount sufficient to create an operating reserve pursuant to Section 5.4. Manager will deposit the additional funds requested by Subcontractor within five (5) days following the receipt of such request.

(b)                                 Subcontractor shall analyze all bills (except to the extent Manager undertakes such analysis) received for services, work and supplies in connection with Subcontractor’s maintenance and operation of the Project, pay all such bills when due, and, if requested by Manager, pay, when due, utility and water charges, sewer rent and assessments, and any other amount payable with respect to the Project, including bills for taxes, insurance and debt service related to any mortgage of the Project (unless otherwise provided in any loan documents affecting the Project). Such payments shall be processed in accordance with Manager’s policies and procedures as delivered in writing to Subcontractor. All bills shall be paid by Subcontractor within the time required to obtain discounts, if any. Manager may from time to time request that Subcontractor forward certain bills to Manager promptly after receipt, and Subcontractor shall comply with any such request. Subcontractor shall pay all bills, assessments, real property taxes, insurance premiums and any other amount payable with respect to the Project out of the Account

18

(as described in Section 5.2 hereof). All expenses shall be billed to the Project at net cost (i.e., less all rebates, commissions, discounts and allowances, however designated). Provided that funds in the Account are available or otherwise made available to Subcontractor for such purposes, Subcontractor shall give Manager the benefit of any favorable pricing or discounts available to Subcontractor for goods or services to be obtained from third parties in connection with its services hereunder. Notwithstanding the foregoing, however, if Subcontractor fails to timely submit payment for any bills as set forth in this Section 3.8 and incurs a late charge or fee therefor, Subcontractor shall pay such late charge or fee out of Subcontractor’s own funds, and such late charge or fee shall not be disbursed from Manager’s account; provided, however, that Subcontractor shall not be obligated to pay any such late fee if (i) Manager did not make sufficient sums available to Subcontractor for the timely payment thereof; (ii) the timely payment of such bill was otherwise beyond Subcontractor’s reasonable control; (iii) Subcontractor in good faith disputes a bill; or (iv) Manager directs Subcontractor in writing not to submit payment for such bill. Any account balance remaining at the end of each calendar month during the term of this Agreement shall be disbursed or transferred as generally or specifically directed from time to time by Manager.

3.9                                 Use and Maintenance of Premises. Subcontractor agrees that it will not knowingly permit the use of the Project for any purpose which might void any policy of insurance held by Manager or which might render any loss thereunder uncollectible, or which would be in violation of any government restriction or any covenant or restriction of any Lease of the Project. Subcontractor shall use its good faith efforts to secure substantial compliance by the tenants with the terms and conditions of their respective Leases.

3.10                           Insurance and Indemnification.

(a)                                  Property Insurance. Manager shall cause to be placed and kept in force, at the expense of the Owner, causes of loss — special form commercial property insurance for the Project that contains coverages and is issued by companies that are acceptable to Manager, in Manager’s sole discretion. Such policy(ies) shall name Manager and Owner as the named insureds and any mortgagee(s) as loss payee. Policy terms and conditions shall comply with the requirements of the applicable mortgage(s) and Leases affecting the Project.

(b)                                 Personal Property of Subcontractor. Except as otherwise expressly provided herein, neither Manager nor any of Manager’s Affiliates shall be liable to Subcontractor, its employees, agents, customers or invitees for loss or damage to their personal property and business records located at the Project. Subcontractor shall obtain and keep in full force and effect, at Subcontractor’s sole cost and expense, during the term of this Agreement extended coverage property insurance covering one hundred percent (100%) of the replacement cost of Subcontractor’s personal property. Subcontractor shall procure from its insurers waivers of subrogation with respect to claims against Manager under policies in which Manager is not named an additional insured.

(c)                                  Liability Insurance. Manager shall at all times during the term of this Agreement carry Commercial General Liability (“CGL”) insurance with respect to the Project in an amount of not less than Ten Million And No/100 Dollars ($10,000,000.00). Such policy limits may be met in combination with umbrella/excess liability insurance. Such policy shall be primary and non-contributory over such CGL insurance carried by Subcontractor. Subcontractor shall at all times during the term of this Agreement carry CGL insurance covering the actions taken by Subcontractor outside the scope of its obligations under this Agreement with minimum limits of at least Two Million And No/100 Dollars ($2,000,000.00) issued by an insurance company

19

reasonably acceptable to Manager. Manager and Subcontractor shall be named as an additional insured, respectively, on such policies of each other.

(d)                                 Workers’ Compensation and Employer’s Liability Insurance. Subcontractor shall carry Worker’s Compensation insurance in statutory amounts. In addition, Subcontractor shall carry Employer’s Liability Insurance in not less than the following amounts:

$1,000,000 bodily injury by accident, each accident;

$1,000,000 bodily injury by disease, each employee; and

$1,000,000 bodily injury by disease, policy limit.

(e)                                  Commercial Automobile Liability Insurance. If applicable, Subcontractor shall carry Automobile Liability Insurance with limits of not less than One Million Dollars ($1,000,000.00) combined single limit. Manager shall be named as an additional insured on such policy.

(f)                                    Property Management Professional Liability Insurance. Subcontractor shall carry property management professional liability insurance with limits of not less than One Million Dollars ($1,000,000.00) per claim.

(g)                                 Employment Practices Liability Insurance. Subcontractor shall maintain employment practices liability insurance with limits not less than Seven Hundred Fifty Thousand Dollars ($750,000). Such insurance shall include third party discrimination and harassment coverage.

(h)                                 Employee Dishonesty Insurance/Fidelity Bond. Subcontractor shall maintain employee dishonesty or crime insurance, which may be in the form of a fidelity bond, with limits not less than One Million Dollars ($1,000,000). Such insurance shall include third party coverage and name Manager as loss payee.

(i)                                     Certificates of Insurance. Each party shall provide to the other a certificate of insurance evidencing that the insurance policies required pursuant to this Article III are in full force and effect and shall provide to each other evidence of each party’s renewal of such insurance policies annually within twenty (20) days of expiration of such policies. Subcontractor shall collect from all tenants of the Project certificates of insurance evidencing the existence of all insurance (if any) required by each tenant’s Lease. Subcontractor shall use commercially reasonable efforts to obtain a new certificate of insurance from each tenant at least twenty (20) days prior to the date on which an insurance policy described in a certificate of insurance previously delivered by the tenant would expire. Subcontractor shall retain the original of each certificate for its tenant file.

(j)                                     Contractors and Vendors. Subcontractor shall require that all parties performing work on or with respect to the Project, including, without limitation, contractors, subcontractors, materialmen and service vendors, maintain insurance coverage at such party’s expense, in the following minimum amounts and naming Manager and Subcontractor as additional insureds:

(i)	Worker’s Compensation:	Statutory Amount

(ii)	Employer’s Liability:	$1,000,000 bodily injury by accident, each accident;

20

$1,000,000 bodily injury by disease, each employee;
$1,000,000 bodily injury by disease, policy limit

(iii)	Commercial General Liability, including Broad Form Endorsement	$1,000,000 each occurrence;
$2,000,000 general aggregate

(iv)	Commercial Automobile	$1,000,000 combined single limit Liability

Manager may require higher limits depending on the work involved. Subcontractor must obtain Manager’s written permission prior to waiving any of the above insurance requirements. Upon prior notice to Manager, Subcontractor shall have the right to increase the amounts of insurance described above and to require additional insurance. Subcontractor shall obtain and keep on file a certificate of insurance evidencing the existence of the coverages described above prior to permitting any contractor, subcontractor, materialman or vendor to work on the Project.

(k)                                  Cooperation with Insurers. Subcontractor shall cooperate with and provide reasonable access to the Project to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made. Subcontractor shall use its best efforts to comply with all requirements of insurers.

(l)                                     Accidents and Claims. Subcontractor shall promptly investigate and shall report in detail to Manager all accidents and claims for damage relating to the ownership, operation or maintenance of the Project, and any damage or destruction to the Project and the estimated costs of repair thereof, and shall prepare for approval by Manager all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Manager promptly, and shall be noted in the monthly reports delivered to Manager pursuant to Section 3.13 below. Subcontractor shall assist Manager with Manager’s settlement of any claim against an insurance company arising out of any policy, in executing proofs of loss and adjustments of loss, and in collecting and receiving loss proceeds.

(m)                               Indemnification.

(i)                                     Subcontractor hereby agrees to indemnify, hold harmless and defend the Owner, Manager and all Affiliates of the Owner and Manager and their respective stockholders, officers, directors, employees and managers (the “Manager Indemnified Parties”) from and against any and all Losses to the extent arising, directly or indirectly, from or in connection with Subcontractor’s (i) gross negligence, (ii) willful misconduct, (iii) breach of this Agreement, (iv) violations of any law (“Unauthorized Acts”), and/or (v) any actual misrepresentations made by Subcontractor or its employees or agents to tenants, prospective tenants, real estate brokers or other third parties. This indemnity shall survive the termination of this Agreement.

(ii)                                  Manager shall indemnify, defend and hold Subcontractor and its stockholders, officers, directors, employees, managers, successors and assigns (collectively, the “Subcontractor Indemnified Parties”) harmless from and against any Losses to the extent arising out of or in connection with the management of the Project and the operation thereof, except for Subcontractor’s (i) gross negligence, (ii) willful misconduct, (iii) breach of this Agreement, (iv) any actual misrepresentations made by

21

Subcontractor or its employees or agents to tenants, prospective tenants, real estate brokers or other third parties, or (v) Unauthorized Acts. The indemnities contained herein shall survive the termination of this Agreement. Manager agrees to defend and indemnify and hold harmless the Subcontractor Indemnified Parties from and against any and all Losses arising out of any violation, breach or failure of the Project to comply with any or all state or federal laws applicable to the Project, except for any violations caused by the misconduct and/or negligence of Subcontractor, its agents, servants, or employees.

(iii)                               These indemnity provisions shall survive the expiration or earlier termination of this Agreement. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding. If the indemnifying party assumes the defense of any such claim or legal proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such claims or legal proceedings and at the indemnifying party’s sole cost and expense shall take all steps necessary in the defense or settlement thereof. The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the indemnified party, unless (a) the indemnifying party admits in writing its liability to hold the indemnified party harmless from and against any Losses arising out of such settlement, (b) concurrently with such settlement the indemnifying party pays into court the full amount of all Losses to be paid by the indemnifying party in connection with such settlement and obtains a full release of any liability of the indemnified party which is not conditioned upon any further payment, and (c) such settlement would not otherwise have a material adverse effect on the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the indemnifying party does not assume (or continue to diligently and competently prosecute) the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate (and the indemnifying party may participate at its own expense), including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party but such settlement shall not be made without the prior written consent of the indemnifying party (which consent will not be unreasonably withheld) unless the indemnified party agrees that the indemnifying party is not liable for such claim under this Agreement.

(iv)                              In the event of any occurrence which may give rise to a claim by an indemnified party against an indemnifying party hereunder, the indemnified party will give notice thereof to the indemnifying party; provided, however, that failure of the indemnified party to timely give the notice provided in this Section 3.10 shall not be a defense to the liability of an indemnifying party for such claim, but such indemnifying party may recover from the indemnified party any actual damages arising from the indemnified party’s failure to give such timely notice.

3.11                           Annual Business Plan.

(a)                                  On or before October 1 of each calendar year during the term of this Agreement, Subcontractor shall prepare and submit to Manager for Manager approval an “Annual Business Plan” in the form attached hereto as Exhibit B (which form may be revised by Manager from time to time), for the Project for the promotion, leasing, management, operations, repair and

22

maintenance of the Project for each calendar year during which this Agreement is in effect. The Annual Business Plan shall include a detailed budget of projected income and expenses for the Project for such calendar year (the “Operating Budget”) and a detailed budget of projected capital improvements for the Project for such calendar year (the “Capital Budget”).

(b)                                 Subcontractor shall meet with Manager to discuss the proposed Annual Business Plan, and Manager shall notify Subcontractor with respect to the approval or disapproval of the proposed Annual Business Plan within twenty (20) days following the receipt of the Annual Business Plan. Any notice which disapproves a proposed Annual Business Plan must contain specific objections in reasonable detail. If Manager fails to provide approval of a proposed Annual Business Plan within such twenty-day period, the proposed Annual Business Plan shall be deemed to be disapproved and the Annual Business Plan in effect for the previous calendar year shall remain in effect until Manager approves a new Annual Business Plan for such Project. Manager acknowledges that the Operating Budget is intended only to be a reasonable estimate of the Project’s income and expenses for the ensuing calendar year. Subcontractor shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.

(c)                                  Subcontractor agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the Operating Budget which is a part of the approved Annual Business Plan either in total or in any one accounting category. Any expense causing or likely to cause a variance of greater than five percent (5%) or $5,000, whichever is greater, in any one accounting category on a cumulative year-to-date basis shall be promptly explained to Manager by Subcontractor in the next monthly report submitted by Subcontractor to Manager under Section 3.13 below. During the calendar year Subcontractor shall inform Manager of any major increases or decreases in costs, expenses, and income that were not reflected in the Annual Business Plan.

3.12                           Records. Subcontractor shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Project. Such records shall be maintained in accordance with Generally Accepted Accounting Principles (“GAAP”). Manager and persons designated by Manager shall at all reasonable times have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Project and this Agreement, all of which Subcontractor agrees to keep safe, available and separate from any records not pertaining to the Project, at a place recommended by Subcontractor and approved by Manager. Subcontractor shall provide any and all records reasonably requested by Manager or Manager’s auditors in compliance with GAAP to regulators and Manager’s lender(s) as may be designated from time to time by Manager.

3.13                           Monthly Reports. On or before noon Central Standard Time on the tenth (10th) day after the end of each month (the “Monthly Report Deadline”) during the term of this Agreement, Subcontractor shall prepare and submit to Manager the reports outlined on Exhibit C attached hereto and the following reports and statements:

(i)                                     rental collection record;

(ii)                                  monthly operating and cash flow statement;

(iii)                               copy of cash disbursements ledger entries for such period, if requested;

(iv)                              copy of cash receipts ledger entries for such period, if requested;

23

(v)                                 the original copies of all contracts entered into by Subcontractor on behalf of Manager during such period, if requested; and

(vi)                              copy of ledger entries for such period relating to security deposits maintained by Subcontractor, if requested.

In addition to the above, Subcontractor shall deliver to Manager any additional reports and statements as may be reasonably requested by Manager. If the Monthly Report Deadline falls on a Saturday, Sunday, or a holiday (as determined by Manager), then the foregoing Monthly Reports shall be due on or before noon Central Standard Time on the first business day following such Saturday, Sunday or holiday.

3.14                           Compliance with Legal Requirements. Subcontractor shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Subcontractor shall promptly, and in no event later than 72 hours from the time of receipt, notify Manager in writing of all notices of violation or other notices relating the Project from any governmental authority, board of fire underwriters or insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate. Subcontractor shall be responsible for notifying Manager in the event it receives notice that any improvement on the Project or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Subcontractor shall promptly forward to Manager any complaints, warnings, notices or summonses received by it relating to such matters. Manager represents that to the best of its knowledge the Project and any equipment thereon will upon acquisition by Manager comply with all such requirements. Manager authorizes Subcontractor to disclose the ownership of the Project to any such officials. Manager agrees to indemnify, defend, and hold harmless Subcontractor and the other Subcontractor Indemnified Parties from and against any and all Losses that may be imposed on them or any or all of them by reason of the failure of Manager to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.

Manager acknowledges that Subcontractor does not hold itself out to be an expert or consultant with respect to, or represent that, the Project currently complies with Governmental Requirements. Subcontractor shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Subcontractor, including the collection and payment of all margin, sales and other taxes (other than income taxes) which may be assessed or charged by any governmental entities in the state in which the Project is located in connection with Subcontractor’s compensation (set forth in Article IV below). If Subcontractor discovers the Project does not comply with any Governmental Requirements, Subcontractor shall make reasonable efforts to bring the Project into compliance with such Governmental Requirements, subject to the limitation contained in Section 3.5 of this Agreement regarding the making of alterations and repairs, but Subcontractor shall have no liability hereunder if such reasonable efforts are not sufficient to bring the Project into compliance. Subcontractor, however, shall not take any such action as long as Manager is contesting or has affirmed its intention to contest and promptly institute proceedings contesting any such order or requirement. If, however, failure to comply promptly with any such order or requirement would or might expose Subcontractor to civil or criminal liability, Subcontractor shall have the right, but not the obligation, to cause the same to be complied with and Manager agrees to indemnify and hold harmless Subcontractor and the other Subcontractor Indemnified Parties from and against any and all Losses that may be imposed on them or any or all for taking such actions and to promptly reimburse Subcontractor for expenses incurred thereby. Subcontractor also shall not be liable for any effort or judgment or for any mistake of fact of law, or for

24

anything which it may do or refrain from doing hereinafter, except as otherwise expressly provided in this Agreement.

3.15                           Performance of Accounting Function. All accounting performed by Subcontractor with respect to the Project shall be conducted by means of “Real Page” remote access software. Subcontractor acknowledges that an owner of direct or indirect interests in the Owner is part of a consolidated group whose parent company is a publicly registered entity or that operates in a manner similar to a publicly registered entity, and that it is of utmost importance that Subcontractor perform its accounting functions with respect to the Project in an accurate and timely manner in order to enable such parent company to comply with all of its regulatory and other similar obligations. Notwithstanding anything contained herein to the contrary, in the event that more than two (2) times in any period of twelve (12) consecutive months Subcontractor either (i) causes a material inaccuracy to be present in any financial report prepared by Subcontractor with respect to the Project, or (ii) fails to prepare and deliver to Manager any report required by this Agreement in a timely manner, then Manager shall have the right at any time thereafter, by written notice to Subcontractor, to relieve Subcontractor of its accounting and reporting duties under this Agreement with respect to the Project. In such event, the Management Fee defined in Section 4.1 shall be reduced by a percentage to be mutually agreed upon by the parties on a case-by-case basis.

(a)                                  Property Data: “Property Data” shall mean any and all data or other information of any kind in any way relating or pertaining to Manager or its Affiliates, its business or its clients (existing or prospective), or any properties, or other assets or proprietary interests of Manager or an Affiliate of Manager or its clients (existing or prospective), and whether prepared, collected, or otherwise made available by or to Subcontractor in connection with the performance of its obligations under this Agreement or otherwise, except for information described in Section 3.15(c) below.

(b)                                 Safeguarding Property Data: Subcontractor recognizes that the Property Data is owned by Manager. Thus, Subcontractor shall establish and maintain safeguards consistent with industry standard and reasonably necessary to prevent the destruction, loss, or alteration of any Property Data in the possession of Subcontractor. Such safeguards shall be subject to the reasonable approval of Manager, which approval shall not be unreasonably withheld. Manager agrees to store, maintain and safeguard the Property Data during the term of this Agreement and up to seven (7) years following the expiration or earlier termination of this Agreement. All reasonable costs associated with storing and maintaining the Property Data and related records shall be approved in advance by Manager and shall be borne by the Project.

(c)                                  Confidentiality:

(i)                                     Subcontractor acknowledges that some or all of the Property Data may be proprietary and confidential in nature. Subcontractor shall use the Property Data only for purposes of this Agreement and shall not disclose such Property Data to any third party without the prior written consent of Manager.

(ii)                                  Notwithstanding the foregoing, Subcontractor may disclose the Property Data to Subcontractor’s agents, consultants, or subcontractors as and to the extent required to perform its obligations under this Agreement, provided that Subcontractor requires such persons to protect the Property Data and to use the information solely in furtherance of the purposes for which the information was disclosed to Subcontractor.

(iii)                               Subcontractor’s obligations under this Section 3.15 will not apply to information that: (i) is or becomes generally available to the public without breach by

25

Subcontractor, or (ii) is independently developed by Subcontractor without use of the disclosed Property Data.

(iv)                              Subcontractor expressly understands and acknowledges (a) that the Property Data may constitute material, non-public information regarding Manager or its Affiliates; (b) several of the entities affiliated with Manager are publicly held; (c) that federal and state securities laws forbid a person from purchasing, selling or otherwise engaging in transactions in securities or derivative securities related to securities of a public company while in possession of material, nonpublic information about that company, or communicating such information to another person who may purchase, sell or otherwise engage in transactions in securities or derivative securities related to securities of that public company; and (d) that such laws provide strict penalties (including civil and criminal fines and incarceration) for the violation thereof. Subcontractor agrees not to violate those laws. Subcontractor also agrees to take steps to assure that each person given access through Subcontractor to such Property Data is aware of those laws and to take all commercially reasonable steps to supervise each person given access to such Property Data to assure that such person does not violate those laws.

(v)                                 If Subcontractor receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the Property Data, Subcontractor shall provide prompt notice to Manager of such demand and, if reasonably practicable, shall afford Manager an opportunity to object to such demand; however, Subcontractor shall thereafter be permitted to disclose such Property Data to the extent required by law.

(vi)                              Subcontractor may disclose to third parties the existence and general nature of, but not the amounts payable by the Project or Manager to Subcontractor under any of the specific terms of, this Agreement; provided, however, that Subcontractor may disclose the amount of the Management Fee to its agents, attorneys, lenders and others with a reasonable need to know such information.

(vii)                           Upon termination or expiration of this Agreement, Subcontractor shall return to Manager any and all Property Data in Subcontractor’s possession, except to extent the Property Data must be retained or is required for internal recordkeeping purposes in compliance with applicable professional standards.

(viii)                        The provisions of this Section 3.15 shall survive the expiration or earlier termination of this Agreement.

(d)                                 Work Product: Manager and Subcontractor shall each have (jointly, not exclusively) ownership in and to any proprietary tools and methodologies (work product) created by Subcontractor and/or Manager exclusively in connection with this Agreement. If Subcontractor, in connection with the performance of its obligations under this Agreement, uses any pre-existing software owned or licensed by Subcontractor, such software shall remain the property of Subcontractor (or the licensor, as the case may be), and Manager shall have no proprietary rights therein. Likewise, if Manager, in connection with the performance of its obligations under this Agreement, uses any pre-existing software owned or licensed by Manager, such software shall remain the property of Manager (or the licensor, as the case may be), and Subcontractor shall have no proprietary rights therein. Upon the expiration or earlier termination of this Agreement, Subcontractor shall electronically furnish to Manager, in a format acceptable to Manager and without charge, one (1) master copy of the work product jointly owned by

26

Manager and Subcontractor, including computer software and the documentation developed by Subcontractor relating thereto. Upon written request by one party, Manager and Subcontractor shall in good faith prepare and execute such licensing or other agreements as are necessary or appropriate to effectuate the intent of the foregoing provisions of this Section 3.15.

ARTICLE IV

SUBCONTRACTOR’S COMPENSATION, TERM

4.1                                 Management Fee. Commencing on the date hereof, Manager shall pay Subcontractor a monthly management fee (“Management Fee”) equal to three and twenty-five hundredths percent (3.25%) of Gross Revenues for the Project for such month payable monthly in arrears.

4.2                                 Term. This Agreement commenced as of the date of this Agreement, and shall thereafter continue for a period of five (5) year(s) from said commencement date, unless otherwise terminated as provided herein. If no party gives written notice to the other at least thirty (30) days prior to the expiration date hereof that this Agreement is to terminate, then this Agreement shall automatically continue thereafter for consecutive one (1)-year periods until terminated by any party by written notice given at least thirty (30) days in advance of such termination.  Notwithstanding the foregoing, Manager may terminate this Agreement, in whole or in part (i) at any time upon delivery of written notice to Subcontractor not less than thirty (30) days prior to the effective date of termination, without cause, for any reason or for no reason, and (ii) immediately upon the occurrence of any of the following:

(a)                                  A decree or order is rendered by a court having jurisdiction (i) adjudging Subcontractor as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Subcontractor under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Subcontractor or a substantial part of the property of Subcontractor, or for the winding up or liquidating of its affairs; or

(b)                                 Subcontractor (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (iv) takes corporate or other action in furtherance of any of the aforesaid purposes;

(c)                                  The sale of the Project or the sale of the fund of which the Project is a part; or

(d)                                 The termination or expiration of the Master Agreement.

4.3                                 Subcontractor’s Obligations Upon Termination. Upon the termination of this Agreement, Subcontractor shall have the following duties:

(a)                                  Subcontractor shall deliver to Manager or its designee all books and records with respect to the Project.

(b)                                 Subcontractor shall transfer and assign to Manager, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the

27

Project, except personal property paid for and owned by Subcontractor. Subcontractor shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Manager, or its designee, regarding the operation, maintenance and leasing of the Project.

(c)                                  Subcontractor shall render to Manager an accounting of all funds of Manager in its possession and shall deliver to Manager a statement of all fees and reimbursements claimed to be due to Subcontractor and shall cause funds of Manager held by Subcontractor relating to the Project to be paid to Manager or its designee.

(d)                                 Within sixty (60) days immediately following the date of such termination, Subcontractor shall deliver to Manager the report required by Section 3.13 for any period not covered by such a report at the time of termination, and within sixty (60) days immediately following the date of such termination, Subcontractor shall deliver to Manager, as required by Section 3.13, the statement of operations for the fiscal year or portion thereof ending on the date of termination.

4.4                                 Manager’s Obligations Upon Termination. Upon any termination of this Agreement by Manager, Subcontractor shall be entitled to receive all compensation and reimbursements, if any, due to Subcontractor through the date of termination. Such amounts will be due Subcontractor no later than thirty (30) days from the date of such termination. All provisions of this Agreement that require Manager to have insured, or to defend, hold harmless and indemnify or to reimburse Subcontractor shall survive any expiration or termination of this Agreement, but only to the extent the applicable claim or cause of action is based on an event occurring prior to the date of termination.

The parties understand and agree that Subcontractor may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Subcontractor to pay bills previously incurred, Manager will, upon demand, advance sufficient funds to Subcontractor to ensure fulfillment of Subcontractor’s obligation to do so, within ten (10) days of receipt of notice and an itemization of such unpaid bills.

ARTICLE V

PROCEDURES FOR HANDLING RECEIPTS AND OPERATING CAPITAL

5.1                                 Security Deposits. Tenant security deposits shall be held by Subcontractor in accordance with the laws of the jurisdiction in which the Project is located. Manager agrees to indemnify and hold harmless Subcontractor and the other Subcontractor Indemnified Parties from and against any and all Losses with respect to any use by Manager of the tenant security deposits that is inconsistent with the terms of the Lease and applicable laws.

5.2                                 Banking Accommodations. Manager shall establish and maintain separate account(s) (the “Account”) for funds relating to the Project, in a bank determined by Manager, which Account shall be in compliance with lender requirements, if applicable. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of the Owner and shall be withdrawn and disbursed by Subcontractor for the account of the Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Subcontractor hereunder. No monies collected by Subcontractor on the Owner’s behalf shall be commingled with funds of Subcontractor. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

28

(a)                                  All sums received from rents and other income from the Project shall be promptly deposited by Subcontractor in the Account. Subcontractor shall have the right to designate two (2) or more persons, subject to Manager’s approval, who shall be authorized to draw against the Account, but only for purposes authorized by this Agreement. Except for payments required in the event of an emergency as provided in Section 3.5, any withdrawal by Subcontractor of an amount which would result in expenses of more than five percent (5%) or $5,000 (whichever is greater) in excess of the applicable amount provided for in the Operating Budget and/or Capital Budget then in effect shall require Manager’s prior written approval.

(b)                                 All sums due to Subcontractor hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Project and shall be paid and/or withdrawn by Subcontractor from the Account prior to making any other disbursements therefrom.

(c)                                  Upon instruction by the Manager, Subcontractor shall forward to Manager all monies contained in the Account other than a reserve in an amount designated by Manager and any other amounts otherwise provided in the Operating Budget and/or Capital Budget, which shall remain in the Account.

5.3                                 Depository Accounts. Manager and Subcontractor agree that Subcontractor shall have no liability for loss of funds of Manager contained in the Account for the Project maintained by Subcontractor pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount of federal or other deposit insurance applicable with respect to the financial institution in question.

5.4                                 Working Capital. In addition to the funds derived from the operation of the Project, Manager shall furnish and maintain in the operating accounts of the Project such other funds as may be necessary to discharge financial commitments required to efficiently operate the Project and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable. Subcontractor shall have no responsibility or obligation with respect to the furnishing of any such funds. Nevertheless, Subcontractor shall have the right, but not the obligation, to advance funds or contribute property on behalf of Manager to satisfy obligations of Manager in connection with this Agreement and the Project. Subcontractor shall keep appropriate records to document all reimbursable expenses paid by Subcontractor, which records shall be made available for inspection by Manager or its agents on request. Manager agrees to reimburse Subcontractor upon demand for money paid or property contributed in connection with the Project and this Agreement.

5.5                                 Authorized Signatures. Any persons from time to time designated by Subcontractor shall be authorized signatories on all bank accounts established pursuant to this Agreement and shall have authority to make disbursements from such accounts. Funds may be withdrawn from all such bank accounts, in accordance with this Article V, only upon the signature of an individual who has been granted that authority by Subcontractor. Subcontractor may endorse any and all checks received in connection with the operation of any Property and drawn to the order of the Owner, and Manager shall, upon request, furnish Subcontractor’s depository with an appropriate authorization for Subcontractor to make such endorsement. Subcontractor shall also have the authority to collect and handle tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of the Owner, with applicable state or local laws concerning security deposits and interest thereon, if any.

29

ARTICLE VI

MISCELLANEOUS

6.1                                 Assignment. Subcontractor may not assign or delegate its duties and rights, either in whole or in part, under this Agreement without the prior written consent of Manager, in its sole discretion. Manager shall have the right, exercised by and upon written notice to Subcontractor, to assign its rights under this Agreement to an Affiliate of Manager. Subject to the foregoing limitations regarding assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Whenever in this Agreement a reference is made to any of the parties hereto, such reference shall be deemed to include a reference to the successors and assigns of such parties.

6.2                                 Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth (5th) business day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 6.2.

Manager:	Behringer Harvard Opportunity II Management Services, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn: Chief Legal Officer

Subcontractor:	Grand Peaks Property Management, Inc.
4582 S. Ulster St. Pkwy., Suite 1200
Denver, Colorado 80237
Attn: James B. Phelps

6.3                                 Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto. There are no representations, agreements, arrangements or understandings, oral or written, between Manager and Subcontractor relating to the management or leasing of the Project that are not fully expressed herein.

6.4                                 No Waiver. The failure of Manager, Subcontractor or the owner of the Project to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Agreement shall not constitute a waiver thereof for the future.

6.5                                 No Partnership. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Manager, its successors or assigns, on the one part, and Subcontractor, its successors and assigns, on the other part.

6.6                                 Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation shall be held invalid or unenforceable, such provision should be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.

6.7                                 No Third Party Beneficiary. Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for

30

the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).

6.8                                 Captions, Plural Terms. Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular and any gender shall include all genders. Titles and captions herein shall not affect the construction of this Agreement.

6.9                                 Activities of Subcontractor. Subcontractor’s personnel located at the Project shall not engage in other activities or business ventures that are in competition with the business of the Owner except with Manager’s prior written consent.

6.10                           Attorneys’ Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.

6.11                           Signs. Subcontractor shall have the right to place signs on the Project in accordance with applicable Governmental Requirements stating that Subcontractor is the manager and leasing agent for the Project.

6.12                           Documents Required by Lender. In the event that a mortgagee of the Project (a “Mortgagee”) requests that Subcontractor execute a document in connection with a loan to the Owner, Subcontractor will respond to such request promptly and will not unreasonably withhold its consent to such document. Without limiting the generality of the preceding sentence, Subcontractor agrees that it will execute and deliver, in a form reasonably acceptable to the Owner, the following documents within ten (10) days after request therefore: (a) an agreement that a Mortgagee may terminate this Agreement if a default occurs in respect of the loan secured by the Project; (b) an estoppel certificate certifying that this Agreement is in full force and effect and containing such other certifications as may be reasonably requested; (c) an agreement subordinating this Agreement to any mortgage or deed or trust held by a Mortgagee; and (d) a waiver by Subcontractor of any right to assert a lien against the Project. Subcontractor shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of any mortgage documents in respect of the Project, provided that Subcontractor has been furnished with copies of such mortgage documents.

6.13                           Survival of Indemnities. The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of any claim or cause of action based on an event occurring prior to the date of termination.

6.14                           Publicity. Subcontractor shall not reference the Owner or any Affiliate of the Owner in any of its marketing materials, announcements or press releases without the express written consent of Manager.

6.15                           Specific Performance. The parties acknowledge that damages may be an insufficient remedy in the event of a breach by a party under this Agreement and agree that in the event of any such breach a party shall have the right to equitable remedies, including specific performance and injunctive relief.

31

6.16                           Compliance with Laws. This Agreement shall be performed in accordance with all applicable federal, state and local laws, codes, regulations and ordinances.

6.17                           Ownership of Proprietary Property. Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property. To the extent that Subcontractor has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Subcontractor may provide regarding the Proprietary Property, Manager hereby assigns and transfers exclusively to Subcontractor all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Manager or any other party, in and to the Proprietary Property. In addition, at Subcontractor’s expense, Manager will perform any acts that may be deemed desirable by Subcontractor to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to Subcontractor, including but not limited to the execution of any instruments or documents now or hereafter requested by Subcontractor to perfect, defend or confirm the assignment described herein, in a form determined by Subcontractor.

6.18                           Governing Law, Venue. This Agreement shall be construed under and in accordance with the laws of the State of Texas, without regard to any choice of law rules, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in Dallas County, Texas.

6.19                           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

6.20                           Savings Clause. If any provision of this Agreement is held unenforceable, then such provision will be modified to reflect the parties’ intention. By way of example and without limitation, if any provision requiring the reimbursement of certain of Subcontractor’s expenses should be deemed unenforceable, the parties shall take such action to reach an agreement for Manager to pay such reimbursable expenses. All remaining provisions of this Agreement shall remain in full force and effect.

6.21                           Compliance Amendments. Notwithstanding anything contained herein to the contrary, in the event that legal counsel for Manager reasonably determines that an amendment to this Agreement is necessary or advisable in order for this Agreement to comply with applicable securities laws, the offering documents pertaining to BH OP REIT II or the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association, Inc., effective September 29, 1993, as amended, or the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc., effective May 7, 2007 (as amended), then Manager and Subcontractor shall, within ten (10) days after request from Manager, execute such an amendment; provided, however, that no such amendment may decrease the compensation to which Subcontractor is entitled hereunder or materially increase Subcontractor’s liabilities or obligations under this Agreement without Subcontractor’s written consent; provided further, however, that if any such amendment increases Subcontractor’s duties hereunder or the costs to provide the services hereunder, Subcontractor shall be entitled to a reasonable increase in its Management Fee, in an amount to be determined by the parties.

6.22                           REIT Compliance. Subcontractor hereby acknowledges that it has been informed that Manager is an Affiliate of a publicly registered entity that is a real estate investment trust (the “Behringer Harvard REIT”), and consequently Manager must comply with certain statutory and regulatory limitations under the Internal Revenue Code (the “Code”) in relation to the status of Behringer Harvard REIT as a real estate investment trust (a “REIT”) under the Code. In connection therewith, and notwithstanding anything in this Agreement to the contrary, Subcontractor agrees to comply with the REIT Compliance Guidelines attached hereto as Exhibit D, as supplemented or amended from time to time by Manager.

32

6.23                           Sarbanes-Oxley. Subcontractor shall use commercially reasonable efforts to assist Manager in establishing procedures and controls (not to be inconsistent with the rights and obligations of Subcontractor under this Agreement) to comply with, and to evidence compliance with, the Sarbanes-Oxley Act of 2002, as now or hereafter amended, as such statue relates to financial reporting in respect of the Project. Within fifteen (15) days after written notice from Manager, Subcontractor will provide Manager with such customary and reasonable certifications as Manager may reasonably request to enable the Owner to meet its financial certification obligations under such statute as such statute relates to financial reporting in respect of the Project; provided, however, that such certifications may be given by Subcontractor to its actual knowledge without any duty of investigation. Any and all costs and expenses incurred by Subcontractor related to this Section 6.23 shall be reimbursed by Manager to Subcontractor and shall not constitute operating expenses or be included in the calculation of Gross Revenues (i.e., such costs shall be borne by the owner of the Project as ownership costs); provided, however, that to the extent Subcontractor incurs Sarbanes-Oxley compliance costs to satisfy the requirements of other companies for which Subcontractor performs services, Subcontractor shall reasonably allocate such costs among such companies and Manager.

6.24                           Prohibited Persons and Transactions.

(a)                                  Subcontractor represents and warrants to Manager that Subcontractor and, to Subcontractor’s knowledge, each of its officers, directors and shareholders that own ten percent (10%) or more of Subcontractor are currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”)), or other governmental action; and that Subcontractor and, to Subcontractor’s knowledge, each of its officers, directors and shareholders that own ten percent (10%) or more of Subcontractor are not and will not be a person with whom Manager or the Owner is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), H.R. 3152, Public Law 107-56 and the Executive Order and regulations promulgated thereunder and including persons and entities named on the OFAC Specially Designated Nations and Blocked Persons List.

(b)                                 As part of Subcontractor’s compliance with the regulations of OFAC, Subcontractor shall be responsible for conducting (or shall cause a third-party service provider, at the expense of the Owner and with Manager’s prior written approval, to conduct) a periodic screening process (the “OFAC Screening”) to verify that each prospective tenant is not a “Prohibited Person.” The reasonable expenses incurred by Subcontractor in performing the OFAC Screening shall be reimbursed by Manager. As used in this Agreement, a “Prohibited Person” is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the Executive Order), or other governmental action. The OFAC Screening may utilize Subcontractor’s standard process, but at a minimum shall be conducted for each prospective tenant and its control parties, prior to the execution of any new tenant Lease. Subcontractor shall keep copies of all OFAC Screening reports for all prospective tenants. The OFAC Screening reports shall include (without limitation) (A) the names of, and any other information pertaining to all individuals and entities processed through the OFAC Screening, (B) the date of such OFAC Screening, (C) any potential issues or problems identified in the OFAC Screening process and (D) the steps taken to clear such issues or

33

problems and verify that the individual or entity in question is not, in fact, a Prohibited Person. Subcontractor shall provide the OFAC Screening reports to Manager simultaneously with Subcontractor’s submission of the Monthly Performance Report (and in all events prior to Manager’s execution of a Lease agreement with a prospective tenant) and shall cooperate with Manager to obtain such additional information as may be necessary to clear a prospective tenant who does not clear an OFAC Screening and verify that the prospective tenant and/or their control parties is not a Prohibited Person.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

34

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized representatives.

MANAGER:	SUBCONTRACTOR:

BEHRINGER HARVARD OPPORTUNITY II	GRAND PEAKS PROPERTY
MANAGEMENT SERVICES, LLC,	MANAGEMENT, INC.,
a Texas limited liability company	a Colorado corporation

By:	By:
Gerald J. Reihsen, III	James B. Phelps
Executive Vice President – Corporate	President
Development and Legal

35

EXHIBIT A

PROJECT LEGAL DESCRIPTION

PHASE I:

Parcel I:

Tract No. 1 and 2, less and except the West 410.00 feet thereof (as measured at right angles to the West line of said tracts), of the Plat of the The Hamptons or North Lauderdale, according to the Plat thereof recorded in Plat Book 109, Page 24, of the Public Records of Broward County, Florida.

Parcel II:

Easement for the benefit of Parcel 1 as created by “Pedestrian Bridge Easement Agreement” dated May 28, 1987 and filed July 2, 1987 in Official Records Book 14589, at Page 3, granted for the purposes set forth in said document, over, under and across the land described as follows:

Commencing at the Southeast corner of the West 410.00 feet of Tracts No. 1 and No. 2 of the Plat entitled “The Hamptons of North Lauderdale”, as recorded in Plat Book 109, at Page 24, of the Public Records of Broward County, Florida, thence North 01 degrees 39 minutes 59 seconds West, along the East boundary of the said West 410.00 feet of Tract No. 1 and No. 2, a distance of 418.08 feet; thence South 85 degrees 17 minutes 58 seconds East, 546.00 feet to the Westerly right-of-way line of said canal and the Point of Beginning; thence continue South 85 degrees 17 minutes 58 seconds East 70.67 feet to the Easterly right-of-way line of said canal and a point of intersection with a curve, concave Easterly radial line through said point bears South 80 degrees 10 minutes 10 seconds West; thence Southerly along said Easterly canal right-of-way line and the arc of said curve, having a radius of 215.00 feet and a delta of 05 degrees 26 minutes 50 seconds, and an arc length of 20.44 Feet; thence North 85 degrees 17 minutes 58 seconds West, 71.73 feet to the Westerly right-of-way line of said canal and a point of intersection with a curve, concave Easterly; (radial line through said point bears South 87 degrees 51 minutes 37 seconds West), thence Northerly along said Westerly canal right-of-way and the arc of a curve, having a radius of 285.00 feet, a delta of 04 degrees 04 minutes 14 seconds and an arc length of 20.25 feet to the Point of Beginning.

PHASE II:

That part of Tract 8, of The Hamptons of North Lauderdale, according to the plat thereof, as recorded in Plat Book 109, Page 24. Public Records of Broward County, Florida, which lies South of that 70 foot Canal Right of Way as recorded in Official Records Book 4151, page 969, and as set forth on said plat.

36

EXHIBIT B

FORM OF ANNUAL BUSINESS PLAN

Community Name

2009 Operating / Asset Management Plan

Date Completed

Completed By:

37

I.              PROPERTY DESCRIPTION

Date of BH Acquisition:

Property Name:

Location:

Total Square Footage:

# of Buildings/# of Stories:

Year Built:

Condition:

Construction Type:

Parking: Garages: Covered: Open: Total:

Occupancy at Acquisition:	Leased -
Occupied -

Current Occupancy:	Leased -
As of: / /2008	Occupied -

II.            LOCATION DESCRIPTION

III.           SWOT ANALYSIS

Strengths:

•

•

Weaknesses:

•

•

Opportunities:

•

•

Threats:

•

•

2

38

IV.           ASSET STRATEGY (SHORT / LONG-TERM GOALS)
Short-Term Goals (Include Dates)

•

•

•

•

Long-Term Goals (two to five years):

•

•

•

•

V.            LEASE EXPIRATIONS

Insert lease expiration report for 2009 from Yardi or RealPage.

VI.           2009 MARKETING PLAN

Goals:

1.  Maintain 95% occupancy throughout 2009

2.  Maintain 20 or more pieces of traffic per week

3.  Maintain 20 or more leases per month

4.  Maintain 15 or more renewals per month

Rental Revenues:

Advertising:

Trade Publications:

Internet Advertising:

Apartmentguide.com and Forrent.com:

3

39

Locators/Realtors:

Models:

Resident Retention:

Premier services available to residents:

•

Staffing:

Bonus Incentives:

VII.          CURRENT MARKET SURVEY

Insert the most current market survey

VIII.        FINANCIAL OVERVIEW

	2008 Forecast	$ / Psf	2009 Budget	$ / Psf	Variance	%
Total Ope. Rev.				$—	$—	#DIV/0!
Total Ope. Exp.		$—		$—	$—	#DIV/0!
NOI	$—	$—	$—	$—	$—	#DIV/0!

Revenue narrative (explain material variances > $5K & 10%):

Expense narrative (explain material variances > $5K & 10% by Category):

4

40

IX.           CAPITAL

2009 budgeted Total Capital is: $

2009 Anticipated work includes:

Exterior Replacements	Target Date	Budgeted Amount

Interior Replacements	Target Date	Budgeted Amount

5

41

EXHIBIT C

MONTHLY REPORTS

Operating Month End Reports

Operations

1–Executive Summary

2–Variance Analysis

3–Marketing Survey

4–Marketing Plan (Quarterly)

Financials

5–Balance Sheet

6–Income Statement Budget Comparison

7–Actual to Budget Detail

8–Cash Flow Statement

9–Trial Balance with year-end balances

10–Trial Balance with monthly net activity

11–General Ledger

Reconciliations/Reports

12–Bank Statement and Reconciliation for all cash accounts

A–Reconciliation

B–Bank statement

C–Outstanding checklist

D–Deposit summary

E–General ledger for cash account only

13–Restricted Cash Support (Mortgage Statement &. Escrow Support)

14–Accounts Receivable Aging Report

15–Accounts Receivable Misc. Reconciliation

16–Prepaid Liability Insurance Reconciliation

17–Prepaid Property Tax Reconciliation (If Necessary)

18–Other Prepaid Reconciliation

19–Deposit (Utility) Reconciliation (If Necessary)

20–Depreciation Schedule

21–Aged Payable Report

22–Accrued Other Payable Reconciliation

23–Equity Roll

24–Check Register

25–Payroll Accrual

26–Accrued Real Estate Tax Reconciliation (with roll forward attached)

27–Accrued Interest Reconciliation (with roll forward attached)

28–Accrued Insurance Reconciliation

29–Accrued Other Payable Reconciliation

30–Security Deposit Activity

31–Tenant Prepaid Reconciliation

32–Notes Payable – Mortgage Statement

33–Support for any Balance sheet Account Not Specifically Mentioned

34–Resident Lease Expirations

35–Gross Potential Rent

36–Rent Roll

37–Management Free Calculation

38–Journal Entry Register

39–Distribution Worksheet (If Applicable)

42

EXHIBIT D

REIT COMPLIANCE GUIDELINES

Subcontractor shall perform its duties under this Agreement and this Exhibit D in such a manner that all of the gross income derived from the Project will consist of (i) interest (as referred to in Section 856(c)(2)(B) or Section 856(c)(3)(B) of the Internal Revenue Code of 1986, as the same may be amended from time to time (the “Code”)), (ii) rents from real property (as defined in Section 856(d) of the Code), (iii) abatements and refunds of taxes on real property (as referred to in Section 856(c)(2)(E) of the Code), or (iv) income or gain derived from foreclosure property (as defined in Section 856(e) of the Code) (items (i) through (iv) above being referred to herein as “Qualifying Income”), unless Subcontractor obtains the written consent of Manager, which consent may be granted or withheld within the sole discretion of Manager, prior to that point in time when such other gross income would accrue as income for federal income tax purposes. If Subcontractor desires to act or otherwise enter into a transaction that could generate gross income other than Qualifying Income, Subcontractor will notify Manager of the proposed action or transaction. Subcontractor and Manager will cooperate in attempting to structure the proposed action or transaction in a manner that produces Qualifying Income. If Subcontractor and Manager are not able to structure the proposed action or transaction to the satisfaction of Manager, Subcontractor will not take the proposed action or close the proposed transaction or otherwise obtain for Manager the right to receive gross income without the prior written consent of Manager, which consent may be granted or withheld within the sole discretion of Manager.

a.                                       Except as provided below in this Exhibit D, after the date of this Agreement, all Leases entered into with respect to the Project shall utilize a standardized form lease approved by Manager (without any side agreements), as such standardized lease form may be amended from time to time with the written consent of Manager. Any side agreement, amendment or deviation from the standardized lease form (including any amendment that deviates from the standardized lease amendment form) must be consented to in the approved Annual Business Plan or in writing by Manager prior to the execution of such Lease or amendment, which consent may be granted within the sole discretion of Manager. In the case of a sublease or assignment, Subcontractor will not consent to an assignment or sublease that deviates from the standardized lease form without the written consent of Manager, which consent may be granted or withheld in the sole discretion of Manager.

b.                                      Each service considered rendered to lessees of the Project within the meaning of Section 1.512(b)-1(c)(5) of the Treasury Regulations, whether or not there is a separate charge for such service, shall be performed by an independent contractor, as such term is defined in Section 856(d)(3) of the Code. As of the date of this Agreement, each party represents, as to itself only, that there is no arrangement in place pursuant to which Subcontractor, or Manager, BH OP REIT II, or BHOP II (Manager, BH OP REIT II, and BHOP II, either individually or collectively, referred to herein as “Behringer Harvard”) will receive or derive income from any independent contractor providing services to lessees of the Project. If Subcontractor receives express authorization from Manager to contract with a service contractor or other party to provide services for lessees of the Project, Subcontractor will not take any action, enter into any agreement or otherwise arrange for Subcontractor or Behringer Harvard to derive or receive any income from any independent contractor providing services to lessees of the Project. Subcontractor will not contract with any service contractor or other party who will perform services for lessees of the Project unless such service contractor or other party is an independent contractor,

43

as such term is defined in Section 856(d)(3) of the Code, from whom Subcontractor and Behringer Harvard will not derive or receive any income. Prior to Subcontractor entering into a contract with any service contractor or other party who will provide services to lessees of the Project, Subcontractor shall provide written notice to Manager of the name and address of each prospective contractor. Within five (5) business days of receipt of such written notice, Manager will notify Subcontractor whether the prospective contractor may qualify as an independent contractor within the meaning of Section 856(d)(3) of the Code or whether Behringer Harvard could be considered to derive any income from such contractor, and whether such prospective contractor is approved by Manager. Failure by Manager to respond within five (5) business days of Manager receiving such written notice shall constitute approval of the contractor by Manager only if Subcontractor shall have, by the fourth (4th) business day of such five (5) business days, confirmed with a representative of Manager that such notice was received by Manager. Subcontractor may rely on Manager’s approval or deemed approval of a contractor. If Behringer Harvard determines in its sole judgment that such prospective contractor could fail to qualify as an independent contractor from whom Behringer Harvard does not derive or receive any income as communicated in Manager’s notice to Subcontractor, Subcontractor will not contract with such contractor without the prior written consent of Manager, which consent may be granted or withheld within the sole discretion of Manager. Manager will provide to Subcontractor a list of persons, which list will be updated as determined by Manager, which Manager believes may not constitute independent contractors with respect to Behringer Harvard. Subcontractor will not contract with persons on such list.

c.                                       If Behringer Harvard determines, in its sole judgment, that such prospective lessee, sublessee or assignee could be a related party and communicates such conclusion in writing to Subcontractor, Subcontractor will not continue any discussions or negotiations with respect to a Lease with such prospective lessee or consent to the assignment or sublease without the prior written consent of Manager, which consent may be granted or withheld within the sole discretion of Manager. Manager may provide to Subcontractor a list of persons which Manager believes may be considered related to Behringer Harvard, which list will be updated as determined by Manager. Subcontractor will not market space at the Project or conduct Lease negotiations with persons on such list.

d.                                      Subcontractor will not propose that Manager enter into any Lease associated with the Project with respect to personal property unless such personal property is leased in connection with a Lease of real property and only if the rent attributable to the personal property at no time during the term of the Lease will exceed 10 percent of the total rent attributable to both real and personal property, within the meaning of Section 856(d)(1)(C) of the Code.

e.                                       Subcontractor will not propose that Manager enter into any Lease (or consent to any sublease or assignment) with respect to the Project if the determination of any amount under the Lease (or sublease or assignment) depends in whole or in part on the income or profits derived by any person from the Project, within the meaning of Section 856(d)(2)(A) of the Code.

f.                                         Subcontractor shall not perform any actual construction work in connection with the finish out, tenant improvements or the development or redevelopment of the Project. For purposes of this Exhibit D, construction work does not include performing construction management services.

44

g.                                      Each relationship between Subcontractor and any independent contractor will be an arm’s length relationship and the independent contractor will be adequately compensated for any services it performs, as determined by Manager and communicated to Subcontractor in writing. No independent contractor will be an employee of Manager or Subcontractor.

h.                                      If non-customary services are rendered to a lessee by any independent contractor, the cost of such services will be borne by the independent contractor, a separate charge must be received or retained by the independent contractor and the independent contractor must be adequately compensated for the services, as determined by Manager and communicated to Subcontractor in writing.

i.                                          Nothing in this Exhibit D shall allow Manager or Subcontractor to act contrary to the Agreement, except as expressly provided herein.

j.                                          From time to time upon request by Subcontractor, Manager shall make certain representatives available to consult with Subcontractor regarding the REIT compliance guidelines set forth in this Exhibit D, including without limitation compliance with the sections of the Code and Treasury Regulations cited herein.

45

Appendix B

INITIAL APPROVED BUDGET AND OPERATING PLAN

Parrot’s Landing

9/1/10 - 12/31/10

Monthly Operating Forecast

OPERATING STATEMENT	Sep-10	Oct-10	Nov-10	Dec-10
REVENUE
Market Potential	$522,221	$523,536	$525,484	$526,527
Mgmt./Model Units	0	0	0	0
Employee Discount	(933)	(935)	(938)	(940)
Upfront Concessions	0	0	0	0
Static Concessions	0	0	0	0
Potential Rent:	$521,289	$522,601	$524,546	$525,586
	5.0%	5.0%	5.0%	5.0%
Vacancy	(26,111)	(26,177)	(26,274)	(26,326)
Bad Debt	(13,056)	(13,088)	(13,137)	(13,163)
Rental Income:	$482,122	$483,336	$485,135	$486,097

Other Income	43,328	43,328	43,328	43,328
Total Revenue:	$525,450	$526,664	$528,463	$529,425

EXPENSES
Personnel	38,683	58,025	38,683	38,683
Marketing	5,645	5,645	5,645	5,645
Utilities	40,911	38,915	37,917	40,911
Turnover R&M	32,118	33,765	34,589	36,236
Property Tax	85,773	85,773	85,773	85,773
Admin. & Other	6,484	6,484	6,484	6,484
Insurance	7,887	7,887	7,887	7,887
Management 3.75%	19,704	19,750	19,817	19,853
Total Expenses:	$237,205	$256,244	$236,795	$241,472

NET OPERATING INCOME	$288,245	$270,421	$291,667	$287,953

Appendix C

PRE-APPROVED SIGNATORIES

Managing Member:

1.               James B. Phelps

2.               Helen Buehrle

3.               Diana Medina

4.               Donald L. Williams

BH:

1.               Gary Bresky

2.               Cindy Cooper

3.               Elaine Rainey

4.               Terri Crocker

5.               Stephanie Castle